  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 10, 1997
                                                     REGISTRATION NO. 333-27323
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 3
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                              AT HOME CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                          7370                 77-0408542
 (STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL  (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)  IDENTIFICATION NO.)

                               ----------------

                              425 BROADWAY STREET
                        REDWOOD CITY, CALIFORNIA 94063
                                (415) 569-5000
  (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                              KENNETH A. GOLDMAN
                            CHIEF FINANCIAL OFFICER
                              AT HOME CORPORATION
                              425 BROADWAY STREET
                        REDWOOD CITY, CALIFORNIA 94063
                                (415) 569-5000
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:

      GORDON K. DAVIDSON, ESQ.                    LARRY W. SONSINI, ESQ.
      LAIRD H. SIMONS III, ESQ.                 JAMES N. STRAWBRIDGE, ESQ.
      JEFFERY L. DONOVAN, ESQ.                    DAVID C. DRUMMOND, ESQ.
       DOROTHY L. HINES, ESQ.                    TREVOR J. CHAPLICK, ESQ.
         FENWICK & WEST LLP                        PAUL R. TOBIAS, ESQ.
        TWO PALO ALTO SQUARE                 WILSON SONSINI GOODRICH & ROSATI,
     PALO ALTO, CALIFORNIA 94306                 PROFESSIONAL CORPORATION
           (415) 494-0600                           650 PAGE MILL ROAD
                                             PALO ALTO, CALIFORNIA 94304-1050
                                                      (415) 493-9300

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] __________

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _________

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS +
+OF ANY SUCH STATE.                                                            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (Subject to Completion)

Issued July 10, 1997

                                8,000,000 Shares

                            [LOGO OF @HOME NETWORK]

                              At Home Corporation

                             SERIES A COMMON STOCK

                                  ----------

ALL OF THE SHARES OF SERIES A COMMON STOCK OFFERED HEREBY ARE BEING SOLD BY THE COMPANY. PRIOR TO THIS OFFERING, THERE HAS BEEN NO PUBLIC MARKET FOR THE SERIES A COMMON STOCK OF THE COMPANY. THE COMPANY HAS THREE SERIES OF COMMON STOCK:
SERIES  A  COMMON STOCK,  SERIES  B  COMMON STOCK  AND  SERIES  K COMMON  STOCK
(COLLECTIVELY,   THE  "COMMON  STOCK").   THE  SHARES   OF  COMMON  STOCK   ARE
SUBSTANTIALLY IDENTICAL, EXCEPT THAT (I) HOLDERS OF SERIES A AND SERIES K COMMON STOCK ARE ENTITLED TO ONE VOTE PER SHARE, AND HOLDERS OF SERIES B
 COMMON STOCK ARE ENTITLED TO TEN VOTES PER SHARE, ON ALL MATTERS SUBMITTED TO A VOTE OF STOCKHOLDERS, (II) THE HOLDERS OF SERIES A COMMON STOCK VOTE SEPARATELY AS A SERIES TO ELECT TWO DIRECTORS WHO ARE NOT OFFICERS OR EMPLOYEES OF THE COMPANY AND ARE NOT AFFILIATES OR ASSOCIATES OF TELE-
 COMMUNICATIONS,  INC.   ("TCI"),  COMCAST  CORPORATION   ("COMCAST")  OR  COX
 ENTERPRISES, INC. ("COX"), (III) THE HOLDERS OF SERIES B COMMON STOCK VOTE SEPARATELY AS A SERIES TO ELECT FIVE DIRECTORS, OF WHICH, PURSUANT TO A
  STOCKHOLDERS' AGREEMENT, THREE ARE TO BE DESIGNATED BY TCI, ONE IS TO BE DESIGNATED BY COMCAST AND ONE IS TO BE DESIGNATED BY COX, AND (IV) THE HOLDERS OF SERIES K COMMON STOCK VOTE SEPARATELY AS A SERIES TO ELECT ONE DIRECTOR. EACH SHARE OF SERIES B AND SERIES K COMMON STOCK IS CONVERTIBLE AT THE OPTION OF THE HOLDER INTO ONE SHARE OF SERIES A COMMON STOCK. IMMEDIATELY FOLLOWING THE COMPLETION OF THIS OFFERING, TCI WILL OWN ALL OF THE SERIES B COMMON STOCK AND WILL HAVE APPROXIMATELY 72.5% OF THE
   COMBINED VOTING POWER OF THE OUTSTANDING COMMON STOCK (ASSUMING NO EXERCISE OF THE OVER-ALLOTMENT OPTION GRANTED TO THE UNDERWRITERS). THEREFORE, TCI WILL HAVE THE ABILITY TO CONTROL MOST SIGNIFICANT MATTERS REQUIRING STOCKHOLDER APPROVAL, INCLUDING THE ELECTION OF A MAJORITY OF THE COMPANY'S DIRECTORS, SUBJECT TO CERTAIN SUPERMAJORITY APPROVAL RIGHTS HELD BY COMCAST AND COX. SEE "PRINCIPAL STOCKHOLDERS" AND "DESCRIPTION
   OF  CAPITAL STOCK."  IT IS  CURRENTLY ESTIMATED  THAT THE  INITIAL PUBLIC
    OFFERING PRICE WILL BE BETWEEN $9 AND $11 PER SHARE. SEE "UNDERWRITERS" FOR A DISCUSSION OF THE FACTORS TO BE CONSIDERED IN DETERMINING THE INITIAL PUBLIC OFFERING PRICE. THE SHARES OF SERIES A COMMON STOCK OFFERED HEREBY HAVE BEEN APPROVED FOR QUOTATION ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "ATHM" SUBJECT TO OFFICIAL NOTICE OF ISSUANCE.

                                  ----------

        THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS"
                          COMMENCING ON PAGE 5 HEREOF.

                                  ----------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES  COMMISSION   NOR  HAS  THE
  SECURITIES  AND EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION
   PASSED  UPON   THE  ACCURACY   OR  ADEQUACY   OF  THIS   PROSPECTUS.  ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  ----------

                               PRICE $    A SHARE

                                  ----------

                                                       UNDERWRITING
                                             PRICE TO DISCOUNTS AND  PROCEEDS TO
                                              PUBLIC  COMMISSIONS(1) COMPANY(2)
                                             -------- -------------- -----------
Per Share...................................   $           $             $
Total(3)....................................  $           $             $

-----
  (1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended. See "Underwriters."
  (2) Before deducting expenses estimated at $1,000,000 payable by the Company.
  (3) The Company has granted the Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of 1,200,000 additional Shares at the price to public less underwriting discounts and commissions for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, the total price to public, underwriting discounts and commissions, and proceeds to Company will be
      $   , $    and $   , respectively. See "Underwriters."
                                  ----------

  The Shares are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to approval of certain legal matters by Wilson Sonsini Goodrich & Rosati, counsel for the Underwriters. It is
expected that delivery of the Shares will be made on or about    , 1997 at the
office of Morgan Stanley & Co. Incorporated, New York, N.Y., against payment therefor in immediately available funds.


                                  ----------

         The activities of the Managers are being jointly coordinated.

MORGAN STANLEY   DEAN WITTER                                MERRILL LYNCH & CO.

                                  ----------


ALEX. BROWN & SONS                                            HAMBRECHT & QUIST
   INCORPORATED

     , 1997

  NO PERSON IS AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

  UNTIL    , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               ----------------

                               TABLE OF CONTENTS

                                      PAGE                                     PAGE
                                      ----                                     ----
Prospectus Summary..................    3   Management.......................   52
Risk Factors........................    5   Certain Transactions.............   63
The Company.........................   22   Principal Stockholders...........   70
Use of Proceeds.....................   23   Description of Capital Stock.....   71
Dividend Policy.....................   23   Shares Eligible for Future Sale..   73
Capitalization......................   24   Underwriters.....................   75
Dilution............................   25   Legal Matters....................   77
Selected Consolidated Financial             Experts..........................   77
 Data...............................   26   Change in Independent Auditors...   77
Management's Discussion and Analysis        Additional Information...........   77
 of Financial Condition and Results         Index to Consolidated Financial
 of Operations......................   27    Statements......................  F-1
Business............................   33

                               ----------------

  The Company intends to furnish its stockholders with annual reports containing consolidated financial statements audited by an independent public accounting firm and quarterly reports containing unaudited consolidated financial data for the first three quarters of each year.

                               ----------------

  @Home, @Home Network, @Media, @Work and the @ball logo are trademarks of the Company and are registered in certain jurisdictions. @Work Remote, @Work Internet, DirectConnect, Replicate, M-Cast and KnowledgeAPI are service marks of the Company. This Prospectus also includes trademarks of companies other than the Company.

                               ----------------

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SERIES A COMMON STOCK, INCLUDING ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITERS."

@HOME NETWORK
Narrative Description of Inside Cover Gatefold

LANDSCAPE GATEFOLD, INSIDER COVER PAGE:

  Title heading, left side--"@Home Network" [@ball logo], right side-- "Leveraging the cable infrastructure to deliver high-speed Internet services to consumers and businesses."

top left third of page:

  heading--"Multimedia Content"

  diagram showing two sample browser screens with content and features highlighted by dotted lines indicating specific captions.

  captions [clockwise from top left]--"Standard Web browser features and access", "Reviews and links to the "best of the Web"', "Collection of Industry-leading search engines", "Online directory of businesses and services", "Persistent link to @Home", "Local content: weather, movies, community events, etc.", "TuneIn: exclusive near CD quality audio service", "Scrolling news headlines", "Multimedia audio/video advertisements", "Links to related topics", "Main panel", "Cable Partners:", "Customer support button", "@Home Guide to channels", "@Home Community: chat groups, bulletin boards, etc."

  artwork consists of Cable Partners Company logos [directly below "Cable Partners:" caption noted above]--Comcast, Cox, Intermedia, Marcus Cable, Rogers, Shaw, TCI.Net.

bottom left third of page:

  heading--"@Media" [@ball logo]

  bullet point list--"Dynamic multimedia content", "Audio/video advertising", "Premium services"
top right two-thirds of page:

  heading--"@Network Architecture"

  diagram modeling physical and electrical structure of network connectivity with features highlighted by dotted lines indicating specific captions.

  external captions [clockwise from top left]--"@Home Service" [large font] "with Telephone Return Cable Modem", "Analog Telephone Line", "Regional Data Center (RDC)", "Network Access Point (NAP)", "The Internet", "Network Operations Center (NOC)", "NAP", "Private National Backbone", "@Work Remote" [large font caption], "Hybrid-Fiber Coax (HFC)", "Home Office", "Small Office", "@Work Internet" [large font], "Large Office, Medium Office or Small Office", "Telecommunications Network", "@Home Service" [large font] "with Multiple Dwelling Units (MDU)", "Cable Modem", "@Home Service" [large font] "with Two-Way Cable Modem".

  internal captions used repeatedly for specific network elements-- "Telecommunications Network", "Fiber Optic", "RDC", "HFC", "Headend"

  artwork consists of graphic representations of physical buildings and network hardware originating with "Network Operations Center(NOC)" caption at top center of diagram and branching out through a variety of network links to end-user stations. The @ball logo is used repeatedly at each node in the network.

Bottom middle third of page:

  heading--"@Home" [@ball logo]

  bullet point list--"High speed", "Always on' instant access", "Easy-to-use navigation"

bottom right third of page:

  heading--"@Work" [@ball logo]

  bullet point list--"High-performance Internet solutions for business", "Fully-managed network services", "High-speed telecommuting"

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements and notes thereto appearing elsewhere in this Prospectus. Except as otherwise noted herein, information in this Prospectus assumes (i) no exercise of the Underwriters' over-allotment option and (ii) the conversion of all outstanding shares of Preferred Stock of the Company into shares of Common Stock of the Company, which will occur upon the closing of this offering.

                                  THE COMPANY

  At Home Corporation (the "Company") is a leading provider of Internet services over the cable television infrastructure to consumers and businesses. The Company's primary offering, the @Home service, allows residential subscribers to connect their personal computers via cable modems to a new high-speed network developed and managed by the Company. This service enables subscribers to receive the "@Home Experience," which includes Internet service over hybrid fiber-coaxial ("HFC") cable at a peak data transmission speed over 300 times faster than typical dial-up connections, "always on" availability and rich multimedia programming through an intuitive graphical user interface. The technology foundation of the @Home Experience is the Company's scalable, distributed, intelligent network architecture (the "@Network"), a "parallel Internet" that optimizes traffic routing, improves security and consistency of service, and facilitates end-to-end network management, enhancing the Company's ability to address performance bottlenecks before they affect the user experience. See "Business--@Network Architecture." The content foundation of the @Home Experience is provided by the Company's @Media group, which aggregates content, sells advertising to businesses and will provide premium services to @Home subscribers. For businesses, the Company's @Work services provide a platform for Internet, intranet and extranet connectivity solutions and networked business applications over both cable infrastructure and leased digital telecommunications lines. By combining the @Network's distributed architecture with cable, telephone and technology relationships, the @Work services provide a compelling platform for nationwide delivery of network-based business applications. The Company has developed this platform at a low incremental cost by leveraging its existing @Network investment.

  The Company has entered into distribution arrangements for the @Home service with affiliates of Tele-Communications, Inc. ("TCI"), Comcast Corporation ("Comcast"), Cox Enterprises, Inc. ("Cox"), Rogers Cablesystems Limited ("Rogers"), Shaw Cablesystems Ltd. ("Shaw"), Marcus Cable Operating Company, L.P. ("Marcus") and InterMedia Partners IV L.P. ("Intermedia") (collectively, together with their affiliates, the "Cable Partners"), whose cable systems "pass" (i.e., can be connected to) approximately 44 million homes in North America. The Company believes that approximately two million of these homes are currently passed by upgraded two-way HFC cable and that the Cable Partners will complete the upgrade of systems passing a majority of these homes within five years. The Company has launched its service through TCI, Comcast, Cox (collectively, the "Principal Cable Stockholders") and Intermedia in portions of 13 cities and communities (of which 11 have revenue-paying subscribers) in the United States and had more than 7,000 U.S. subscribers as of June 30, 1997. To expand distribution, the Company is aggressively seeking to work with additional United States and international cable system operators. In order to shorten time to market for cable operators, the Company provides a turnkey solution, which includes not only a technology platform, but also marketing, customer service, billing and a national brand. According to Paul Kagan Associates, Inc., cable is available to approximately 96% of the homes in the United States, and, according to Baskerville Communications, there will be approximately 203 million homes passed in Europe and the Asia Pacific region in the year 2000.

  The Company was founded in March 1995 on the premise that the cable infrastructure could enable the fastest, most cost-effective delivery mechanism for residential Internet services but that the actual speed of these services would ultimately be limited by the fundamental architecture of the Internet. As a result, the Company assembled a team of industry experts to develop an advanced network architecture and the custom hardware and software products that would address these limitations. Prior to launching the @Home service in September 1996, the Company implemented a nationwide backbone, designed and built its Network Operations Center with 24X7 end-to-end management capabilities, deployed regional data centers and headend equipment, implemented an integrated customer management system including billing and support for those operators that elect to obtain such services from the Company, implemented a customized browser and aggregated the multimedia content required to deliver the @Home Experience to its first subscribers.

                                  THE OFFERING

 Total Common Stock outstanding prior to this offering... 108,520,996 shares(1)
 Series A Common Stock offered...........................   8,000,000 shares
 Common Stock to be outstanding after this offering:
  Series A Common Stock outstanding after this offering..  86,243,336 shares(1)
  Series B Common Stock outstanding after this offering..  15,400,000 shares
  Series K Common Stock outstanding after this offering..  14,877,660 shares
    Total................................................ 116,520,996 shares
 Use of proceeds......................................... For general corporate purposes, including
                                                          working capital and
                                                          capital expenditures.
                                                          See "Use of Proceeds."
 Nasdaq National Market symbol........................... ATHM

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                 PERIOD FROM
                                  MARCH 28,                    SIX MONTHS
                                     1995                        ENDED
                                (INCEPTION) TO  YEAR ENDED     JUNE  30,
                                 DECEMBER 31,  DECEMBER 31, -----------------
                                     1995          1996      1996      1997
                                -------------- ------------ -------  --------
CONSOLIDATED STATEMENT OF
 OPERATIONS DATA:
Revenues.......................    $    --       $    676   $    --  $  1,830
Total costs and expenses.......      2,886         25,703     8,442    24,977
Loss from operations...........     (2,886)       (25,027)   (8,442)  (23,147)
Net loss.......................     (2,756)       (24,513)   (8,279)  (22,804)
Pro forma net loss per
 share(2)......................                  $   (.22)           $   (.21)
                                                 ========            ========
Pro forma shares used in per
 share calculations(2).........                   110,048             110,048
                                                 ========            ========

                                                            JUNE 30, 1997
                                                        ----------------------
                                                        ACTUAL  AS ADJUSTED(3)
                                                        ------- --------------
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term cash
 investments........................................... $40,929    $114,329
Working capital........................................  29,032     102,432
Total assets...........................................  69,145     142,545
Capital lease obligations, less current portion, and
 other long-term liabilities...........................  11,953      11,953
Stockholders' equity...................................  42,936     116,336

-------
(1) Based on the number of shares outstanding as of June 30, 1997. Excludes (i) 1,687,000 shares of Series A Common Stock then issuable upon the exercise of options outstanding under the Company's 1996 Incentive Stock Option Plan (the "First 1996 Plan") and the Company's 1996 Incentive Stock Option Plan No. 2 (the "Second 1996 Plan" and with the First 1996 Plan, the "1996 Plans") with a weighted average exercise price of $2.03 per share, (ii) 664,264 shares of Series A Common Stock reserved for issuance under the Company's 1997 Equity Incentive Plan, (iii) 400,000 shares reserved for issuance under the Company's 1997 Employee Stock Purchase Plan (the "Purchase Plan"), (iv) 200,000 shares of Series A Common Stock issuable upon the exercise of an outstanding warrant with an exercise price of $15.00 per share and (v) 2,000,000 shares of Series A Common Stock issuable upon the exercise of outstanding warrants with an exercise price per share equal to the lesser of $10.00 or the initial public offering price. See "Management--Employee Benefit Plans," "Description of Capital Stock" and Notes 5 and 9 of Notes to Consolidated Financial Statements.
(2) See Note 1 of Notes to Consolidated Financial Statements for an explanation of the determination of the number of pro forma shares used in per share calculations.

(3) Reflects the sale of the 8,000,000 Shares of Series A Common Stock offered hereby at an assumed initial public offering price of $10.00 per Share and after deducting estimated underwriting discounts and commissions and estimated offering expenses. See "Use of Proceeds" and "Capitalization."

                                 RISK FACTORS

  In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Shares of Series A Common Stock offered hereby. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in such forward-looking statements. Factors that may cause such a difference include, but are not limited to, those discussed below and in the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

  Short Operating History; History of Losses; Unproven Business; No Assurance of Profitability. The Company was incorporated in March 1995, commenced operations in August 1995 and has incurred substantial net losses in each fiscal period since its inception. As of June 30, 1997, the Company had an accumulated deficit of $50.1 million. In addition, the Company currently intends to increase its capital expenditures and operating expenses in order to expand its network to support additional expected subscribers in existing and future markets and to market and provide the Company's services to a growing number of potential subscribers. As a result, the Company expects to incur additional substantial operating and net losses for the foreseeable future. The profit potential of the Company's business model is unproven, and, to be successful, the Company must, among other things, develop and market products and services that are widely accepted by consumers and businesses at prices that will yield a profit. The Company's @Home service has only recently been launched in portions of 13 cities and communities (of which 11 have revenue-paying subscribers) in the United States, and there can be no assurance that it will achieve broad consumer or commercial acceptance. Currently, the Company has only approximately 7,000 subscribers to its @Home service in these areas. Because it is a consumer service, the success of the Company's @Home service will depend upon the willingness of subscribers to pay the monthly fees and installation costs of the @Home service, both of which are set by local cable system operators ("LCOs") and not by the Company. The @Home service is currently priced at a premium to many other online services, and there can be no assurance that large numbers of subscribers will be willing to pay a premium for the @Home service. Accordingly, it is difficult to predict whether the Company's pricing model will prove to be viable, whether demand for the Company's services will materialize at the prices it expects the LCOs to charge or whether current or future pricing levels will be sustainable. If such pricing levels are not achieved or sustained or if the Company's services do not achieve or sustain broad market acceptance, the Company's business, operating results and financial condition will be materially adversely affected. The Company's ability to increase the number of subscribers to the @Home service to achieve its business plans and generate future revenues will be dependent on a number of factors, many of which are beyond the Company's control, including, among others, the rate at which the Company's current and future cable partners upgrade their cable infrastructures, the ability of the Company and its cable partners to coordinate timely and effective marketing campaigns with the availability of such upgrades, the success of the LCOs in marketing the @Home service to subscribers in their local cable areas, the prices that the LCOs set for the @Home service and its installation, and the rate at which the LCOs can complete the installations required to initiate service for new subscribers. Because of the foregoing factors, among others, the Company is unable to forecast its revenues or the rate at which it will add new subscribers with any degree of accuracy. There can be no assurance that the Company will be able to increase its subscriber base in accordance with its internal forecasts or the forecasts of industry analysts or to a level that meets the expectations of investors. There can also be no assurance that the Company will ever achieve favorable operating results or profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Strategy."

  Potential Fluctuations in Quarterly Operating Results. The Company's quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside the Company's control. Factors that may affect the Company's quarterly operating results attributable to its @Home service include the timing of Cable Partners' upgrades of their cable infrastructures and rollouts of the @Home service, the rate at which customers subscribe to the Company's Internet services and the prices subscribers pay for such services, subscriber churn rates, changes in the revenue splits between the Company and the Cable Partners, the demand for Internet advertising, the effectiveness of the LCOs' marketing and other operations, and potential competition with LCOs for advertising revenue. Quarterly operating results attributable to the Company's

@Work services are dependent on the timing of Cable Partners' upgrades of their cable infrastructures and rollouts of the @Home service, the demand for, and level of acceptance of, the Company's corporate Internet, intranet and extranet connectivity and telecommuting solutions and the introduction of, demand for, and level of acceptance of, the Company's value-added business applications. Additional factors that may affect the Company's quarterly operating results generally include the amount and timing of capital expenditures and other costs relating to the expansion of the Company's network, the introduction of new Internet and telecommuting services by the Company or its competitors, price competition or pricing changes in the Internet, cable and telecommuting industries, technical difficulties or network downtime, general economic conditions and economic conditions specific to the Internet, Internet media, corporate intranet and cable industries. The Company operates with very little backlog, and quarterly sales and operating results are difficult to forecast even in the short term. There can be delays in the commencement and recognition of revenue because the installation of telecommunication lines to implement certain services has lead times that are controlled by third parties. A significant portion of the Company's expenses are fixed in advance based in large part on future revenue forecasts. If revenue is below expectations in any given quarter, the adverse impact of the shortfall on the Company's operating results may be magnified by the Company's inability to adjust spending to compensate for the shortfall. Therefore, a shortfall in actual as compared to estimated revenue would have an immediate adverse effect on the Company's business, financial condition and operating results that could be material. In addition, the Company plans to increase operating expenses to fund additional research and development, sales and marketing, general and administrative activities and infrastructure. To the extent that these expenses are not accompanied by an increase in revenues, the Company's business, operating results and financial condition could be materially adversely affected. Due to all of the foregoing factors, it is likely that the subscription rates to the Company's services and the Company's operating results in one or more future quarters will fail to meet or exceed the expectations of securities analysts or investors. In such event, the trading price of the Series A Common Stock would likely be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Control by TCI; Veto Power of Other Principal Stockholders. The purchasers of Series A Common Stock in this offering will not have sufficient voting power to elect any members of the Company's Board of Directors (the "Board"). Following this offering, TCI will control approximately 72.5% of the voting power of the Company and will have the power to elect a majority of the members of the Board and the power to control all matters requiring the approval of the holders of the Company's Common Stock voting together as a single class. TCI owns all of the Series B Common Stock, which carries ten votes per share and has the right under the Company's Certificate of Incorporation (the "Certificate") to elect five directors (the "Series B Common Stock Directors"), of which, pursuant to a Stockholders' Agreement, three are to be designated by TCI, one is to be designated by Comcast and one is to be designated by Cox. Currently, four of the Company's 11 directors are directors, officers or employees of TCI or its affiliates. The Company's Certificate provides that so long as TCI owns at least 7,700,000 shares of Series B Common Stock and securities representing a majority of the outstanding voting power of the Company, (i) any action by the Company's Board must be approved by both a majority of directors present at a meeting at which a quorum is present and by a majority of the Series B Common Stock Directors (of which TCI is currently entitled to elect three out of five) and (ii) a committee composed of those Series B Common Stock Directors who are officers, directors or employees of TCI will have the sole power (acting as a committee of the Board and without the necessity of stockholder approval) to increase the size of the Board (up to a maximum of 17 members) and to fill the vacancies created by any such increase. The effect of these provisions is to enable TCI to block actions of the Board, even through the TCI directors may not then constitute a majority of the Board, and to expand the Board at any time and fill the vacancies with TCI designees such that the TCI designees would constitute a majority of the Board. As a result, TCI, acting both through its designees on the Board and through its ownership of voting securities, will have the power to control the Company, subject, however, to any fiduciary duties that TCI, as the controlling stockholder, may owe to the other stockholders of the Company under Delaware law, the fiduciary duties that all directors of the Company, including those directors who are officers or directors of TCI, owe to stockholders of the Company to act in the best interests of the stockholders and the supermajority and unanimous approval provisions set forth in the Certificate which provide that the Company may not take certain corporate actions without the approval of

TCI's Series B Common Stock Directors as well as two out of three, or in certain cases all three, of the directors designated by Comcast, Cox and Kleiner Perkins Caufield & Byers ("KPCB"), which effectively gives Cox, Comcast and KPCB veto powers over certain corporate actions. See "Management-- Board Composition and Procedures," "Certain Transactions" and "Description of Capital Stock."

  Dependence on Cable Partners for Distribution; Potential Conflicts of Interest with Principal Cable Stockholders. The Cable Partners are expected to provide through certain of their cable systems the principal distribution network for the Company's services to residential subscribers to the @Home service (the majority of whom are expected to be subscribers to such Cable Partners' cable television services) and will share the revenue from the @Home services that are derived from such subscribers. Given the contractual and business relationships between the Cable Partners and the Company, the interests of the Cable Partners may not always coincide with the interests of the Company, and conflicts of interest concerning the split of revenues and other matters exist between the Company and the Principal Cable Stockholders, who control the Company. Because TCI, Comcast and Cox all operate cable systems that will be the primary distributors of the @Home service, situations may arise where the interests of the Principal Cable Stockholders may diverge or appear to diverge from the interests of the other stockholders of the Company. TCI and the other Principal Cable Stockholders, acting through their designees on the Board, will have the ability to cause the Company to take certain actions or prohibit it from taking certain actions, which may be favored by the other stockholders of the Company or by the other directors of the Company who are not affiliated with the Principal Cable Stockholders. The Board, which is controlled by TCI, has the power, subject to directors' fiduciary duties, to approve transactions in which the Principal Cable Stockholders have an interest, including a change in revenue splits in favor of the Principal Cable Stockholders. Under the current master distribution agreement pursuant to which the Principal Cable Stockholders distribute the Company's services (the "Master Distribution Agreement"), the Company receives 35% of monthly fees and fees for premium services. As a result of certain contractual "most favored nation" provisions (the "MFN"), which provide that the cable affiliates of the Principal Cable Stockholders are entitled to distribution arrangements and related services on terms at least as favorable as those obtained by any other cable system operator, the Principal Cable Stockholders could determine to cause the Company to approve more favorable distribution arrangements, including more favorable revenue splits, for one or more unaffiliated cable operators in order to receive more favorable distribution arrangements for their respective cable affiliates through the operation of the MFN. See "Management--Board Composition and Procedures."

  Control by Principal Cable Stockholders of Terms of Distribution. Prior to this offering, the Company and the Principal Cable Stockholders have entered into the Master Distribution Agreement providing for the distribution of the @Home service by the Principal Cable Stockholders and their affiliates. The economic and other terms of the Master Distribution Agreement may be less favorable to the Company than those that could have been negotiated had the Company been independent of the Principal Cable Stockholders. Because the Company does not yet have a significant number of subscribers, it is not yet possible to determine whether the revenue splits and the other economic aspects of the distribution of the Company's services will be sufficiently attractive to encourage a sufficient number of cable system operators to enter into distribution agreements with the Company, or to encourage cable system operators, including the Principal Cable Stockholders, to incur the substantial capital expenditures required to upgrade their cable systems to a two-way HFC cable infrastructure and to roll out and vigorously promote the @Home service. Because of their control of the Company, the Principal Cable Stockholders will have the power, subject to their fiduciary duties, to change any of the terms of distribution, including the revenue splits with the Company. In addition, the Master Distribution Agreement and the other agreements between the Company and the Principal Cable Stockholders contain provisions that permit a Principal Cable Stockholder to change certain aspects of the distribution of the @Home service without the approval of the Company. For example, a Principal Cable Stockholder has the option to provide certain customer service functions which are currently provided by the Company and upon which the Company's 35% revenue split was based. If such Principal Cable Stockholder elects to provide such services, it is also entitled to an adjustment in the revenue split with the Company. Similarly, the Principal Cable Stockholders have certain rights pursuant to the Master Distribution Agreement to remove cable systems from the approved rollout schedule or substitute cable systems in place of removed systems. These rights are contractual in nature and may be exercised by the Principal Cable Stockholders in their sole discretion. The exercise by the Principal Cable Stockholders of these contractual rights may have an adverse effect upon the Company's business, operating results and financial condition. Moreover, because of their control of the Board, the Principal Cable Stockholders will have the ability to amend, modify or terminate the Master Distribution Agreement, agreements between LCOs affiliated with the Principal Cable Stockholders ("Affiliated LCOs") and the Company ("LCO Agreements"), a stockholders' agreement to which the Company and the Principal Cable Stockholders, among others, are parties (the "Stockholders' Agreement") and the other agreements to which the Company is a party, or to cause the Company to grant waivers of certain provisions thereof. In considering any such amendments, modifications or waivers, the members of the Board, including those members who are designees of the Principal Cable Stockholders, will be subject to the fiduciary duties owed to the stockholders of the Company under Delaware law. There can be no assurance that following the consummation of this offering the Principal Cable Stockholders will not cause the terms of the Master Distribution Agreement to be amended, modified or terminated or cause the Company to waive any provision of the Master Distribution Agreement. The Principal Cable Stockholders control the Company and effectively determine the rollout schedule of the @Home service. Moreover, the Master Distribution Agreement and certain other agreements provide the Principal Cable Stockholders and Rogers and Shaw with certain priority rights with respect to the rollout schedule of the @Home service. This priority could adversely affect the Company because the Company may be required to roll out its services to the Principal Cable Stockholders and Rogers and Shaw, and their respective LCOs, before rolling out the services to other cable system operators, even though such other cable system operators may be ready to roll out the @Home service sooner or on terms more favorable for the Company than the terms of distribution for the Principal Cable Stockholders and Rogers and Shaw, and their respective LCOs. See "Business--Strategic Distribution Relationships--Strategic Relationships with Cable Partners" and "Certain Transactions."

  Right of Principal Cable Stockholders to Block Access to Certain Content and Services. The Master Distribution Agreement provides each Principal Cable Stockholder with the right to exclude the promotion of specified national content providers from the @Home service offered through such Principal Cable Stockholder's cable systems, subject to an adjustment in the split of premium service revenues between the Principal Cable Stockholder and the Company to the extent the number of such exclusions exceeds a specified number. In addition, a Principal Cable Stockholder has the right to block access to certain content, including streaming video segments of more than ten minutes in duration, and the Company is obligated to use its reasonable best efforts to block such access. The Company is obligated to use its reasonable best efforts to consult with and involve each of the Principal Cable Stockholders in the development of requirements for and design of enhancements, new features and new applications of the @Home service and coordinate with respect to the introduction of such enhancements, features and applications that could have a significant effect on the operations of a Principal Cable Stockholder. If Principal Cable Stockholders representing a majority of the residential subscribers who subscribe to the @Home service via Affiliated LCOs of the Principal Cable Stockholders object to such enhancement, feature or application, the Company has agreed not to implement such enhancement, feature or application in the territories of objecting Principal Cable Stockholders. If any of the Principal Cable Stockholders exercise these rights to block access to certain content or services in certain territories, the Company may be required to devote substantial expenses and resources to provide different content and services in different territories and to assist the Principal Cable Stockholders in blocking such access, which could have a material adverse effect on the Company's business, operating results and financial condition. See "Certain Transactions--Certain Business Relationships."

  No Obligation of Principal Cable Stockholders to Carry the Company's Services; Limitations on Their Exclusivity. Although the Principal Cable Stockholders and their Affiliated LCOs are subject to certain exclusivity obligations under the Master Distribution Agreement that prohibit them from obtaining high-speed (greater than 128 kilobits per second ("Kbps")) residential consumer Internet services from any source other than the Company, the Principal Cable Stockholders and their Affiliated LCOs are under no affirmative obligation to carry any of the Company's services. Accordingly, the termination of these exclusivity obligations could adversely affect the willingness of the Principal Cable Stockholders to roll out or continue to carry the Company's @Home and other services, which could have a material adverse effect on the Company's business, operating results and financial condition. The Principal Cable Stockholders' and their Affiliated LCOs' exclusivity obligations in favor of the Company expire on June 4, 2002, and may be terminated sooner under the following circumstances: (i) any Affiliated LCO may terminate its exclusivity obligations if the Company fails to roll out the @Home service in such operator's territory by the deadlines set forth in the rollout schedules;
(ii) the Principal Cable Stockholders may terminate all exclusivity obligations upon a change in law that materially impairs certain of the Principal Cable Stockholders' rights; (iii) Comcast or Cox may terminate all Principal Cable Stockholders' exclusivity obligations at any time if there is a change of control of TCI or on June 4, 1999 or each anniversary thereafter if certain subscriber penetration levels for the @Home service are not met by TCI and its affiliates; and (iv) Comcast may terminate its own exclusivity obligations upon its election after June 4, 1999 if it permits a portion of its equity in the Company to be repurchased by the Company at Comcast's original cost. Comcast has informed the Company that Comcast has entered into an agreement with Microsoft Corporation ("Microsoft") pursuant to which Microsoft can require Comcast to terminate its exclusivity obligations after June 4, 1999. Although Microsoft has stated in the agreement that it has no present intention to do so, there can be no assurance that Microsoft will not be more likely than Comcast to terminate Comcast's exclusivity obligations. The exclusivity obligations of the Principal Cable Stockholders in the Master Distribution Agreement also are subject to exceptions that would permit the Principal Cable Stockholders and their affiliates to engage in certain activities which could compete, directly or indirectly, with the activities of the Company; for example, each Principal Cable Stockholder and its affiliates are permitted to (i) engage in any business other than the provision of high-speed residential consumer Internet services, including competing with the Company's @Work operations, (ii) maintain voting equity interests of 10% or less in public companies that directly compete with the Company's @Home service and related Internet backbone connectivity services, (iii) acquire an interest in any business that competes with the Company's high-speed residential consumer Internet services (so long as the competitive business is not such entity's primary business and subject to a limited obligation to divest the competing business on reasonable terms, such divestiture subject to a right of first refusal by the Company), (iv) acquire equity securities of public companies that compete with the Company, provided that the Principal Cable Stockholder does not control (or is not under common control with) such companies and (v) operate a competing business in any cable system territory where the exclusivity obligations to the Company have been terminated. See "Business--Strategic Distribution Relationships--Strategic Relationships with Cable Partners" and "Certain Transactions."

  Rights of Principal Cable Stockholders and Limitations on the Company's Ability to Provide Certain Excluded Services. The Master Distribution Agreement provides that the Principal Cable Stockholders' exclusivity obligations are limited to high-speed residential consumer Internet services, and therefore the Company will not necessarily have access to their cable systems for other services that the Company may wish to offer. The Principal Cable Stockholders' exclusivity obligations do not apply to the creation or aggregation of content or, among other things, any of the following services (the "Excluded Services"): (i) the provision of telephony services, (ii) the provision of services that are primarily work-related, such as @Work services,
(iii) the provision of Internet services that do not use their cable television infrastructures, (iv) the provision of any local Internet service that does not require use of an Internet backbone outside a single metropolitan area, (v) the provision of services that are utilized primarily to connect students to schools, colleges or universities, (vi) the provision of Internet telephony, Internet video telephony or Internet video conferencing, (vii) the provision of certain limited Internet services primarily intended for display on a television, (viii) the provision of certain Internet services that are primarily downstream services where the user cannot send upstream commands in real-time as defined in the Master Distribution Agreement, (ix) the provision of streaming video services that include video segments longer than ten minutes in duration or (x) limited testing, trials and similar activities of less than six months. Until the later of such time as the applicable Principal Cable Stockholder ceases to be obligated under the exclusivity provisions set forth above or, if the exclusivity provisions are terminated by reason of TCI's failure to meet specified subscriber penetration levels, June 4, 2002, the Company has agreed
(i) not to offer or provide Internet services at data transmission speeds greater than 128 Kbps to residences in any geographic area served by the cable systems of a Principal Cable Stockholder that remains in compliance with the exclusivity provisions without regard to whether the "Restricted Period," as defined in the Master Distribution Agreement, has ended as to such Principal Cable Stockholder (the "Exclusive Territory") and (ii) not to directly or indirectly offer, provide, distribute, advertise, promote or market (or carry or otherwise distribute advertising or promotions with respect to) any streaming video transmissions that include video segments longer than ten minutes in duration or any other Excluded Service to residences in the Exclusive Territory of a Principal Cable Stockholder without its prior written consent even if such Excluded Service has been integrated with the @Home service in other areas. Moreover, no assurance can be given that the Company will have access to the cable infrastructures of the Principal Cable Stockholders or other Cable Partners for such Excluded Services, and the Company must negotiate a separate agreement with the Principal Cable Stockholders for each portion of such services that the Company seeks to provide over their cable infrastructures. Any such denial of access or exclusion, or competition from Principal Cable Stockholders in providing Excluded Services, could have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Strategic Distribution Relationships-- Strategic Relationships with Cable Partners" and "Certain Transactions."

  Potential Disposition of Cable Systems by Principal Cable Stockholders. The Company's agreements with its Principal Cable Stockholders do not require that such Principal Cable Stockholders maintain a specified number of cable systems, subscribers or homes passed by cable infrastructure in order to maintain their control over and equity ownership of the Company. However, the Stockholders' Agreement does provide that if a Principal Cable Stockholder's number of homes passed which remain subject to certain exclusivity provisions in favor of the Company decreases by more than 20% of the number of homes passed as of June 4, 1996 (subject to certain exceptions), then such Principal Cable Stockholder must offer to sell a proportionate amount of its equity interest in the Company to the other Principal Cable Stockholders at the fair market value thereof. However, such provisions would permit the disposition of a portion of such Principal Cable Stockholders' cable assets without imposing any penalty and, in the event a Principal Cable Stockholder exceeds the 20% threshold, selling shares at fair market value may not constitute a significant penalty to such Principal Cable Stockholder. Therefore, there can be no assurance that such arrangements will effectively discourage a Principal Cable Stockholder from disposing of a significant amount of its cable systems without requiring that such cable systems remain subject to such exclusivity provisions. TCI has recently announced the proposed sale or transfer of certain cable systems in New York and New Jersey to Cablevision Systems Corporation, certain cable systems in Buffalo, N.Y. to Adelphia Communications Corporation ("Adelphia"), certain cable systems in Washington, Oregon, Northern California and Idaho to Falcon Holding Group LP, and certain cable systems in Kentucky and Tennessee to a limited partnership of which Intermedia is the general partner and TCI and the Blackstone Group are limited partners. The cable systems proposed to be transferred in these transactions have approximately 1.1 million, 260,000, 436,000 and 630,000 homes passed, respectively, representing a total of approximately 2.5 million homes passed. In addition, TCI has announced that it is considering various plans and proposals that may result in the disposition of other of its cable systems. To the extent that the terms of any such transactions require that such systems remain subject to such exclusivity provisions, such cable systems and their homes passed would continue to be included in TCI's homes passed for purposes of determining whether or not TCI is obligated to offer a portion of its equity interest in the Company to the other Principal Cable Stockholders, even though such cable systems are no longer owned or controlled by TCI. To the extent that the Principal Cable Stockholders dispose of cable systems in the future without causing such cable systems to remain subject to such exclusivity provisions, the number of homes passed that are exclusive to the Company will be decreased. Such decreases in the number of exclusive homes passed may have an adverse effect upon the business, operating results and financial condition of the Company.

  Dependence on Cable Partners to Upgrade to Two-Way Cable Infrastructure Necessary to Support the @Home Service; Uncertain Availability and Timing of Upgrades. Transmission of the @Home service over cable is dependent on the availability of high-speed two-way HFC cable infrastructure. However, only a small portion of existing cable plant in the United States has been upgraded to HFC cable and even less is capable of high-speed two-way transmission. The Cable Partners and other cable system operators have announced and begun to implement major infrastructure investments in order to deploy two-way HFC cable. However, cable system operators have limited experience with these upgrades, and these investments have placed a significant strain on the financial, managerial, operating and other resources of the Cable Partners and other cable system operators, most of which are already highly leveraged, and thus have been, and the Company expects will continue to be, subject to change, delay or cancellation. Although the Company's commercial success depends on the successful and timely completion of these infrastructure upgrades, the Cable Partners are under no obligation to the Company to upgrade systems or to roll out, market or promote the Company's services. In addition, none of the Cable Partners has agreed to any specific schedule for rolling out two-way HFC infrastructure improvements, and the Cable Partners are not contractually required to achieve any specific rollout schedule. Because of the very substantial capital cost of upgrading cable systems for high-speed two-way data transmission, there has been uncertainty in recent months as to the rate at which the Cable Partners and other cable system operators will upgrade their systems. For example, to increase television programming capacity to compete with other modes of multichannel entertainment delivery systems such as direct satellite, the Cable Partners may choose to roll out digital set-top boxes, which do not support high-speed Internet access services, rather than to upgrade their cable infrastructures to two-way HFC cable. The failure of the Cable Partners to complete these upgrades in a timely and satisfactory manner, or at all, would prevent the Company from delivering high-performance Internet access services and would have a material adverse effect on the Company's business, operating results and financial condition. To the extent that the Company is required (because of the lack of upgraded two-way HFC cable plant), or together with the Cable Partners otherwise chooses, to distribute the Company's services through cable systems to the home with a telephone return path for data from the home, the Company's services may not achieve the high speed and quality of experience necessary to attract and retain subscribers to the @Home service. Subscribers using a telephone return path will experience the upstream data transmission speeds provided by their analog modems (typically 28.8 Kbps). In addition, the Company will be highly dependent on the Cable Partners and any future cable partners to continue to maintain their cable infrastructure in such a manner that the Company will be able to provide consistently high performance and reliable service. Therefore, in addition to the Company's business being subject to general economic and market conditions and factors relating to Internet service providers and online services specifically, the success and future growth of the Company's business will also be subject to economic and other factors affecting the cable television industry generally, particularly its ability to finance substantial capital expenditures. See "Business--Strategy," "--Products and Services," "--@Network Architecture" and "--Strategic Distribution Relationships--Strategic Relationships with Cable Partners."

  Dependence on Cable Partners to Roll Out, Market, Install, Maintain Infrastructure for, Provide Customer Service for and Bill for the @Home Service. In order to roll out the @Home service in a geographic area, the Cable Partners must have completed the two-way HFC cable infrastructure upgrade in that area. Following the rollout of the @Home service in a service area, the Company's business will be highly dependent on the LCO to maintain its cable infrastructure in such a manner as to permit the reliable transmission of the @Home service. Because subscribers to the @Home service will subscribe through an LCO, the LCO (and not the Company) will substantially control the customer relationship with the subscriber. Each LCO has complete discretion regarding the pricing of @Home service to subscribers in its territory (except for certain premium services for which the Company contracts directly with the subscriber), and an LCO could use the @Home service as a loss leader in order to increase demand for other LCO products or services with more attractive terms for the LCO. Neither the Cable Partners nor their LCOs have any affirmative obligations (other than the payment of revenue splits to the Company) with respect to marketing, installing and maintaining infrastructure for, providing customer service for and billing for the @Home service, and the Company has no remedies against the Cable Partners or their LCOs, other than in limited circumstances such as an LCO's failure to upgrade its cable system or roll out the @Home service after it has committed to do so, in which event the Company may be entitled to certain cost reimbursements and to be released from its exclusivity obligations to such LCO, neither of which may be an effective remedy for the Company. Moreover, the Master Distribution Agreement does not create affirmative obligations on the part of any Principal Cable Stockholder to cause its Affiliated LCOs to perform any of the foregoing activities or to upgrade any of their cable systems. The Company's business requires that a material number of LCOs of all its Cable Partners roll out the @Home service, and if a sufficient number of LCOs does not roll out the @Home service, the Company's business will not be viable. Moreover, the LCOs of its Cable Partners have in the past experienced, and may in the future experience, delays in installing the @Home service in the areas in which it has been rolled out, which could also materially adversely affect the Company's business, operating results and financial condition. Each of the Principal Cable Stockholders and its Affiliated

LCOs is entitled to MFN terms with respect to the distribution of the @Home service, subject to certain exceptions. These terms could limit the Company's ability to negotiate agreements with other cable system operators and otherwise could limit the Company's potential to generate revenue. The Affiliated LCOs are expected to provide general customer service to the Company's subscribers and, pursuant to the distribution agreements with the Company, have the option to provide technical support, rather than utilizing the Company's service and support capabilities. If an Affiliated LCO elects to provide technical support, the LCO Agreement provides for an adjustment in the revenue split between the Company and the Affiliated LCO, and the Company would have little or no control over the quality of customer service actually provided to subscribers of the @Home service. If the customer service and support provided by Affiliated LCOs are unsatisfactory to subscribers, consumer demand for the Company's @Home service will likely be materially adversely affected. See "Business--Strategic Distribution Relationships-- Strategic Relationships with Cable Partners."

  Potential Competition with Cable Partners for Advertising Revenue. While the Company retains 100% of all United States national advertising revenue delivered on the @Home service through the Company's U.S. Cable Partners, LCOs of the U.S. Cable Partners retain 100% of revenue generated from local service offerings that do not require access to an Internet backbone or that relate to programming within the designated local areas of the home page for the @Home service, such as revenues from advertising. In Canada, the Company will share national advertising revenue with its Canadian Cable Partners. Moreover, given the national coverage of the combined operations of the Principal Cable Stockholders and their Affiliated LCOs, the Principal Cable Stockholders and their Affiliated LCOs could strike agreements with advertisers that would effectively result in broad-based advertising campaigns throughout most of the United States in competition with the Company's national advertising campaigns, generating revenue only for Affiliated LCOs and not for the Company. Accordingly, the @Home service may contain a significant amount of advertising that is national in scope and focus for which it receives no share of the revenues. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Strategic Distribution Relationships--Strategic Relationships with Cable Partners."

  Dependence on TCG for Local Telecommunications Services for the @Work Services. The Company depends on Teleport Communications Group Inc. ("TCG"), which, like the Company, is also controlled by TCI, Comcast and Cox, to provide local telecommunications services and co-location within TCG's facilities on favorable economic terms that enable the Company to provide @Work services to an entire metropolitan area in which TCG has facilities. If the Company were required to obtain comparable telecommunications services from local exchange carriers, it would effectively be limited to providing @Work services to commercial customers within a ten-mile radius of one of the Company's points of presence. As a result, the Company would be required to build multiple points of presence to service an entire metropolitan area, which would substantially increase the Company's capital costs to enter new markets and which could make such market entry uneconomical for the Company. If the Company were required to pay standard local exchange carrier rates, the Company's ongoing operating costs for its @Work services would be substantially higher. The loss of the Company's strategic relationship with TCG would have a material adverse effect on the Company's ability to deploy its @Work services and on its business, operating results and financial condition. In addition, TCG has acquired a provider of Internet-related services to businesses and corporate customers and will compete directly with the @Work Internet service, and to the extent TCG acquires or enters into strategic relationships with other Internet service providers ("ISPs"), TCG may reduce its support of the @Work services. Although there are alternative suppliers for TCG's services, it could take a significant period of time to establish similar relationships and equivalent terms might not be available. See "Business--Strategic Distribution Relationships--Strategic Relationship with TCG."

  Unproven Network Scalability and Speed. Due to the limited deployment of the Company's services, the ability of the @Network to connect and manage a substantial number of online subscribers at high transmission speeds is as yet unknown, and the Company faces risks related to the @Network's ability to be scaled up to its expected subscriber levels while maintaining superior performance. While peak downstream data transmission speeds across HFC cable approach 27 megabits per second ("Mbps") in each 6 MHz channel, the actual downstream data transmission speeds over the @Network could be significantly slower and will depend on a variety of factors, including type and location of content, Internet traffic, the number of active subscribers on a given cable network node, the number of 6 MHz channels allocated by the LCO (in its discretion) to carry the Company's services, the capability of cable modems used and the service quality of the LCOs' two-way HFC cable infrastructures. As subscriber penetration increases, it may be necessary for the LCO to add additional nodes in order to maintain adequate downstream data transmission speeds although there is no obligation for the LCO to do so. The upstream transmission data carrier is located in a range not used for broadcast by traditional cable infrastructures and is more susceptible to interference than the downstream channel, resulting in a slower peak upstream transmission speed. In addition to the factors affecting downstream data transmission speeds, actual upstream data transmission speeds over the @Network can be materially affected by the level of interference in the LCOs' upstream data broadcast range. The actual data delivery speeds that can be realized by subscribers will be significantly lower than peak data transmission speeds due to the subscriber's hardware, operating system and software configurations. To access the @Home service, subscribers need a personal computer with at least a 66 MHz 486 or equivalent microprocessor and 16 megabytes of main memory. There can be no assurance that the @Network will be able to achieve or maintain such a high speed of data transmission, especially as the number of the Company's subscribers grows, and the Company's failure to achieve or maintain high-speed data transmission would significantly reduce consumer demand for its services and have a material adverse effect on its business, operating results and financial condition. See "Business--@Network Architecture."

  Dependence on High-Quality Content Provision and Acceptance; Developing Market for High-Quality Content. A key component of the Company's strategy is to provide a more compelling interactive experience to Internet users than the experience currently available from dial-up ISPs and online service providers ("OSPs"). The Company believes that, in addition to providing high-speed, high-performance Internet access, it must also promote the development of and aggregate high-quality multimedia content. The Company's success in providing and aggregating such content is dependent on its ability to motivate content providers to create and support high-quality, high-speed multimedia content and its ability to aggregate content offerings in a manner that subscribers find useful and compelling and will be dependent, in part, on the Company's ability to develop a customer base sufficiently large to justify investments in the development of such content. There can be no assurance that the Company will be successful in these endeavors. In addition, the market for high-quality multimedia Internet content has only recently begun to develop and is rapidly evolving, and there is significant competition among ISPs and OSPs for aggregating such content. If the market fails to develop or develops more slowly than expected, or if competition increases, or if the Company's content offerings do not achieve or sustain market acceptance, the Company's business, operating results and financial condition will be materially adversely affected. See "Business--Strategy" and "--Products and Services."

  Uncertain Acceptance and Maintenance of the "@Home" Brand. The Company believes that establishing and maintaining the "@Home" brand are critical to attracting and expanding its subscriber base. Promotion of the "@Home" brand will depend, among other things, on the Company's success in providing high-speed, high-quality consumer and business Internet products, services and content, the marketing efforts of the LCOs, and the reliability of the LCOs' networks and services, none of which can be assured. The Company has no control over the LCOs' marketing efforts or the reliability of their networks and services. If consumers and businesses do not perceive the Company's existing products and services to be of high quality, or if the Company introduces new products or services or enters into new business ventures that are not favorably received by consumers and businesses, the Company will be unsuccessful in promoting and maintaining its brand. To the extent the Company expands the focus of its marketing efforts to geographic areas where the @Home service is not available, the Company risks frustrating potential subscribers who are not able to access the Company's products and services. Furthermore, in order to attract and retain subscribers, and to promote and maintain the "@Home" brand in response to competitive pressures, the Company may find it necessary to increase substantially its financial commitment to creating and maintaining a distinct brand loyalty among customers. If the Company is unable to establish or maintain the "@Home" brand successfully, or if the Company incurs excessive expense in an attempt to improve its offerings or promote and maintain its brand, the Company's business, operating results and financial condition would be materially adversely affected. See "Business--Strategy" and "--Distribution, Marketing and Sales."

  Management of Expanded Operations; Dependence on Key Personnel. The Company may not be equipped to successfully manage any future periods of rapid growth or expansion, which could be expected to place a significant strain on the Company's managerial, operating, financial and other resources. The Company is highly dependent upon the efforts of its senior management team, and the Company's future performance will depend, in part, upon the ability of senior management to manage growth effectively, which will require the Company to implement additional management information systems capabilities, to develop further its operating, administrative, financial and accounting systems and controls, to maintain close coordination among engineering, accounting, finance, marketing, sales and operations, and to hire and train additional technical and marketing personnel. There is intense competition for senior management, technical and marketing personnel in the areas of the Company's activities. The loss of the services of any of the Company's senior management team or the failure to attract and retain additional key employees could have a material adverse effect on the Company's business, operating results and financial condition. The Company maintains no key-person life insurance. See "Management."

  Competition. The markets for consumer and business Internet services and online content are extremely competitive, and the Company expects that competition will intensify in the future. The Company's most direct competitors in these markets are ISPs, national long distance carriers and local exchange carriers, wireless service providers, OSPs and Internet content aggregators. Many of these competitors are offering (or may soon offer) technologies that will attempt to compete with some or all of the Company's high-speed data service offerings. Such technologies include Integrated Services Digital Network ("ISDN") and Digital Subscriber Line ("xDSL"). The Company also competes with other cable-based data services that are seeking to contract with cable system operators to bring their services into geographic areas that are not covered by an exclusive relationship between the Company and its Principal Cable Stockholders. The bases of competition in these markets include transmission speed, reliability of service, ease of access, price/performance, ease-of-use, content quality, quality of presentation, timeliness of content, customer support, brand recognition, operating experience and revenue sharing.

  ISPs, such as BBN Corporation ("BBN"), Earthlink Network, Inc. ("Earthlink"), MindSpring Enterprises, Inc. ("MindSpring"), Netcom On-Line Communications Services, Inc. ("Netcom") and PSInet Inc. ("PSInet"), provide basic Internet access to residential consumers and businesses, generally using existing telephone network infrastructures. This method is widely available and inexpensive. Barriers to entry are low, resulting in a highly competitive and fragmented market.

  Long distance inter-exchange carriers, such as AT&T Corp. ("AT&T"), MCI Communications Corporation ("MCI"), Sprint Corporation ("Sprint") and WorldCom, Inc. ("WorldCom"), have deployed large-scale Internet access networks and sell connectivity to business and residential customers. The regional Bell operating companies ("RBOCs") and other local exchange carriers have also entered this field and are providing price competitive services. Many of such carriers are offering diversified packages of telecommunications services, including Internet access service, to residential customers and could bundle such services together, which could place the Company at a competitive disadvantage.

  Wireless service providers, including AT&T and Hughes Network Systems, are developing wireless Internet connectivity, such as multichannel multipoint distribution service, local multipoint distribution service and digital broadcast satellite.

  OSPs include companies such as America Online, Inc. ("America Online"), CompuServe Corporation ("CompuServe"), Microsoft's Microsoft Network ("MSN"), Prodigy, Inc. ("Prodigy") and WebTV Networks Inc. ("WebTV") (which has agreed to be acquired by Microsoft) that provide, over the Internet and on proprietary online services, content and applications ranging from news and sports to consumer video conferencing. These services are designed for broad consumer access over telecommunications-based transmission media, which enables the provision of data services to the large group of consumers who have personal computers with modems. In addition, they provide basic Internet connectivity, ease-of-use and consistency of environment. In addition to developing their own content or supporting proprietary third-party content developers, online services often establish relationships with traditional broadcast and print media outlets to bundle their content into the service, such as the relationship of Microsoft with NBC to provide multimedia news and information programming over both cable television and MSN.

  Content aggregators seek to provide a "one-stop" shop for Internet and online users. Their success depends on capturing audience flow, providing ease-of-use and offering a range of content that appeals to a broad audience. Their business models are predicated on attracting and retaining an audience for their set of offerings. Leading companies in this area include America Online, CompuServe, Excite, Inc. ("Excite"), Microsoft and Yahoo! Inc. ("Yahoo!"). In this market, competition occurs in acquiring both content providers and subscribers. The principal bases of competition in attracting content providers include quality of demographics, audience size, cost-effectiveness of the medium and ability to create differentiated experiences using aggregator tools. The principal bases of competition in attracting subscribers include richness and variety of content and ease of access to the desired content. The proprietary online services such as America Online, CompuServe and MSN have the advantage of a large customer base, industry experience, many content partnerships and significant resources.

  The Company's competitors in the cable-based services market are those cable companies that have developed their own cable-based services and market those services to unaffiliated cable system operators that are planning to deploy data services and with which the Company would like to work. Several cable system operators, including Time Warner Inc. ("Time Warner") and the Continental Cablevision subsidiary of U S WEST, Inc. ("US West"), have deployed high-speed Internet access services over their existing local HFC cable networks. Specifically, Time Warner, which is the second largest cable company in the United States, has established its own cable-based ISP with proprietary content, called Road Runner, which features a variety of Time Warner publications and services. Time Warner plans to market the Road Runner service through Time Warner's own cable systems as well as to other cable system operators nationwide. Continental Cablevision has developed another service called Highway One, which offers high-speed Internet services to its existing customers. Others that have publicly announced limited-area trials for their own cable-based Internet services include Adelphia, BellSouth Corporation ("BellSouth") and Jones Intercable, Inc. ("Jones Intercable"). Some of these companies such as Time Warner have their own substantial libraries of multimedia content and the other competitors could establish strategic relationships with content providers, which could provide them with a significant competitive advantage.

  Many of the Company's competitors and potential competitors have substantially greater financial, technical and marketing resources, larger subscriber bases, longer operating histories, greater name recognition and more established relationships with advertisers and content and application providers than the Company. Such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and devote substantially more resources to developing Internet services or online content than the Company. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures faced by the Company will not materially adversely affect the Company's business, operating results or financial condition. Further, as a strategic response to changes in the competitive environment, the Company may make certain pricing, service or marketing decisions or enter into acquisitions or new ventures that could have a material adverse effect on the Company's business, operating results or financial condition. See "Business--Competition."

  Risk of System Failure. The Company's operations are dependent upon its ability to support its highly complex network infrastructure and avoid damage from fires, earthquakes, floods, power losses, telecommunications failures and similar events. The occurrence of a natural disaster or other unanticipated problem at the Company's Network Operations Center ("NOC") or at a number of the Company's regional data centers ("RDCs") could cause interruptions in the services provided by the Company. Additionally, failure of the Cable Partners or TCG to provide the data communications capacity required by the Company, as a result of natural disaster, operational disruption or any other reason, could cause interruptions in the services provided by the Company. Any damage or failure that causes interruptions in the Company's operations could have a material adverse effect on the Company's business, operating results and financial condition. See "Business--@Network Architecture."

  Risks of Technological Change. The markets for consumer and business Internet access services and online content are characterized by rapid technological developments, frequent new product introductions and evolving industry standards. The emerging nature of these products and services and their rapid evolution will require that the Company continually improve the performance, features and reliability of its network, Internet content and consumer and business services, particularly in response to competitive offerings. There can be no assurance that the Company will be successful in responding quickly, cost effectively and sufficiently to these developments. There may be a time-limited market opportunity for the Company's cable-based consumer and business Internet services, and there can be no assurance that the Company will be successful in achieving widespread acceptance of its services before competitors offer products and services with speed and performance similar to the Company's current offerings. In addition, the widespread adoption of new Internet or telecommuting technologies or standards, cable-based or otherwise, could require substantial expenditures by the Company to modify or adapt its network, products and services and could fundamentally affect the character, viability and frequency of Internet-based advertising, either of which could have a material adverse effect on the Company's business, operating results and financial condition. In addition, new Internet or telecommuting services or enhancements offered by the Company may contain design flaws or other defects that could have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Products and Services," "--@Network Architecture" and "-- Product Development and Engineering."

  Dependence on Two-Way Cable Modems; Minimum Hardware Requirements. Each of the Company's subscribers currently must obtain a cable modem from an Affiliated LCO to access the @Home service. The inability of the Affiliated LCOs to obtain a sufficient quantity of cable modems, or the inability of subscribers to otherwise obtain cable modems, at acceptable price and performance levels could delay or impair the expansion of the Company's business. In addition, the Company's Cable Partners currently depend on a limited number of suppliers, principally Motorola, Inc. ("Motorola") and Bay Networks, Inc. ("Bay Networks"), for cable modems. The loss of such suppliers or their inability to provide cable modems that meet the requirements of the Company's services, would have a material adverse effect on the Company's business, operating results and financial condition. In addition to a cable modem, to access the @Home service, subscribers need a personal computer with at least a 66 MHz 486 or equivalent microprocessor, 16 megabytes of main memory and the ability to support an ethernet connection. See "Business-- @Network Architecture."

  Dependence on Key Technology Suppliers. The Company currently depends on a limited number of suppliers for certain key technologies used to build and manage the @Network. In particular, the Company depends on Sun Microsystems, Inc. ("Sun") for high availability servers, Silicon Graphics, Inc. ("SGI") for caching servers, Cisco Systems, Inc. ("Cisco") for network routing and switching hardware, Sprint for national switched ATM backbone services, Objective Systems Integrators, Inc. ("OSI") for network management software, Tivoli Systems Inc. ("Tivoli") for systems management software to operate RDCs remotely, Oracle Corporation ("Oracle") for advanced database management software and Netscape Communications Corporation ("Netscape") for server and browser software. Although the Company believes that there are alternative suppliers for each of these technologies, it could take a significant period of time to establish relationships with alternative suppliers and substitute their technologies into the @Network. The loss of any of the Company's relationships with these suppliers could have a material adverse effect on the Company's business, operating results and financial condition. See "Business-- @Network Architecture."

  Dependence on the Internet. Market acceptance of the Company's services is substantially dependent upon the adoption of the Internet for commerce, entertainment and communications. As is typical in the case of an emerging industry characterized by rapidly changing technology, evolving industry standards and frequent new product and service introductions, demand for and market acceptance of recently introduced Internet products and services are subject to a high level of uncertainty. In addition, critical issues concerning the commercial use of the Internet remain unresolved and may affect the growth of Internet use, especially in the business and consumer markets targeted by the Company. Despite growing interest in the commercial possibilities for the Internet, many businesses and consumers have been deterred from purchasing Internet access services for a number of reasons, including inconsistent quality of service, lack of availability of cost-effective, high-speed service, a limited number of local access points for corporate users, inability to integrate business applications on the Internet, the need to deal with multiple and frequently incompatible vendors, inadequate protection of the confidentiality of stored data and information moving across the Internet and a lack of tools to simplify Internet access and use. The adoption of the Internet for commerce and communications, particularly by those individuals and enterprises that have historically relied upon alternative means of commerce and communication, generally requires understanding and acceptance of a new way of conducting business and exchanging information. In particular, enterprises that have already invested substantial resources in other means of conducting commerce and exchanging information, or in relationships with other ISPs, may be reluctant and slow to adopt a new strategy that may make their existing personnel, infrastructure and ISP relationship obsolete. If the market fails to develop or develops more slowly than expected, or if market competition increases, the Company's business, operating results and financial condition may be materially adversely affected. See "Business--Industry Background."

  Security Risks. Despite the implementation of security measures, the Company's or Affiliated LCOs' networks may be vulnerable to unauthorized access, computer viruses and other disruptive problems. ISPs and OSPs have in the past experienced, and may in the future experience, interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others. Unauthorized access could also potentially jeopardize the security of confidential information stored in the computer systems of the Company and its subscribers, which might result in liability of the Company to its subscribers and also might deter potential subscribers. Although the Company intends to continue to implement industry-standard security measures, such measures have been circumvented in the past, and there can be no assurance that measures implemented by the Company will not be circumvented in the future. Moreover, the Company has no control over the security measures that the Affiliated LCOs adopt. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to the Company's subscribers, which could have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Network Architecture."

  Government Regulation. Although the Company's services are not directly subject to current regulations of the Federal Communications Commission (the "FCC") or any other federal or state communications regulatory agency, changes in the regulatory environment relating to the Internet connectivity market, including regulatory changes that, directly or indirectly, affect telecommunications costs, limit usage of subscriber-related information or increase the likelihood or scope of competition from the RBOCs or other telecommunications companies, could affect the prices at which the Company may sell its services. For example, regulations recently adopted by the FCC are intended to subsidize Internet connectivity rates for schools and libraries, which could affect demand for the Company's services. The Company cannot predict the impact, if any, that future regulation or regulatory changes might have on its business. In addition, regulation of cable television rates may affect the speed at which the Cable Partners upgrade their cable infrastructures to two-way HFC. The Company's Cable Partners have advised the Company that the LCOs typically have elected to classify the provision of all or some of the Company's services as "additional cable services" under their respective local franchise agreements, and to pay franchise fees in accordance therewith. Local franchise authorities may attempt to subject the LCOs to higher or other franchise fees or taxes or otherwise seek to require them to obtain additional franchises in connection with their distribution of the @Home service. There are thousands of franchise authorities in the United States alone, and thus it will be difficult or impossible for the Company, its Cable Partners or their LCOs to operate under a unified set of franchise requirements. It is possible that governmental authorities may attempt to impose additional fees or regulations on LCOs offering the Company's services. In the event that the FCC or another governmental agency were to classify the cable system operators as "common carriers" of Internet services, or cable system operators were to seek such classification as a means of protecting themselves against liabilities, the Company's rights as the exclusive ISP over the systems of certain of the Cable Partners could be lost. In addition, if the Company, the Cable Partners or their LCOs were classified as common carriers, they could be subject to government-regulated tariff schedules for the amounts they could charge for their services. Alternatively, the LCOs could treat the provision of the Company's services as "information services" under federal law. While the FCC does not, at present, regulate the provision of information services, such services could, in the future, be the subject of federal regulation, state regulation and/or special fees or taxes. Such regulation could affect the willingness of LCOs to offer the Company's services. Rogers and Shaw have informed the Company that, due to certain Canadian regulations, they are required to provide access to their respective networks to third-party ISPs, and that therefore the Company's services may not have exclusive access to such networks. To the extent the Company increases the number of foreign jurisdictions in which it offers its services, the Company will be subject to additional governmental regulation. See "-- Risks Associated with International Operations" and "Business--Strategic Distribution Relationships--Strategic Relationships with Cable Partners."

  Potential Liability for Defamatory or Indecent Content. The law relating to liability of ISPs and OSPs for information carried on or disseminated through their networks is currently unsettled. A number of lawsuits have sought to impose such liability for defamatory speech and indecent materials. A recent federal statute seeks to impose such liability, in some circumstances, for transmission of obscene or indecent materials. In one case, a court has held that an OSP could be found liable for defamatory matter provided through its service, on the ground that the service provider exercised active editorial control over postings to its service. Other courts have held that ISPs and OSPs may, under certain circumstances, be subject to damages for copying or distributing copyrighted materials. The Telecommunications Act of 1996 prohibits, and imposes criminal penalties and civil liability for using, an interactive computer service for transmitting indecent or obscene communications. A number of states have adopted or are currently considering similar legislation. The anti-indecency provisions of the Telecommunications Act of 1996 have been declared unconstitutional by the United States District Courts for the Eastern District of Pennsylvania and the Southern District of New York, which have issued preliminary injunctions against their enforcement. The United States Supreme Court has upheld those decisions. The imposition upon ISPs or OSPs of potential liability for materials carried on or disseminated through their systems could require the Company to implement measures to reduce its exposure to such liability, which may require the expenditure of substantial resources or the discontinuation of certain product or service offerings. In addition, the imposition of liability on the Company for information carried on the @Network could have a material adverse effect on the Company's business, operating results and financial condition.

  Liability for Information Retrieved and Replicated. Because materials will be downloaded and redistributed by subscribers and cached or replicated by the Company in connection with the Company's offering of its services, there is a possibility that claims may be made against the Company, the Cable Partners or their Affiliated LCOs under both United States and foreign law for defamation, negligence, copyright or trademark infringement, or other theories based on the nature and content of such materials. Such types of claims have been brought, and sometimes successfully pressed, against OSPs in the past. In particular, copyright and trademark laws are evolving both domestically and internationally, and there is uncertainty concerning how broadly the rights afforded under these laws will be applied to online environments. It is impossible for the Company to determine who all the potential rights holders may be with respect to all materials available through the Company's services. In addition, a number of third-party owners of patents have claimed to hold patents that cover various forms of online transactions or online technology. As with other OSPs, patent claims could be asserted against the Company based upon its services or technologies. Although the Company carries general liability insurance, the Company's insurance may not cover potential claims of the foregoing types, or may not be adequate to indemnify the Company for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Risks Associated with International Operations. A key component of the Company's strategy is expansion into international markets. To date, the Company has developed relationships only with United States and Canadian cable system operators. The Company has extremely limited experience in developing localized versions of its products and services and in developing relationships with international cable system operators. There can be no assurance that the Company will be successful in expanding its product and service offerings into foreign markets. In addition to the uncertainty regarding the Company's ability to generate revenues from foreign operations and expand its international presence, there are certain risks inherent in doing business on an international level, such as regulatory requirements (including the regulation of Internet access), legal uncertainty regarding liability for information retrieved and replicated in foreign jurisdictions, export and import restrictions, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, longer payment cycles, problems in collecting accounts receivable, political instability, fluctuations in currency exchange rates, seasonal reductions in business activity during the summer months in Europe and certain other parts of the world and potentially adverse tax consequences, which could adversely affect the success of the Company's future international operations. There can be no assurance that one or more of such factors will not have a material adverse effect on the Company's future international operations and, consequently, on the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Distribution, Marketing and Sales."

  Intellectual Property; Litigation. The Company regards its technology as proprietary and attempts to protect it with copyrights, trademarks, trade secret laws, restrictions on disclosure and other methods. In addition, the Company has filed two patent applications and is in the process of preparing additional patent applications with respect to aspects of its high-bandwidth network technology and online advertising. There can be no assurance that any patent will issue from these applications or that, if issued, any claims allowed will be sufficiently broad to protect the Company's technology. In addition, there can be no assurance that any patents that may be issued will not be challenged, invalidated or circumvented, or that any rights granted thereunder would provide proprietary protection to the Company. Failure of any patents to provide protection to the Company's technology may make it easier for the Company's competitors to offer technology equivalent or superior to the Company's technology. The Company also generally enters into confidentiality or license agreements with its employees and consultants, and generally controls access to and distribution of its documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's products, services or technology without authorization, or to develop similar technology independently. In addition, effective copyright, trademark and trade secret protection may be unavailable or limited in certain foreign countries, and the global nature of the Internet makes it virtually impossible to control the ultimate destination of the Company's content offerings. Policing unauthorized use of the Company's content offerings is difficult. There can be no assurance that the steps taken by the Company will prevent misappropriation or infringement of its technology. In addition, litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, operating results and financial condition.

  From time to time, the Company has received, and may receive in the future, notice of claims of infringement of other parties' proprietary rights, including claims for infringement resulting from the downloading of materials by the online or Internet services operated or facilitated by the Company. For example, on July 8, 1997, PCTV, Inc. ("PCTV") filed a complaint against the Company in the United States District Court for the District of New Hampshire asserting rights in the @Home trademark. In the complaint, PCTV alleges trademark infringement and unfair competition based on the Company's use of the @Home mark and requests damages and injunctive relief. There can be no assurance that infringement or invalidity claims (or claims for indemnification resulting from infringement claims) will not be asserted or prosecuted against the Company or that any assertions or prosecutions will not materially adversely affect the Company's business, operating results and financial condition. Irrespective of the validity or the successful assertion of such claims, the Company would incur significant costs and diversion of management time and resources with respect to the defense thereof, which could have a material adverse effect on the Company's business, operating results and financial condition. If any claims or actions are asserted against the Company, the Company may seek to obtain a license under a third party's intellectual property rights. There can be no assurance, however, that under such circumstances a license would be available on commercially reasonable terms, or at all. See "Business--Intellectual Property" and "--Legal Proceedings."

  Ability of TCI to Transfer Control of the Company. The Stockholders' Agreement provides that no Principal Cable Stockholder may transfer its shares of the Company's stock until six years after the closing date of this offering subject to certain exceptions, including, but not limited to, the right of any Principal Cable

Stockholder to make indirect transfers of up to 49.9% of its equity ownership in the Company by transferring equity interests in the subsidiary of the Principal Cable Stockholder that holds the shares of the Company, transfers in connection with certain "spin off" transactions involving a Principal Cable Stockholder and TCI's right to sell its controlling interest in the Company to a third party. If TCI were to propose such a control sale, the Stockholders' Agreement grants to Comcast, Cox and KPCB certain "tag along" rights to participate in such a control sale, and provides TCI with certain "drag along" rights to cause Comcast, Cox and KPCB to sell their shares in such a control sale. The purchasers of Series A Common Stock in this offering will not be subject to these tag along and drag along provisions and therefore would not be entitled to participate in such a control sale unless it involved a sale of the entire Company such as through a merger. In addition, the Company has elected not to be subject to Section 203 of the Delaware General Corporation Law, which would otherwise provide certain restrictions on "business combinations" between the Company and any person acquiring a significant (15% or greater) interest in the Company other than in a transaction approved by the Board and in certain cases by the stockholders of the Company. Accordingly, majority control of the Company could be transferred with no assurance that stockholders other than the Principal Cable Stockholders and KPCB would be given the opportunity to participate in the transaction or to receive the same amount and type of consideration for their stock in the Company. In addition, TCI's control of the voting stock of the Company may make the Company less attractive as a target for a takeover than it otherwise might be or render more difficult or discourage a merger proposal, a tender offer or a proxy contest, even if such actions were favored by the holders of Series A Common Stock. See "Certain Transactions" and "Description of Capital Stock."

  Certain Anti-Takeover Provisions. Upon completion of this offering, the Board will have the authority to issue up to 9,650,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing flexibility in connection with possible financings or acquisitions or other corporate purposes, may have the effect of delaying, deferring or preventing a change in control of the Company, may discourage bids for the Company's Series A Common Stock at a premium over the market price of the Series A Common Stock and may adversely affect the market price of, and the voting and other rights of the holders of, the Common Stock. Such provisions may also have the effect of preventing or deterring changes in the control or management of the Company. The Company has no current plans to issue shares of Preferred Stock. The Company's Certificate of Incorporation and indemnity agreements provide that the Company will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to the Company, including services in connection with takeover defense measures. See "Description of Capital Stock."

  Shares Eligible for Future Sale. Sales of a substantial number of shares of Series A Common Stock in the public market following this offering could materially adversely affect the prevailing market price of the Company's Series A Common Stock. Following expiration of or earlier release from the 180-day lockup agreements with Morgan Stanley & Co. Incorporated, approximately 103,720,996 shares will become eligible for sale, subject in most cases to compliance with certain volume limitations under Rule 144 and to certain contractual restrictions under the Stockholders' Agreement. The remaining 4,800,000 shares held by existing stockholders will become eligible for sale on April 11, 1998. In addition, the Company intends to register on Form S-8, immediately following the effective date of this offering, a total of 1,064,264 shares of Series A Common Stock reserved for issuance under the Company's Purchase Plan and 1997 Equity Incentive Plan and a total of 1,687,000 shares subject to outstanding options granted under the 1996 Plans. The holders of approximately 95,252,260 shares of Common Stock, and holders of warrants to purchase a total of 2,200,000 shares of Series A Common Stock, will also be entitled to certain rights with respect to registration of such shares of Common Stock for offer or sale to the public. If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have a material adverse effect on the market price for the Company's Common Stock. See "Management--Employee Benefit Plans," "Certain Transactions," "Description of Capital Stock-- Registration Rights" and "Shares Eligible for Future Sale."

  Management's Broad Discretion Over Use of Proceeds of the Offering. The Company expects to use the net proceeds of this offering, over time, for general corporate purposes, including working capital and capital expenditures. The Company's management will have the discretion to allocate the net proceeds to uses that stockholders may not deem desirable. There can be no assurance that the net proceeds can or will be invested to yield a significant return. See "Use of Proceeds."

  Requirements for Additional Capital. The Company is investing significantly in the development of its network infrastructure and hiring new personnel rapidly in anticipation of potential growth in its business, which is still at a very early stage. The Company believes that the net proceeds from this offering, together with existing cash, cash equivalents, short-term cash investments and capital lease financing, will be sufficient to meet its working capital and capital expenditure requirements for at least the next 18 months. However, the Company may need to raise additional funds if its estimates of working capital and/or capital expenditure and/or lease financing requirements change or prove inaccurate or in order for the Company to respond to unforeseen technological or marketing hurdles or to take advantage of unanticipated opportunities. Over the longer term, it is likely that the Company will require substantial additional funds to continue to fund the Company's infrastructure investment, product development, marketing, sales and customer support needs. There can be no assurance that any such funds will be available at the time or times needed, or available on terms acceptable to the Company. If adequate funds are not available, or are not available on acceptable terms, the Company may not be able to continue its network implementation, to develop new products and services or otherwise to respond to competitive pressures. Such inability could have a material adverse effect on the Company's business, operating results and financial condition. The Principal Cable Stockholders have the preemptive right, subject to certain restrictions, to purchase a pro rata portion of any new securities offered by the Company other than securities issued pursuant to a public offering, securities issued pursuant to any incentive plan or agreement for the benefit of the Company's employees, directors or consultants, securities issued by the Company in connection with an acquisition, and securities issued in exchange for interests in a joint venture or other business combination. The existence of this right could delay or adversely affect the Company's ability to raise required capital on a timely basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  No Prior Trading Market; Possible Volatility of Stock Price. Prior to this offering, there has been no public market for the Common Stock of the Company, and there can be no assurance that an active trading market will develop or, if one does develop, that it will be maintained. The initial public offering price, which will be established by negotiations between the Company and the representatives of the Underwriters based upon a number of factors, may not be indicative of prices that will prevail in the trading market. See "Underwriters" for a discussion of the factors to be considered in determining the initial public offering price. The stock market has from time to time experienced significant price and volume fluctuations. In addition, the market price of the shares of the Company's Series A Common Stock, similar to the market prices of other Internet companies, is likely to be highly volatile. Factors such as fluctuations in the Company's operating results, announcements of technological innovations or new products by the Company or its competitors, regulatory actions, and general market conditions may have a significant effect on the market price of the Company's Series A Common Stock.

  Immediate and Substantial Dilution. Investors participating in this offering will incur immediate, substantial dilution in the amount of $9.00. To the extent that options and warrants to purchase the Company's Series A Common Stock are exercised, there may be further substantial dilution. See "Dilution."

                                  THE COMPANY

  The Company is a leading provider of Internet services over the cable television infrastructure to consumers and businesses. The Company's primary offering, the @Home service, allows residential subscribers to connect their personal computers via cable modems to a new high-speed network developed and managed by the Company. This service enables subscribers to receive the "@Home Experience," which includes Internet service over HFC cable at a peak data transmission speed over 300 times faster than typical dial-up connections, "always on" availability and rich multimedia programming through an intuitive graphical user interface. The technology foundation of the @Home Experience is the @Network, a "parallel Internet" that optimizes traffic routing, improves security and consistency of service, and facilitates end-to-end network management, enhancing the Company's ability to address performance bottlenecks before they affect the user experience. The content foundation of the @Home Experience is provided by the Company's @Media group, which aggregates content, sells advertising to businesses and will provide premium services to @Home subscribers. See "Business--@Network Architecture."

  The Company has entered into distribution arrangements for the @Home service with its Cable Partners, TCI, Comcast, Cox, Rogers, Shaw, Marcus and Intermedia, whose cable systems pass approximately 44 million homes in North America. The Company believes that approximately two million of these homes are currently passed by upgraded two-way HFC cable and that the Cable Partners will complete the upgrade of systems passing a majority of these homes within five years. The Company has launched its service through TCI, Comcast, Cox and Intermedia in portions of 13 cities and communities (of which 11 have revenue-paying subscribers) in the United States and had more than 7,000 U.S. subscribers as of June 30, 1997. To expand distribution, the Company is aggressively seeking to work with additional United States and international cable system operators. In order to shorten time to market for cable operators, the Company provides a turnkey solution, which includes not only a technology platform, but also marketing, customer service, billing and a national brand. According to Paul Kagan Associates, Inc., cable is available to approximately 96% of the homes in the United States, and, according to Baskerville Communications, there will be approximately 203 million homes passed in Europe and the Asia Pacific region in the year 2000.

  For businesses, @Work services provide a platform for Internet, intranet and extranet connectivity solutions and networked business applications over both cable infrastructure and leased digital telecommunications lines. In order to accelerate deployment of @Work services into major metropolitan areas, the Company has established a strategic relationship with TCG, the country's largest competitive local exchange carrier ("CLEC") and an affiliate of TCI, Comcast and Cox, to provide co-location facilities and local telephone circuits for infrastructure and subscriber connectivity. By combining the @Network's distributed architecture with cable, telephone and technology relationships, the @Work services provide a compelling platform for nationwide delivery of network-based business applications. The Company has developed this platform at a low incremental cost by leveraging its existing @Network investment. Forrester Research Inc. projects that United States business Internet access revenues will climb from an estimated $595 million in 1996 to a projected $10.4 billion in 2000.

  The Internet has emerged as a global communications medium enabling millions of people to share information and conduct business electronically. Much of the potential of the Internet remains unfulfilled due to problems with its performance and reliability. These limitations stem from its basic architecture, which is not optimized for distribution of data-intensive multimedia content. As a network of hundreds of interconnected, separately administered public and commercial networks, problems with any element in the Internet can result in performance bottlenecks slowing data transmission speed to that of the weakest link. A variety of new technologies are being explored to address the performance and reliability problems encountered by users of the Internet. However, each of these new approaches focuses on increasing the speed of transmission along the "last-mile" connection to the user, rather than the fundamental architectural performance problems of the Internet.

  The Company was founded in March 1995 on the premise that the cable infrastructure could enable the fastest, most cost-effective delivery mechanism for residential Internet services but that the actual speed of these services would ultimately be limited by the fundamental architecture of the Internet. As a result, the Company assembled a team of industry experts to develop an advanced network architecture and the custom hardware and software products that would address these limitations. Prior to launching the @Home service in September 1996, the Company implemented a nationwide backbone, designed and built its Network Operations Center with 24X7 end-to-end management capabilities, deployed regional data centers and headend equipment, implemented an integrated customer management system including billing and support for those operators that elect to obtain such services from the Company, implemented a customized browser and aggregated the multimedia content required to deliver the @Home Experience to its first subscribers.

  The Company was incorporated in Delaware in March 1995. The Company's executive offices are located at 425 Broadway Street, Redwood City, California 94063. Its telephone number at that location is (415) 569-5000 and its Web site address is http://www.home.net. Information contained in the Company's Web site is not part of this Prospectus.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 8,000,000 Shares of Series A Common Stock offered hereby are estimated to be approximately $73.4 million (approximately $84.6 million if the Underwriters' over-allotment option is exercised in full), at an assumed initial public offering price of $10.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses. The Company intends to use the net proceeds for general corporate purposes, including working capital and capital expenditures. A portion of the net proceeds may also be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. The Company has no current plans, agreements or commitments with respect to any such acquisition or investment, and the Company is not currently engaged in any negotiations with respect to any such transaction. Pending such uses, the net proceeds of this offering will be invested in short-term, interest-bearing, investment grade securities.

                                DIVIDEND POLICY

  The Company has never declared or paid any cash dividends on its capital stock and does not anticipate paying any cash dividends on its capital stock in the foreseeable future.

                                CAPITALIZATION

  The following table sets forth, as of June 30, 1997, (i) the actual short-term debt and capitalization of the Company, (ii) the pro forma short-term debt and capitalization of the Company giving effect to the conversion of all outstanding shares of Preferred Stock into shares of Common Stock, which will occur upon the closing of this offering, and (iii) the pro forma short-term debt and capitalization of the Company as adjusted to give effect to the sale of the 8,000,000 Shares of Series A Common Stock offered hereby, at an assumed initial public offering price of $10.00 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses.

                                                        JUNE 30, 1997
                                                --------------------------------
                                                 ACTUAL   PRO FORMA  AS ADJUSTED
                                                --------  ---------  -----------
                                                        (IN THOUSANDS)
Current portion of capital lease
 obligations(1)................................ $  6,653  $  6,653    $  6,653
                                                ========  ========    ========
Capital lease obligations, less current
 portion, and other long-term liabilities(1)... $ 11,953  $ 11,953    $ 11,953
                                                --------  --------    --------
Stockholders' equity:
 Convertible preferred stock, $.01 par value;
  14,522,613 shares authorized, 4,762,613
  shares issued and outstanding actual;
  9,650,000 shares authorized, no shares issued
  as adjusted(2)...............................   91,595        --          --
 Common stock, $.01 par value; 180,277,660
  shares authorized, 13,268,736 shares issued
  and outstanding actual; 180,277,660 shares
  authorized, 108,520,996 shares issued and
  outstanding pro forma; 230,277,660 shares
  authorized, 116,520,996 shares issued and
  outstanding as adjusted(2)...................    6,785    98,380     171,780
 Notes receivable from stockholders............     (320)     (320)       (320)
 Deferred compensation.........................   (5,051)   (5,051)     (5,051)
 Accumulated deficit...........................  (50,073)  (50,073)    (50,073)
                                                --------  --------    --------
    Total stockholders' equity.................   42,936    42,936     116,336
                                                --------  --------    --------
      Total capitalization..................... $ 54,889  $ 54,889    $128,289
                                                ========  ========    ========

--------
(1) See Notes 3 and 4 of Notes to Consolidated Financial Statements.
(2) Excludes (i) 1,687,000 shares of Series A Common Stock issuable upon the exercise of stock options outstanding as of June 30, 1997 under the First 1996 Plan and the Second 1996 Plan with a weighted average exercise price of $2.03 per share, (ii) 664,264 shares of Series A Common Stock reserved for issuance under the 1997 Equity Incentive Plan, (iii) 400,000 shares of Series A Common Stock reserved for issuance under the Purchase Plan, (iv) 200,000 shares of Series A Common Stock issuable upon exercise of an outstanding warrant with an exercise price of $15.00 per share and (v) 2,000,000 shares of Series A Common Stock issuable upon the exercise of outstanding warrants with an exercise price per share equal to the lesser of $10.00 or the initial public offering price. See "Management--Employee Benefit Plans," "Description of Capital Stock" and Notes 5 and 9 of Notes to Consolidated Financial Statements.

                                   DILUTION

  The net tangible book value of the Company as of June 30, 1997 was approximately $42,936,000, or $.40 per share of Common Stock. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of Common Stock then outstanding, assuming the conversion of all outstanding shares of Preferred Stock into shares of Common Stock upon the closing of this offering. After giving effect to the sale of the 8,000,000 Shares of Series A Common Stock offered hereby (at an assumed initial public offering price of $10.00 per Share and after deducting estimated underwriting discounts and commissions and estimated offering expenses), the Company's net tangible book value as of June 30, 1997 would have been $116,336,000, or $1.00 per share of Common Stock. This represents an immediate increase in net tangible book value of $.60 per share to existing stockholders and an immediate dilution of $9.00 per share to new public investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share....................      $10.00
 Net tangible book value per share at June 30, 1997................ $.40
 Increase in net tangible book value per share attributable to new investors........................................................  .60
                                                                    ----
Net tangible book value per share after offering...................        1.00
                                                                         ------
Dilution per share to new public investors.........................      $ 9.00
                                                                         ======

  The following table summarizes, as of June 30, 1997, on the pro forma basis described above, the difference between the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing stockholders and by new public investors purchasing Shares of Series A Common Stock in this offering (at an assumed initial public offering price of $10.00 per Share and before deducting estimated underwriting discounts and commissions and estimated offering expenses):

                           SHARES PURCHASED   TOTAL CONSIDERATION
                          ------------------- --------------------     AVERAGE
                            NUMBER    PERCENT    AMOUNT    PERCENT PRICE PER SHARE
                          ----------- ------- ------------ ------- ---------------
Existing stockholders
 (Series A, Series B and
 Series K Common
 Stock)(1)..............  108,520,996   93.1% $ 94,459,455   54.1%     $  .87
New public investors
 (Series A Common
 Stock)(2)..............    8,000,000    6.9    80,000,000   45.9       10.00
                          -----------  -----  ------------  -----
  Total.................  116,520,996  100.0% $174,459,455  100.0%
                          ===========  =====  ============  =====

--------
(1) After conversion of Preferred Stock upon the closing of this offering.
(2) The foregoing computations assume no exercise of stock options or warrants outstanding as of June 30, 1997. As of June 30, 1997, there were options outstanding to purchase a total of 1,687,000 shares of Series A Common Stock with a weighted average exercise price of $2.03 per share, warrants to purchase 200,000 shares of Series A Common Stock with an exercise price of $15.00 per share, and warrants to purchase, commencing December 31, 1997, 2,000,000 shares of Series A Common Stock with an exercise price per share of the lesser of $10.00 or the initial public offering price, To the extent that any of these options or warrants are exercised, there could be further dilution to new public investors. See "Capitalization," "Management--Employee Benefit Plans," "Description of Capital Stock" and Notes 5 and 9 of Notes to Consolidated Financial Statements.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial data is qualified by reference, and should be read in conjunction with, the Company's Consolidated Financial Statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus. The selected consolidated statement of operations data presented below for the period from March 28, 1995 (inception) to December 31, 1995 and the year ended December 31, 1996, respectively, and the selected consolidated balance sheet data as of December 31, 1995 and 1996, are derived from consolidated financial statements of the Company that have been audited by Ernst & Young LLP, independent auditors, and are included elsewhere in this Prospectus. The selected consolidated statement of operations data for the six months ended June 30, 1996 and 1997 and the selected consolidated balance sheet data as of June 30, 1997 are derived from unaudited consolidated financial statements included elsewhere in this Prospectus that have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company's consolidated operating results for such periods and its financial condition as of such date. The operating results for the six months ended June 30, 1997 are not necessarily indicative of the results to be expected for any other interim period or any future fiscal year.

                                 PERIOD FROM
                                MARCH 28, 1995              SIX MONTHS ENDED
                                (INCEPTION) TO  YEAR ENDED      JUNE 30,
                                 DECEMBER 31,  DECEMBER 31, -----------------
                                     1995          1996      1996      1997
                                -------------- ------------ -------  --------
                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
 OPERATIONS DATA:
Revenues.......................    $    --       $    676   $    --  $  1,830
Costs and expenses:
 Operating costs...............         --          6,969     1,781     9,165
 Product development and
  engineering..................      1,447          6,312     2,806     5,274
 Sales and marketing...........        496          6,368     2,120     5,878
 General and administrative....        943          6,054     1,735     4,660
                                   -------       --------   -------  --------
Total costs and expenses.......      2,886         25,703     8,442    24,977
                                   -------       --------   -------  --------
Loss from operations...........     (2,886)       (25,027)   (8,442)  (23,147)
Interest income, net...........        130            514       163       343
                                   -------       --------   -------  --------
Net loss.......................    $(2,756)      $(24,513)  $(8,279) $(22,804)
                                   =======       ========   =======  ========
Pro forma net loss per
 share(1)......................                  $    .22            $   (.21)
                                                 ========            ========
Pro forma shares used in per
 share calculations(1).........                   110,048             110,048
                                                 ========            ========

                                                                DECEMBER 31,
                                                              ---------------- JUNE 30,
                                                                1995    1996     1997
                                                              -------- ------- --------
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term cash investments......  $  6,907 $16,770 $ 40,929
Working capital.............................................     6,244  10,573   29,032
Total assets................................................     8,124  33,388   69,145
Capital lease obligations, less current portion, and other
 long-term liabilities......................................        --   7,329   11,953
Stockholders' equity........................................     7,212  18,317   42,936

--------
(1) See Note 1 of Notes to Consolidated Financial Statements for an explanation of the determination of the number of pro forma shares used in per share calculations.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. The following discussion contains forward-looking statements. The Company's actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future actual results to differ materially from the Company's recent results or those projected in the forward-looking statements include, but are not limited to, those discussed in "Risk Factors," "Business" and below. The Company assumes no obligation to update the forward-looking statements or such factors.

OVERVIEW

  The Company is a leading provider of Internet services to consumers and businesses over the cable television infrastructure. The Company was founded in March 1995 on the premise that the cable infrastructure would enable the fastest, most cost-effective delivery mechanism for Internet services. To overcome fundamental architectural limitations of the Internet, the Company has been developing and deploying the @Network, a scalable, distributed network that links its private high-speed nationwide backbone to HFC cable systems. As of June 30, 1997, the Company had expended more than $77.5 million on capital expenditures and operating costs and expenses (including deferred compensation) to design and build the @Network and the corporate infrastructure necessary to support the rollout of the @Home and @Work services. As of June 30, 1997, the Company had developed a nationwide backbone, designed and implemented a Network Operations Center with end-to-end management capabilities, deployed regional data centers in 14 geographic areas, implemented an integrated customer management system including billing and support, implemented a customized browser and aggregated the initial multimedia content required to deliver the @Home service to subscribers.

  The Company's primary offering, the @Home service, allows subscribers to connect their personal computers via cable modems to the Company's new high-speed "parallel Internet." The Company has agreements with seven leading North American cable companies for the distribution of the Company's high-bandwidth residential consumer Internet services over their cable systems. None of these agreements, however, places an affirmative obligation on the Company's Cable Partners to carry any of the Company's services. The @Home service is presently offered by TCI, Comcast, Cox and Intermedia to consumers in portions of 13 cities and communities (of which 11 have revenue-paying subscribers) in the United States for a flat monthly fee generally ranging from $35 to $55, which currently includes use of a cable modem, although the Company's Cable Partners have the right to alter such fees. Under the current arrangements with its Cable Partners in the United States, the Company receives 35% of such monthly fees, although this percentage is subject to change by the Principal Cable Stockholders, and receives fees for premium services. See "Risk Factors--Dependence on Cable Partners for Distribution; Potential Conflicts of Interest with Principal Cable Stockholders." In Canada, the Company will receive a smaller percentage of the monthly subscription fees billed by Rogers, Shaw and their subdistributors because Rogers and Shaw will bear the costs of providing additional customer support, data transport, marketing and programming for the Canadian market which are not borne by the Company's Cable Partners in the United States. The Company anticipates that the subscriber pricing and revenue or royalty splits with cable system operators in international markets will differ from those prevailing in the United States based on differences in services and content provided by the Company and the cable system operators. As of June 30, 1997, the Company had more than 7,000 subscribers in the United States, and was in the process of converting to its @Home service approximately 5,000 subscribers currently receiving the Wave interactive service provided by Rogers and Shaw in Canada.

  For businesses, @Work services provide a platform for Internet, intranet and extranet connectivity solutions and networked business applications over both cable infrastructure and leased digital telecommunications lines. In order to accelerate deployment of @Work services into major metropolitan areas, the Company has established a strategic relationship with TCG, the country's largest competitive local exchange carrier (CLEC), to provide co-location facilities and local telephone circuits for infrastructure and subscriber connectivity. The @Work Internet service is currently available in five metropolitan markets: Chicago, Hartford, San Diego, the San Francisco Bay Area and Seattle. The @Work Internet service offers dedicated high-speed Internet access options, which are priced competitively to existing alternatives. The Company currently receives 100% of installation and monthly access fees for these services. Businesses that are passed by two-way HFC cable capable of delivering the @Home service also can connect to the @Work Internet service. Under the revenue and cost arrangements currently contemplated with its U.S. Cable Partners for such HFC connectivity, the Company's revenue generally will depend on the services provided by the respective parties. As of June 30, 1997, the Company was receiving revenues from 27 business customers and had agreements with more than 160 additional business customers to begin to install service. Substantially all of these agreements are for services over telecommunications lines.

  The Company expects to generate substantially all of its revenues through 1998 from monthly fees from subscribers to the @Home service and the @Work Internet service and from customer services provided to the Cable Partners. The Company believes that a growing subscriber base will generate @Media division advertising revenues, as well as revenues from premium services and transaction processing.

  The Company has incurred substantial net losses in each fiscal period since its inception and, as of June 30, 1997, had an accumulated deficit of $50.1 million (including deferred compensation). The Company currently intends to increase its capital expenditures and marketing and sales expenditures in order to expand its network to support additional expected subscribers in existing and future markets and to provide the Company's services to a growing number of potential subscribers. As a result, the Company expects to incur additional substantial net losses for the foreseeable future. The Company is in the early stages of executing its business, and the profit potential of the Company's subscription-based business is unproven in the Internet industry. Because its success is dependent on the growth of the Internet into a mass market, the Company must, among other things, develop and market products and services that are widely accepted by consumers and businesses at prices that will yield a profit. There can be no assurance that the Company's services will achieve broad consumer or commercial acceptance. See "Risk Factors--Short Operating History; History of Losses; Unproven Business Model; No Assurance of Profitability."

  The Company's ability to generate future revenues will be dependent on a number of factors, many of which are beyond the Company's control, including, among others, the rate at which its Cable Partners upgrade their cable infrastructures, the success of the Affiliated LCOs in marketing the @Home service to subscribers in their local cable areas and the prices that the Affiliated LCOs set for the @Home service. Because of the foregoing factors, among others, the Company is unable to forecast its revenues with any degree of accuracy. The Company currently expects to incur capital expenditures of approximately $22.0 million during the period from July 1, 1997 to December 31, 1997 in order to expand its network and operating infrastructure. In addition, the Company intends to incur significant expenses in the areas of operation and customer services to support additional expected subscribers in current and future markets and to market and provide the Company's services to a growing number of potential subscribers. To the extent that such expenses are not accompanied or followed by increased revenues, the Company's business, operating results and financial condition will be materially adversely affected. Accordingly, there can also be no assurance that the Company will ever achieve profitability. See "Risk Factors" and "--Liquidity and Capital Resources."

RESULTS OF OPERATIONS

  The following table sets forth certain consolidated statement of operations data for the Company's six most recent quarters. This information has been derived from the Company's unaudited consolidated financial statements. In management's opinion, this unaudited information has been prepared on the same basis as the annual consolidated financial statements and includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information for the quarters presented. This information should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this Prospectus. The operating results for any quarter are not necessarily indicative of results for any future period.

                                            THREE MONTHS ENDED
                         -----------------------------------------------------------
                         MARCH 31, JUNE 30,  SEPT. 30, DEC. 31,  MARCH 31,  JUNE 30,
                           1996      1996      1996      1996      1997       1997
                         --------- --------  --------- --------  ---------  --------
                                              (IN THOUSANDS)
Revenues................  $    --  $    --    $   141  $   535   $    806   $ 1,024
Costs and expenses:
 Operating costs........      679    1,102      1,968    3,220      4,325     4,840
 Product development and
  engineering...........    1,286    1,520      1,918    1,588      2,330     2,944
 Sales and marketing....      831    1,289      1,855    2,393      2,934     2,944
 General and
  administrative........      998      737      1,858    2,461      2,158     2,502
                          -------  -------    -------  -------   --------   -------
Total costs and
 expenses...............    3,794    4,648      7,599    9,662     11,747    13,230
                          -------  -------    -------  -------   --------   -------
Loss from operations....   (3,794)  (4,648)    (7,458)  (9,127)   (10,941)  (12,206)
Interest income, net....       84       79        212      139         40       303
                          -------  -------    -------  -------   --------   -------
Net loss................  $(3,710) $(4,569)   $(7,246) $(8,988)  $(10,901)  (11,903)
                          =======  =======    =======  =======   ========   =======

  REVENUES

  Revenues consist of monthly subscription fees and fees for customer support activities for cable system operators, both of which are recognized during the period in which services are provided. The Company began recognizing revenues in September 1996. Total revenues were $676,000, $806,000 and $1.0 million for the year ended December 31, 1996 and the quarters ended March 31, 1997 and June 30, 1997, respectively. Total revenues were $0 and $1.8 million for the six months ended June 30, 1996 and 1997, respectively. Substantially all of the revenues to date have been derived from customer services provided to TCI and Comcast. Revenues from related parties (the Principal Cable Stockholders) represented 94% of revenues for the year ended December 31, 1996 and 74% of revenues for the six months ended June 30, 1997.

  COSTS AND EXPENSES

  Quarterly expenses for the Company increased sequentially during 1995, 1996 and the first two quarters of 1997 as a result of increased business activities, initially related to development activities and the build-out and testing of the @Network and more recently attributable to subscriber growth for the @Home service commencing in the third quarter of 1996. As the @Home service has been initiated in additional geographic areas, increases in marketing and customer service activities, increased personnel and the additional support of the @Network have contributed to increases in expenses. The Company believes continued expansion of operations as well as its network infrastructure is critical to the achievement of its goals and anticipates that costs and expenses will continue to increase in each quarter for the foreseeable future.

  Operating Costs. Operating costs are primarily related to providing services to customers and maintaining the @Network infrastructure. These costs include salaries and related expenses for operating and customer service personnel, telecommunications transport costs, content programming and the depreciation, amortization and maintenance of capital equipment. As a development stage company with no revenues, there were no operating costs during 1995. For the year ended December 31, 1996, operating costs were $7.0 million, primarily as a result of activities associated with network and customer service start-up. Operating costs for the four quarters of 1996 and the first and second quarters of 1997 were $679,000, $1.1 million, $2.0 million, $3.2 million, $4.3 million and $4.8 million, respectively. Increases in the second and third quarters of 1996 were primarily attributable to increased expenditures to establish the Company's customer operations department as well as the development of additional content programming resources. Increases in the fourth quarter of 1996 and the first and second quarters of 1997 were principally attributable to additional transport costs to support the rollout of the @Network to additional sites, maintenance and depreciation of capital equipment, increased customer operations expenditures to support the subscriber base and additional expenses for content programming. Operating costs for the six months ended June 30, 1996 and 1997 were $1.8 million and $9.2 million, respectively. The increase in the six months ended June 30, 1997 compared to the corresponding period of 1996 was principally attributable to activities associated with transport costs to support the rollout of the @Network, maintenance and depreciation of capital equipment and customer service operations and content programming expenditures.

  Product Development and Engineering. Product development and engineering expenses consist primarily of salaries and related expenses for personnel, fees to outside contractors and consultants, the allocated cost of facilities, and the depreciation and amortization of capital equipment. Product development and engineering expenses increased from $1.4 million for the period from March 28, 1995 (inception) to December 31, 1995 (the "Inception Period") to $6.3 million for the year ended December 31, 1996 as a result of additional personnel costs to support the expansion, development and testing of the @Network. Product development and engineering expenses for the four quarters of 1996 and the first and second quarters of 1997 were $1.3 million, $1.5 million, $1.9 million, $1.6 million, $2.3 million and $2.9 million, respectively. The sequential increase in expenses for the first three quarters of 1996 was due primarily to additional personnel costs to support the expansion, development and testing of the @Network. The decrease in expenses in the fourth quarter of 1996 from the previous quarter was due to a reduction in certain royalty payments. The increases in expenses in the first and second quarters of 1997 over the fourth quarter of 1996 are principally attributable to the increase in personnel and related expenses. Product development and engineering expenses for the six months ended June 30, 1996 and 1997 were $2.8 million and $5.3 million, respectively. The increase in the six months ended June 30, 1997 compared to the corresponding period of 1996 was principally attributable to the increase in personnel and related expenses. Product development and engineering expenses are primarily incurred in three areas: the design, testing and deployment of the @Network, the development of software tools and enabling platforms for the creation and distribution of enhanced content, and applications specifically designed to take advantage of the @Network and the development of @Work services. Product development and engineering costs have been expensed as incurred.

  Sales and Marketing. Sales and marketing expenses consist primarily of salaries, commissions and promotional expenses. Sales and marketing expenses increased from $496,000 for the Inception Period to $6.4 million for the year ended December 31, 1996 as a result of increased sales and marketing activities to support the expansion of regional deployments of the @Home and @Work services. Sales and marketing expenses for the four quarters of 1996 and the first and second quarters of 1997 were $831,000, $1.3 million, $1.9 million, $2.4 million, $2.9 million and $2.9 million, respectively. The sequential increase in expenses was the result of continued increases in sales and marketing activities to support the expansion of regional deployments of the @Home and @Work services. Sales and marketing expenses have increased primarily due to the expansion of the Company's sales force, related travel and entertainment expenses, expenditures for trade shows and increased marketing activities to attract additional cable partners, subscribers and corporate accounts. Sales and marketing expenses for the six months ended June 30, 1996 and 1997 were $2.1 million and $5.9 million, respectively. The increase in the six months ended June 30, 1997 compared to the corresponding period of 1996 was the result of increased sales and marketing activities to support the expansion of regional deployments of the @Home and @Work services. The Company and the Cable Partners both market the Company's services to prospective customers and determine the specific costs and expenses to be borne by each party. The Company bears the cost of national sales and marketing programs (such as public relations, distribution, database marketing and acquisition programs); retail distribution; joint Company/Cable Partner market research; and retention and loyalty programs. Expenditures typically borne by the Cable Partners include local sales and marketing programs such as public relations, events and acquisition programs; demonstration sites; market specific research; and cross-cable services database marketing and bundling with core cable programs.

  General and Administrative. General and administrative expenses consist primarily of administrative and executive personnel costs, fees for professional services and the costs of in-house systems and infrastructure to support the operations of the Company. General and administrative expenses increased from $943,000 for the Inception Period to $6.1 million for the year ended December 31, 1996 as a result of additions of personnel to support the operations of the Company and their related costs. General and administrative expenses for the four quarters of 1996 and the first and second quarters of 1997 were $998,000, $737,000, $1.9 million, $2.5 million, $2.2 million and
$2.5 million, respectively. The quarterly increases beginning with the second quarter of 1996 were primarily related to additions of personnel to support the operations of the Company and their related costs. The increase in general and administrative expenses in the third and fourth quarters of 1996 relates primarily to stock compensation charges resulting from stock options and restricted stock purchase agreements. General and administrative expenses for the six months ended June 30, 1996 and 1997 were $1.7 million and $4.7 million, respectively. The increase in the six months ended June 30, 1997 compared to the corresponding period of 1996 was the result of additions of personnel to support the operations of the Company and their related costs and stock compensation charges resulting from stock options and restricted stock purchase agreements.

  INTEREST INCOME, NET

  Interest income, net was $84,000, $79,000, $212,000, $139,000, $40,000 and
$303,000 for the four quarters of 1996 and the first and second quarters of 1997, respectively. Interest income, net was $130,000, $514,000, $163,000 and $343,000 for the Inception Period, the year ended December 31, 1996 and the six months ended June 30, 1996 and 1997, respectively. Interest income, net represents interest earned by the Company on its cash and short-term cash investments, less interest expense on capital lease obligations.

  INCOME TAXES

  At December 31, 1996, the Company had net operating loss and research and development tax credit carryforwards for federal and state tax purposes of $16.0 million and $120,000, respectively, which will expire at various times through the year 2011 if not utilized. Certain changes in the ownership of the Company, as defined in the Tax Reform Act of 1986 and similar state provisions, may restrict the utilization of such carryforwards. The proposed issuance of Series A Common Stock in this offering would not result in such a change in ownership. At December 31, 1996, the Company had net deferred tax assets of $11.0 million relating principally to the net operating loss and research and development credit carryforwards. Realization of deferred tax assets is dependent on future earnings, if any, the timing and amount of which are uncertain. A valuation allowance has been recorded for the entire net deferred tax asset as a result of uncertainties regarding the realization of the asset due to the lack of earnings history of the Company. Accordingly, the Company has not recorded any income tax benefit for net losses incurred for any period from inception through June 30, 1997. See Note 6 of Notes to Consolidated Financial Statements.

  NET LOSS

  The net loss for 1996 was $24.5 million, an increase from $2.8 million for the Inception Period. The Company's net loss was $3.7 million, $4.6 million, $7.2 million, $9.0 million, $10.9 million and $11.9 million for the four quarters of 1996 and the first and second quarters of 1997, respectively. The net loss for the six months ended June 30, 1996 and 1997 was $8.3 million and $22.8 million, respectively. The increase in loss was due primarily to increases in expenses as a result of increased business activities.

FACTORS AFFECTING OPERATING RESULTS

  The Company's revenue is difficult to forecast in part because the market for high-bandwidth Internet service is rapidly evolving. The Company's quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside the Company's control. Factors that may affect the Company's quarterly operating results attributable to its @Home service include the timing of Cable Partners' upgrades of their cable infrastructures and rollouts of the @Home service, the rate at which customers subscribe to the Company's Internet services and the prices subscribers pay for such services, subscriber churn rates, changes in the revenue splits between the Company and the Cable Partners, the demand for Internet advertising, the effectiveness of Affiliated LCOs' marketing and other operations, and potential competition with Affiliated LCOs for advertising revenue. Quarterly operating results attributable to the Company's @Work services are dependent on the demand for, and level of acceptance of, the Company's corporate Internet, intranet and extranet connectivity and telecommuting solutions, the introduction of, demand for, and level of acceptance of, the

Company's value-added business applications and the timing of Cable Partners' upgrades of their cable infrastructures and rollouts of the @Home service. Additional factors that may affect the Company's quarterly operating results generally include the amount and timing of capital expenditures and other costs relating to the expansion of the Company's network, the introduction of new Internet and telecommuting services by the Company or its competitors, price competition or pricing changes in the Internet, cable and telecommunications industries, technical difficulties or network downtime, general economic conditions and economic conditions specific to the Internet, corporate intranet and cable industries. The Company operates with very little backlog, and quarterly sales and operating results are difficult to forecast even in the short term. There can be delays in the commencement and recognition of revenue because the installation of telecommunication lines to implement certain services have lead times that are controlled by third parties. A significant portion of the Company's expenses are fixed in advance based in large part on future revenue forecasts. If revenue is below expectations in any given quarter, the adverse impact of the shortfall on the Company's operating results may be magnified by the Company's inability to adjust spending to compensate for the shortfall. Therefore, a shortfall in actual as compared to estimated revenue would have an immediate adverse effect on the Company's business, financial condition and operating results that could be material. In addition, the Company plans to increase operating expenses to fund additional research and development, sales and marketing, general and administrative activities and infrastructure. To the extent that these expenses are not accompanied by an increase in revenues, the Company's business, operating results and financial condition could be materially adversely affected. Due to all of the foregoing factors, it is likely that the Company's operating results in one or more future quarters will fail to meet or exceed the expectations of securities analysts or investors. In such event, the trading price of the Series A Common Stock would likely be materially adversely affected.

LIQUIDITY AND CAPITAL RESOURCES

  Since inception, the Company has financed its operations primarily through a combination of private sales of equity securities and capital equipment leases. At June 30, 1997, the principal source of liquidity for the Company was $40.9 million of cash, cash equivalents and short-term cash investments. The Company finances and expects to continue financing its substantial capital equipment expenditures from a variety of sources, including direct vendor leasing programs and third party commercial leasing arrangements.

  The Company has had significant negative cash flows from operating activities in each quarterly period to date. Cash used in operating activities for the Inception period, the year ended December 31, 1996 and the six months ended June 30, 1997 was $2.1 million, $19.3 million and $18.0 million, respectively. Cash used in operating activities in each of these periods was primarily the result of net losses.

  Cash used in investing activities for the Inception period and for the year ended December 31, 1996 was $1.0 million and $14.3 million, respectively. Cash used for investing activities in these periods was primarily the result of capital expenditures for equipment, software, furniture and fixtures as well as purchases of net short-term cash investments. For the six months ended June 30, 1997, cash provided by investing activities was $3.4 million, resulting primarily from sales and maturities of short-term cash investments, partially offset by capital expenditures. Gross capital expenditures for equipment, software, furniture and fixtures in the Inception period, the year ended December 31, 1996 and the six months ended June 30, 1997 were $963,000, $15.2 million and $12.8 million, respectively, of which $0, $7.9 million and $10.2 million, respectively, were financed through capital leases. The Company expects to expend approximately $22.0 million in leasehold improvements, equipment, software and fixtures from July 1, 1997 to December 31, 1997, much of which will be financed through capital leases.

  Cash provided by financing activities for the Inception period, the year ended December 31, 1996 and the six months ended June 30, 1997 was $10.0 million, $36.5 million and $44.8 million, respectively, resulting primarily from net proceeds from the sale of Preferred Stock.

  The Company believes that the net proceeds from this offering, together with existing cash, cash equivalents, short-term cash investments and capital lease financing, will be sufficient to meet its working capital and capital expenditure requirements for at least the next 18 months. Thereafter, if cash generated by operations is insufficient to satisfy the Company's liquidity requirements, the Company may need to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity or convertible debt securities may result in additional dilution to the Company's stockholders. There can be no assurance that the Company will be able to raise any such capital on terms acceptable to the Company or at all.

                                   BUSINESS

  The Company is a leading provider of Internet services over the cable television infrastructure to consumers and businesses. The Company's primary offering, the @Home service, allows residential subscribers to connect their personal computers via cable modems to a new high-speed network developed and managed by the Company. This service enables subscribers to receive the "@Home Experience," which includes Internet service over HFC cable at a peak data transmission speed over 300 times faster than typical dial-up connections, "always on" availability and rich multimedia programming through an intuitive graphical user interface. The technology foundation of the @Home Experience is the "@Network," a "parallel Internet" that optimizes traffic routing, improves security and consistency of service, and facilitates end-to-end network management, enhancing the Company's ability to address performance bottlenecks before they affect the user experience. The content foundation of the @Home Experience is provided by the Company's @Media group, which aggregates content, sells advertising to businesses and will provide premium services to @Home subscribers.

  The Company has entered into distribution arrangements for the @Home service with its Cable Partners, TCI, Comcast, Cox, Rogers, Shaw, Marcus and Intermedia, whose cable systems pass approximately 44 million homes in North America. The Company believes that approximately two million of these homes are currently passed by upgraded two-way HFC cable and that the Cable Partners will complete the upgrade of systems passing a majority of these homes within five years. The Company has launched its service through TCI, Comcast, Cox and Intermedia in portions of 13 cities and communities (of which 11 have revenue-paying subscribers) in the United States and had more than 7,000 U.S. subscribers as of June 30, 1997. To expand distribution, the Company is aggressively seeking to work with additional United States and international cable system operators. In order to shorten time to market for cable operators, the Company provides a turnkey solution, which includes not only a technology platform, but also marketing, customer service, billing and a national brand. According to Paul Kagan Associates, Inc., cable is available to approximately 96% of the homes in the United States, and, according to Baskerville Communications, there will be approximately 203 million homes passed in Europe and the Asia Pacific region in the year 2000. Forrester Research Inc. estimates that United States consumers spent more than $620 million for Internet access in 1996 and projects that such expenditures will grow to more than $15 billion in 2001.

  For businesses, @Work services provide a platform for Internet, intranet and extranet connectivity solutions and networked business applications over both cable infrastructure and leased digital telecommunications lines. In order to accelerate deployment of the @Work services into major metropolitan areas, the Company has established a strategic relationship with TCG, the country's largest competitive local exchange carrier, to provide co-location facilities and local telephone circuits for infrastructure and subscriber connectivity. By combining the @Network's distributed architecture with cable, telephone and technology relationships, the @Work services provide a compelling platform for nationwide delivery of network-based business applications. The Company has developed this platform at a low incremental cost by leveraging its existing @Network investment. Forrester Research Inc. projects that United States commercial Internet access revenues will climb from an estimated $595 million in 1996 to a projected $10.4 billion in 2000.

  The Company was founded in March 1995 on the premise that the cable infrastructure could enable the fastest, most cost-effective delivery mechanism for residential Internet services but that the actual speed of these services would ultimately be limited by the fundamental architecture of the Internet. As a result, the Company assembled a team of industry experts to develop an advanced network architecture and the custom hardware and software products that would address these limitations. Prior to launching the @Home service in September 1996, the Company implemented a nationwide backbone, designed and built its Network Operations Center with 24X7 end-to-end management capabilities, deployed regional data centers and headend equipment, implemented an integrated customer management system including billing and support for those operators that elect to obtain such services from the Company, implemented a customized browser and aggregated the multimedia content required to deliver the @Home Experience to its first subscribers.

INDUSTRY BACKGROUND

  GROWTH OF INTERNET USAGE AND CONTENT

  The Internet, a network of hundreds of interconnected, separately-administered public and commercial networks, has emerged as a global communications medium enabling millions of people to share information and conduct business electronically. During the past few years, the number of Internet users, advertisers and content developers and businesses online has grown dramatically. With readily-available, low-cost Internet access, consumers and businesses are making increased use of Web browsers, electronic mail, corporate intranets, telecommuting, online advertising and electronic commerce. According to Jupiter Communications, the number of Internet households worldwide will grow from an estimated 23.4 million in 1996 to 66.6 million by 2000. The Company believes that this growth in the number of users will drive more substantial increases in both Internet advertising, which International Data Corporation ("IDC") estimates will grow from $181 million in 1996 to $2.9 billion in 2000, and Internet commerce, which IDC estimates will grow from $318 million in 1995 to $95 billion in 2000.

  Internet usage continues to be stimulated by a number of factors, including the emergence of the World Wide Web, the increasing sophistication of Internet browsers and Web-enabled software, the availability of low-cost, flat-rate pricing for Internet access and online services, and the wealth of increasingly useful information published on the Internet. Increased Internet usage and the availability of powerful new tools for the development and distribution of Internet content have led to a proliferation of Internet-based services, such as advertising, online magazines, specialized news feeds, interactive games and educational and entertainment applications, that are increasingly incorporating multimedia information such as video and near-CD-quality audio clips. The Internet has the potential to become a platform through which consumers and businesses easily access rich multimedia information and entertainment, creating new sources of revenue for advertisers, content providers and businesses. The growth of Internet advertising and commerce depends, in part, on the ability of advertisers and online merchants to deliver a compelling multimedia message to attract viewers and potential customers. However, multimedia content and other data-intensive applications require high bandwidth.

  LIMITATIONS OF INTERNET ARCHITECTURE AND BANDWIDTH

  The potential of the Internet as a medium for communication, education, entertainment and commerce remains unfulfilled due to problems with its performance and reliability. The Internet's performance limitations stem from its basic architecture, which is not optimized for distribution of data-intensive multimedia content. A limitation associated with any element in the system, whether it is the "last-mile" connection to the user (the "local loop"), the infrastructure of the ISP or OSP, the Internet backbone or the content provider's Web server, can result in performance bottlenecks that slow data transmission speed to that of the weakest link. For example, the Internet frequently becomes overloaded when transmitting the same data streams from popular Web site servers to millions of individual users. In addition, dial-up users frequently encounter busy signals upon attempting to connect to their ISP/OSPs and are unable to access quality multimedia content readily due to the slow speed of their analog modems. Because the Internet is an interconnection of independently operated networks, there is no single point of accountability or management to respond to performance problems or to ensure optimized Internet traffic routing, security or consistency of service. Therefore, no single ISP/OSP offers an end-to-end solution to Internet bottlenecks. Performance limitations of the Internet frustrate and discourage users from fully utilizing it as a convenient and effective information tool, a compelling educational and entertainment resource, or a way to purchase goods and services.

  TECHNOLOGIES TO INCREASE INTERNET BANDWIDTH

  Several new technologies attempt to address the performance problems of the Internet. While these technologies increase the transmission speed of data across the local loop, they do not provide an end-to-end solution to the fundamental performance constraints inherent in the Internet architecture.

  Improved Modem Offerings. In early 1997, dial-up modems offering a peak data transmission speed of 56 Kbps were introduced for use with ISP/OSPs over existing telephone lines, although many ISP/OSPs do not yet support this transmission speed. The lack of a universal standard has slowed the rate of adoption of faster modems.

  Telecommunications-Based Offerings. Integrated Services Digital Network ("ISDN") technology enables a peak data transmission speed of 128 Kbps between the user and the ISP/OSP over specially conditioned telephone lines. Although ISDN technology has been available for several years, it has not been widely deployed due primarily to its high costs. Asymmetric Digital Subscriber Line ("ADSL") is currently the most prominent implementation of Digital Subscriber Line ("xDSL") technology, an emerging telecommunications protocol originally developed to deliver video on demand. ADSL enables peak data transmission speeds of 8.4 Mbps downstream from the ISP/OSP to the user and 640 Kbps upstream from the user to the ISP/OSP; however, typical implementations realize substantially lower data transmission speeds. ADSL access is priced significantly above other access services and is not expected to be widely available in the near term.

  Wireless Offerings. Satellite-delivered approaches such as direct broadcast satellite ("DBS") currently provide a peak data transmission speed of approximately 400 Kbps downstream and rely on dial-up modems and the telephony network for upstream transmission ("telephone return"). These approaches have scaling limitations due to the necessity of dividing a finite amount of satellite bandwidth among subscribers in a broad geographic area. Other wireless offerings rely on ground-based radios instead of satellites. Such offerings include multichannel multipoint distribution service ("MMDS") and local multipoint distribution service ("LMDS"), which are one-way and two-way high-bandwidth wireless digital broadcasting systems, respectively. MMDS and LMDS are not yet widely available, require unobstructed "line-of-sight" transmission paths and may require additional radio frequency spectrum allocations, an entirely new distribution infrastructure and new equipment (including specialized radio modems).

  Cable Offerings. In recent years, the Company believes most large cable system operators have begun upgrading to HFC cable infrastructure both to compete more effectively with DBS television providers, which offer a large number of television channels with digital audio and video, and to increase revenue by offering digital television, telephony and data transmission using cable modems through the upgraded infrastructure. Like corporate LANs, the cable infrastructure is "always on" and does not consume network resources when idle, making it well-suited for Internet data transmission. This architecture contrasts with a switched telephone system, which requires a separate completed circuit for each data transmission session. Peak data transmission speeds across HFC cable approach 27 Mbps downstream and 10 Mbps upstream. Modern HFC networks are highly scalable because HFC cable can transmit multiple independent data streams over the fiber optic distribution system that links a single headend (a cable distribution center) to several neighborhoods in a metropolitan area.

THE COMPANY'S OPPORTUNITY

  The Company believes that the rich, multimedia promise of the Internet can be delivered to businesses and consumers through the global deployment of a new network architecture that exploits the performance advantages and "always on" characteristic of the two-way HFC cable infrastructure. Such an architecture would significantly enhance the user's experience by enabling and encouraging the creation and aggregation of compelling, multimedia content that is optimized for a high-bandwidth environment. The Company also believes that this network architecture could be leveraged to extend high-speed Internet access to businesses, deliver value-added applications and provide remote access to corporate LANs. For cable system operators, the Company believes a turnkey data transmission solution that provides the data network design capability and other engineering resources required to address the complex problems associated with delivering high-speed Internet services over cable would have strong appeal.


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

THE COMPANY'S SOLUTION

  The Company is a leading provider of Internet services to consumers and businesses over cable infrastructure. The Company has entered into distribution arrangements for the @Home service with TCI, Comcast, Cox, Rogers, Shaw, Marcus and Intermedia, whose cable systems pass approximately 44 million homes in North America. The Company believes that approximately two million of these homes are currently passed by upgraded two-way HFC cable and that the Cable Partners will complete the upgrade of systems passing a majority of these homes within five years. The Company's two Internet services, @Home for consumers and @Work for businesses, provide an end-to-end solution over the Company's new network architecture (the "@Network"), which is a high-performance "parallel Internet" for high-bandwidth data transmission and content. The @Network leverages the cable infrastructure and other high-speed local-loop technologies, alleviates the bottlenecks inherent in the architecture of the Internet and serves as a platform for a variety of high-bandwidth interactive services. The @Home service combines the technological and programming capabilities of the Company to provide the comprehensive "@Home Experience." The @Home Experience includes the fastest residential Internet access currently available (over 300 times faster when using HFC cable than a 28.8 Kbps modem) and is "always on" (eliminating the tedious and unreliable dial-up process). The Company's @Media programming services aggregate high-quality and compelling multimedia content, stimulate the development of new high-bandwidth content and deliver this content through an intuitive graphical user interface. The @Work services offer secure and reliable Internet access through connections between corporate LANs and the @Network, and the ability to create virtual private networks. In addition to providing programming services for the @Home Experience, the Company's @Media group sells advertising and will package premium services. The Company's comprehensive customer and technical service organization supports all of its services on a 24X7 basis. The Company expects that many of its services will be highly transferable to international markets, recognizing that some degree of localization of content will be essential to achieving success.

  The @Network is a scalable, distributed, intelligent network architecture that combines a private high-speed nationwide backbone with distributed caching. Caching moves frequently accessed information close to the user to avoid multiple transmissions of the same data over the backbone. The @Network is an end-to-end network solution, enabling the Company to manage the network 24 hours a day from a central Network Operations Center ("NOC") and enhancing its ability to address performance bottlenecks before they affect the user experience. All elements of the @Network are readily scalable, enabling it to provide sustainable high performance as usage increases. In order to shorten time to market for cable operators, the Company provides a turnkey solution, which includes not only a technology platform, but also a national brand, marketing, customer service and billing. This solution enables cable operators to leverage their infrastructures to deliver high-bandwidth, interactive data services that represent significant new revenue opportunities.

STRATEGY

  The Company's objective is to leverage the cable infrastructure and other high-speed, local loop transmission technologies to become the leading global provider of branded, high-speed Internet services. The Company's strategy to achieve this objective has the following key elements:

  Expand Distribution. The Company has strategic relationships with seven leading cable companies whose cable systems pass approximately 44 million homes. To expand distribution, the Company aggressively seeks to form strategic relationships with additional United States and international cable companies to obtain exclusive rights to their coverage areas. In addition, the Company has developed a comprehensive set of step-by-step plans and certification processes to verify that cable companies have upgraded their cable systems to a two-way HFC cable infrastructure that is capable of delivering the Company's services. With these plans and processes, TCI, Comcast, Cox and Intermedia have launched the @Home service in portions of 13 cities and communities (of which 11 have revenue-paying subscribers) in the United States. The Company plans to continue to roll out the @Home service as cable system operators complete two-way HFC upgrades. In addition, to access residences that are not upgraded to two-way HFC cable, the Company is exploring alternative delivery mechanisms, such

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

as the use of one-way HFC cable with telephone return and the use of high-speed telecommunications services for multiple dwelling units ("MDUs").

  Drive Penetration by Providing the Most Compelling Internet Experience. The Company strives to provide the most compelling interactive Internet experience available to drive subscriber penetration. The @Home service enables the @Home Experience, which includes the fastest residential Internet access currently available, is "always on" and aggregates high-quality and compelling multimedia Internet content, including video clips and near-CD-quality sound, with an intuitive graphical user interface. The Company is working with leading advertisers and over 100 content providers to develop multimedia content that takes advantage of the high bandwidth and caching and multicasting capabilities of the @Network to provide an enriched interactive experience for the user. For international markets, the Company intends to rely on local cable system operators and content providers to develop high-quality localized content that delivers the @Home Experience abroad. The Company manages the @Network from end to end, 24 hours a day, enhancing its ability to address performance bottlenecks before they affect the user experience. The Company and the Cable Partners have developed a comprehensive approach for managing all subscriber interactions, including installation, billing and transaction management, technical support and customer service, intended to ensure that every customer interaction with the @Home service is a positive experience.

  Build Brand Awareness. The Company's marketing strategy is to accelerate penetration within its geographic markets by creating awareness for the "@Home" brand to make it synonymous with a compelling online interactive multimedia experience. The Company supports this strategy through cooperative promotional programs with the Cable Partners, which are licensed by the Company to use the "@Home" brand in conjunction with their own brands in the distribution of the Company's services, and through certification of third-party hardware and software products as "@Home Ready."

  Maintain Technological Leadership. The Company's technology strategy is to continue to develop advanced technological solutions that maximize the inherent advantages of "always on" connectivity, speed, security and reliability afforded by the cable infrastructure and the @Network. The Company continually works to develop: new caching and replicating techniques to improve the performance and efficiency of the @Network; advanced multicasting technologies to provide efficient transport of "one-to-many" content; adaptations of the Company's services for use over non-HFC access technologies; advertisement targeting and content personalization systems to fit desired subscriber profiles; virtual private network technology solutions to enable secure and scalable end-to-end telecommuting and commercial services over the @Network; and other services and technologies designed to enhance the @Home Experience and improve market penetration.

  Offer Unique Value Proposition to Business Subscribers. The Company's strategy for its @Work services is to provide secure, reliable corporate Internet, intranet and extranet connectivity solutions complemented by a series of network-based business applications. By combining @Network's distributed architecture with cable, telephone and technology relationships, the @Work services provide a compelling platform for nationwide delivery of network-based business applications. The Company has developed this platform at a low incremental cost by leveraging its existing @Network investment. For example, by connecting distant workers to the corporate LAN in areas where the @Home service is available, the Company believes the @Work services can offer a fast, secure and cost-effective solution for telecommuters. The @Work services will also facilitate corporate broadcasting to the desktop, and distributed applications and Web hosting. The Company intends to expand its network reach by leveraging its relationships with TCG (the nation's largest
CLEC), cable system operators, other high-speed facility providers and technology suppliers to reach commercial subscribers across the nation. The Company intends to create awareness of the "@Work" brand, making it synonomous with network-based distributed applications.

  Drive Incremental Revenues from Advertising and Premium Services. The strategy of the Company's @Media group is to leverage the high bandwidth and comprehensive usage-compilation capabilities of the @Network to offer advertisers and content providers a technological platform for the delivery of rich, multimedia advertising and premium content to @Home subscribers. The Company sells advertising that uses the @Home audio/video advertising window to businesses for advertising on national areas of the @Home Guide for the @Home service. The Company also works with content and application providers to deliver specialized content such as high-speed online interactive games, new applications such as near-CD-quality online music, and online transactions where subscribers can automatically purchase and download software or music. The multimedia and technology platforms developed with @Media technologies significantly enhance the @Home Experience. The Company negotiates revenue sharing agreements for such advertising, content and online transactions.

  While the Company retains 100% of all United States national advertising revenue delivered on the @Home service through the Company's U.S. Cable Partners, LCOs of the U.S. Cable Partners retain 100% of revenue generated from local service offerings that do not require access to an Internet backbone or that relate to programming within the designated local areas of the home page for the @Home service, such as revenues from advertising. In Canada, the Company will share national advertising revenue with its Canadian Cable Partners. Moreover, given the national coverage of the combined operations of the Principal Cable Stockholders and their Affiliated LCOs, the Principal Cable Stockholders and their Affiliated LCOs could strike agreements with advertisers that would effectively result in broad-based advertising campaigns throughout most of the United States in competition with the Company's national advertising campaigns, generating revenue only for Affiliated LCOs and not for the Company. Accordingly, the @Home Service may contain a significant amount of advertising that is national in scope and focus for which it receives no share of the revenues.

PRODUCTS AND SERVICES

  The Company currently offers two Internet services, @Home for consumers and @Work for businesses. The Company's @Media group complements the @Home service by providing programming, selling advertising and packaging premium services.

  @HOME SERVICE

  The Company's primary offering is the @Home service, a comprehensive Internet solution that leverages the two-way HFC cable television infrastructure and the Company's technological and programming capabilities to provide the @Home Experience, which the Company believes is the most compelling consumer Internet experience currently available. By connecting via a cable modem to the @Network through the local cable infrastructure, @Home subscribers' personal computers can achieve a peak data transmission speed over two-way HFC cable of 10 Mbps (10,000 Kbps), over 300 times faster than the peak data transmission speed of a 28.8 Kbps modem. This high bandwidth is critical for sophisticated multimedia applications, advertising, online commerce and online interactive games. In addition, the two-way cable infrastructure is "always on," providing instantaneous access to the Internet and eliminating the need for a tedious dial-up procedure using the telephone network.

  The Company's programming services, provided by the @Media group, enhance the @Home Experience by aggregating high-quality and compelling multimedia content available on the Internet and delivering this content through an intuitive graphical user interface. The cornerstone of this programming is the @Home Guide, the user's guide to the high-quality multimedia content on the Web. The Company believes the @Home Guide broadens the appeal of online services beyond technology enthusiasts to the mass market by simplifying navigation, increasing the subscriber's knowledge of Internet resources, presenting compelling high-bandwidth content with animated graphics, near-CD-quality audio and video clips, and stimulating persistent usage by promoting current events and interesting new services. The @Home Guide is organized around a series of "channels," which are defined by both topical subjects (such as news, technology, sports or popular culture) and audiences (such as children, game players or shoppers), and which present engaging "best of the Web" editorial content every day. With the @Home Guide, the Company generates and directs regular audience traffic to @Media and content providers' offerings. The @Home Guide includes @Home QuickHits, which takes advantage of the "always on" feature of the @Home service to provide one-click access to personal stock portfolios, local weather and traffic, dining and other useful daily information. The @Home Experience also permits @Home subscribers to access online services, purchase software and engage in multiplayer gaming and interactive shopping.

  The @Home service is currently offered to consumers in the United States for flat monthly fees generally ranging from $35 to $55, including a cable modem provided by the Cable Partner. Installation of the @Home service is provided by the Cable Partner at a price generally ranging from $75 to $175. Upon installation, each new subscriber's personal computer is configured for the @Home Experience with @Home client software, which provides access to the @Home Guide and an extensive set of online services. The @Home client software includes a customized Netscape browser and other high-performance and multimedia software optimized for the @Home Experience. In addition to making the Internet considerably easier to access for consumers, this software offers advertisers and content and application providers a rich and consistent client environment for delivering multimedia advertising, content and applications.

  The @Home service is currently offered by TCI, Comcast, Cox and Intermedia in portions of 13 cities and communities in the United States, 11 of which have revenue-paying subscribers: Arlington Heights (IL), Baltimore (MD), Detroit (MI), Fremont (CA), Hartford (CT), Orange County (CA), Phoenix (AZ), San Diego (CA), Sarasota (FL), Seattle (WA) and Union County (NJ); and two of which are in test: Nashville (TN) and Philadelphia (PA). Under the current United States Cable Partner arrangements, the Company receives 35% of monthly fees and fees for premium services, and the Cable Partner retains the entire installation payment. In Canada, the Company will receive a smaller percentage of the monthly subscription fees billed by Rogers, Shaw and their sub-distributors because Rogers and Shaw will bear the costs of providing additional customer support, data transport, marketing and programming for the Canadian market, which are not borne by the Company's Cable Partners in the United States. In international markets, the Company anticipates that the subscriber pricing and revenue or royalty splits with cable system operators will be different from those that prevail in the United States based on differences in services and content provided by the international cable system operators, data transport costs and regulatory environments. To the extent that the Company offers terms of distribution and other services that are more favorable than those offered to the Principal Cable Stockholders, they have the right to obtain such more favorable terms under a "most favored nation" provision in the Master Distribution Agreement. For areas where two-way HFC cable is not yet available, the Company has developed a telephone return version of the @Home service, which uses one-way HFC cable for high-speed downstream transmission and an analog telephone line for upstream transmission, and an MDU @Home service offering delivered via a digital telecom-based connection for high-density apartment and condominium complexes. To access the @Home service, subscribers need a personal computer with at least a 66 MHz 486 or equivalent microprocessor, 16 megabytes of main memory and the ability to support an ethernet connection. The Company is developing software and a specialized @Home service to enable set-top boxes connected to televisions and cable modems to deliver the @Home Experience to the broad market that does not use computers. See "Risk Factors--Dependence on Cable Partners for Distribution; Potential Conflicts of Interest with Principal Cable Stockholders" and "--Control by Principal Cable Stockholders of Terms of Distribution."

  @WORK SERVICES

  @Work services provide a platform for corporate Internet, intranet and extranet connectivity solutions and have the ability to provide a series of networked business applications over both HFC cable and leased digital telecommunications lines that leverage the @Network. In order to accelerate deployment of @Work services into metropolitan areas, the Company has established a strategic partnership with TCG, the country's largest CLEC, to provide targeted co-location and local telephone circuits for infrastructure and subscriber connectivity. The Company offers @Work Internet and plans to offer @Work Remote services.

  @Work Internet. The @Work Internet service delivers dedicated, high-speed, end-to-end managed Internet connectivity to commercial enterprises over both local telephone circuits and HFC cable. The @Work Internet service offers telecommunications access options at peak data transmission speeds ranging from 56 Kbps to 45 Mbps, which are priced competitively to existing alternatives. Businesses that are passed by two-way HFC cable in areas where the @Home service has been launched can connect to the @Work Internet service without paying for local telephone circuits. The @Work Internet HFC service offers peak data transmission speeds of 10 Mbps downstream and 384 Kbps upstream using the @Network. The @Work Internet service is currently available in five major metropolitan markets: Chicago, Hartford, San Diego, the San Francisco Bay Area and Seattle.

  @Work Remote. The Company has developed the @Work Remote service to offer secure, high-speed telecommuting solutions via HFC cable and virtual private networks among remote users, branch offices and a corporate LAN. The @Work Remote service includes the network equipment and software needed to connect the corporate LAN securely to the @Network via high-bandwidth local telephone circuits. Users will be able to gain secure access to all of their corporate LAN resources 24 hours a day, seven days a week. The Company offers virtual private network capability between branch offices and corporate headquarters. The Company is currently negotiating arrangements with the Cable Partners to offer the @Work Remote service over the cable infrastructure for telecommuters.

  The Company's future @Work services offerings are expected to include internal corporate multicasting, "push-based" multimedia content delivery and geographically distributed Web site hosting services. In addition, by designing each RDC to include high-availability, high-performance servers and mass storage, the Company will have the ability to deliver and facilitate next-generation client-server and distributed-object networked business applications.

  @MEDIA SERVICES AND TECHNOLOGIES

  The @Media group sells advertising and, in partnership with content providers, packages advertising-supported transaction and premium services that it will offer to @Home subscribers. Advertisers and content providers can utilize @Media technologies that enable them to exploit the high-bandwidth, multimedia capabilities of the @Network. In addition, the @Media group provides the programming services that aggregate the high-quality and compelling multimedia content delivered through the @Home Guide, the cornerstone of the @Home Experience. See "Risk Factors--Dependence on High-Quality Content Provision and Acceptance; Developing Market for High-Quality Content."

  The @Media group sells advertising through the "B*box," a broadband audio/video advertising space located in the @Home Guide. With the B*box, advertisers are not constrained by the Web banner paradigm and can broaden their creative presentation using video clips, near-CD-quality audio and animation. Advertisers have the ability to enhance their message by using multimedia tools and technologies such as Shockwave, Quicktime Video and Real Audio. The Company has a broad range of revenue-generating advertisers, including General Motors, Toyota and Unilever. Advertisers have reported response rates (click-throughs) substantially greater than they currently experience with traditional Web banner advertisements. The Company believes that advertisers' ability to present more compelling messages to online users will lead to advertising rates greater than those charged for banner advertising on the Web.

  The Company believes that growth in its subscriber base will be critical to attracting advertisers. In addition to traditional sales and marketing efforts, the Company has developed a variety of compelling programming services delivered through the @Home Guide in order to drive incremental subscriber penetration. In addition to receiving advertising fees, the @Media programming services provide a variety of revenue sources. Examples of @Media programming services include:

    Real-Time News and Entertainment Services. Continuously-updated, scrolling headlines delivered via the News Carousel in the News, Sports and Business @Home Guide channels, and video clips presenting top stories, sports highlights and movie previews. Current @Media partners include Bloomberg, CNET, CNN, MSNBC, SportsLine, The New York Times and USA Today.

    Enhanced Search and Directory Services. Leading search and directory services integrated into the @Home Guide. The Company shares in the advertising revenue generated from these services. Current @Media partners include BigBook, Excite, Infoseek, Switchboard, WhoWhere, Yahoo! and Zip2.

    Online Services. Offer content of major OSPs via the @Home Guide in order to take advantage of the @Network's high data transmission speed. The Company will offer MSN as a premium service through current @Media partner Microsoft.

    Digital Audio Services. Near-CD-quality audio on various music, talk and event channels (e.g. jazz, rock and 24-hour sports talk) via the Company's TuneIn service. Users can simultaneously listen to TuneIn and browse the Internet without a material degradation in download speeds. Current @Media partners include CNET Radio, Net Radio, SportsLine and TheDJ.

    Software Purchase with Real-Time Downloading. Purchase and download software titles at speeds substantially faster and with greater reliability than a typical dial-up modem. A current @Media partner, CNET, provides its BuyDirect.com service.

    High-Speed Multiplayer Gaming. Download and play popular Internet games against other online players, delivered via @Home Games, an @Home Guide channel. A current @Media partner, CNET, provides its gamecenter.com service.

    Interactive Shopping. Evaluate and purchase goods via an interactive multimedia shopping experience. Current @Media partners include iQVC and Music Boulevard.

  The @Media group offers a series of technologies to assist advertisers and content providers in delivering compelling multimedia advertising and premium services, including Replicate, DirectConnect, M-Cast and KnowledgeAPI. Replicate enables the Company's content partners to place copies of their content and applications locally on the @Network. DirectConnect allows content providers to connect directly to the @Network without traversing the congested Internet, further accelerating transmission speeds between popular sites and services. M-Cast enables the efficient multicasting of advertising, content and services such as continually updated news and sports information, video clips and audio from one source to many subscribers simultaneously. KnowledgeAPI is software that enables the personalization and targeting of both content and advertising to specific interest groups based on subscriber-provided profile information. For example, for an @Home Games multiplayer online game, the Company could utilize Replicate to enable fast downloading of the game software, DirectConnect to minimize the latency between users and the game server (enabling an interactive "fast-twitch" experience), M-Cast to distribute realtime game-play positional data efficiently to all simultaneous players, and KnowledgeAPI to match gamers with similar interests.

@NETWORK ARCHITECTURE

  The Company designed the @Network on the premise that sustainable, high-performance Internet access requires a new, scalable architecture to alleviate Internet bottlenecks and to enable true end-to-end network management capabilities. The Company has developed and implemented its scalable, distributed intelligent network architecture that links a private high-speed nationwide backbone with Cable Partners' HFC systems and the TCG infrastructure. To ensure compatibility and seamless access to the Internet, this high-performance "parallel Internet" uses the same underlying communications protocols and is effectively one of the world's largest intranets. Residential subscribers access the network primarily through high-speed cable modems, which attach to their personal computers via a standard Ethernet connection, while businesses can also connect through CLEC telecommunications networks. The two key principles of the Company's network strategy are moving data closer to the user and end-to-end network management.

  Moving Data Closer to the User. The @Network utilizes caching and replication technologies to move the information that a subscriber requests close to the subscriber. While communications costs have dropped over time, the cost of processing and storing data has diminished more rapidly. In addition to this fundamental shift in the economics of processing and storage versus communications, local caching dramatically reduces backbone network traffic enabling the @Network to overcome a fundamental weakness of the Internet--duplicative data transfers. For example, when a subscriber downloads a video clip from a Web site, the user must "pull" data across the Internet from that Web site to the user's ISP and finally to the user's computer. If the user's neighbor requests the same video clip from that Web site, the neighbor must pull the same data across a similar path. In contrast, the Company's approach would move the video clip over its high-speed backbone only once in a given geographic area and retain it in a local cache near the user's home where it could be accessed by every subscriber within that area without retransmission over the backbone. This more cost-effective approach simultaneously improves the end user's performance and reduces traffic volume across the backbone.

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

  End-to-End Network Management. End-to-end network management is achieved through the Company's proactive network quality, service and performance management systems. The @Network provides visibility from the Company's servers (or content partners' servers) across the backbone and all the way to the subscriber's home. Because the @Network is centrally managed, the Company can dynamically identify and enhance network quality, service and performance or address issues before they affect the user experience.

  The primary components of the @Network are the Company's high-speed private national backbone, RDCs, regional networks, headends (including caching servers), network connections and cable modems and the Network Operations Center.

  Private National Backbone. The Company operates its own private national backbone, which consists of a network of high-speed asynchronous transfer mode ("ATM") communications services that the Company leases to connect its RDCs and regional networks with content providers and the Internet. These services currently operate at a speed of 45 Mbps and can be upgraded to 155 Mbps. This backbone can be viewed as a high-speed "parallel Internet" that connects via the Company's routers to the Internet at multiple network access points ("NAPs") with "Tier-One" peering status, which permits the Company to exchange Internet traffic with other nationwide ISPs. The Company's backbone approach provides a high performance, cost-effective, scalable transport facility that can extend service to new areas without requiring frequent network topology reconfigurations.

  Regional Data Centers. The RDCs act as service hubs for defined geographic areas, such as major metropolitan areas, providing key services, including e-mail, news groups and chat facilities, to subscribers, managing network performance proactively, replicating content and applications, and providing an economical infrastructure to cache and multicast data throughout a region and to house local content and subscribers' Web pages. The Company uses state-of-the-art "high-availability" servers in its RDCs for these mission-critical activities in order to provide the maximum service availability that consumers and commercial subscribers expect. To date, the Company has deployed RDCs in 14 geographic areas. The Company estimates that to provide the @Home service throughout North America will eventually require it to deploy between 30 and 50 RDCs.

  Regional Networks. The regional networks consist of network routers and switches that interconnect the Company's RDCs and its national backbone to multiple cable headend facilities at speeds of 45 Mbps to 155 Mbps. These networks generally take advantage of cable operators' fiber optic infrastructures that are normally used to transport cable television signals from a consolidated master headend facility to other headends within a region. This approach often allows the Company to avoid the high cost of leasing conventional high-speed communication services from local telephone companies when deploying high-speed connectivity in a region.

  Headends. The cable system headends are connected to each RDC through the regional network. In order to move data as close to the subscriber as possible and to avoid repetitive transmission of the same data, the headends employ high-performance caching servers that store frequently accessed content locally, thereby greatly reducing the amount of data transmission (and corresponding transport costs) in higher layers of the network. In addition, local caching servers can compile far more comprehensive usage data than is normally attainable on the Internet, which data can be used for network troubleshooting, tuning performance and tailoring the service. Additional caching servers and/or storage capacity can be added economically as penetration in a particular community grows, increasing the ability to support additional service demand without significant capital outlay.

  Network Connections and Cable Modems. The last leg of the network connection is from the headend to the consumer over a cable operator's HFC cable system. Multiple fiber optic lines carry the signal from the headend out to cable "nodes" in each neighborhood, which in turn connect through traditional coaxial cable to the home. These fiber optic nodes typically service from 300 to 2,000 homes in a relatively modern cable system. In such a system, each television channel requires 6 MHz of the 450-750 MHz of total system capacity. Downstream transmission of the @Home service utilizes a similar channel. As subscriber penetration increases,

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

                           THE @NETWORK ARCHITECTURE

                     [DIAGRAM OF THE @NETWORK ARCHITECTURE]

Graphic depicts the network architecture of the @Network. The graphic illustrates the connections among the various components of the @Network, including network access points (NAPs) to the Internet, private national backbone, regional networks, RDCs, headends and buildings. A caption at the lower left of the graphic illustrates the connections, at the home, among two-way HFC cable, a cable modem, an ethernet card and a personal computer. A legend at the lower right of the graphic identifies the following services depicted as images on the graphic along with the following peak data transmission speeds: (i) @Home (Downstream--up to 27Mbps; Upstream--up to 10Mbps); (ii) @Work Remote (Downstream--up to 27 Mbps; Upstream--up to 10
Mbps); and (iii) @Work Internet (up to 45 Mbps). The legend also identifies the Regional Network and its peak data transmission speed of 45-155 Mbps, as well as a line that illustrates the @Work Virtual Private Network capability.

it may be necessary for the LCO to add additional nodes in order to maintain adequate downstream data transmission speeds although there is no obligation for the LCO to do so. Upstream transmission, however, utilizes a frequency range not used for traditional broadcast by cable systems. This range is more prone to interference than downstream channels, which effectively limits the peak upstream transmission speed. In such a two-way system, no use of telephone line facilities in the home is required. In the home, a cable modem connects to the cable television coaxial wiring and attaches to the user's personal computer via standard Ethernet connections. Cable modems are manufactured by a variety of vendors, including Motorola and Bay Networks. The peak data transmission speed of a cable modem depends on the specific model and can approach 27 Mbps downstream and 10 Mbps upstream. Even when cable modems operate at these speeds, however, the performance that subscribers actually experience is often constrained by their operating systems, software and hardware. See "Risk Factors--Unproven Network Scalability and Speed."

  The @Network is "always on" unlike switched technologies such as dial-up and ISDN. The coaxial cable connection from the neighborhood node to the home is a medium shared among those subscribers attached to a given fiber optic node or a number of combined fiber optic nodes. Proximate users share high-bandwidth access (much like corporate LANs) and may limit the effective bandwidth that is available to a given subscriber at a given time. However, this shared connection is particularly efficient and well suited to the sporadic nature of Internet traffic, where browsing tends to consume bandwidth in discrete bursts intermixed with periods of inactivity. As subscriber penetration increases, the cable operator has multiple cost-effective alternatives to increase capacity, including allocating additional 6 MHz channels for the @Home service or reducing the number of subscribers sharing a given bandwidth by adding nodes housing lasers and transmitters, with each node serving a smaller number of subscribers over the same fiber-optic infrastructure. These approaches allow the cable operator to fine-tune both the amount of bandwidth available and the number of users sharing that bandwidth, and to increase bandwidth incrementally as subscriber penetration in a market increases.

  Network Operations Center. The Company provides end-to-end network management through its NOC. The NOC uses advanced network management tools and systems to monitor the network infrastructure on a 24X7 basis, enhancing its ability to address performance bottlenecks before they affect the user experience. From the NOC, the Company can manage the @Network from end-to-end, including the backbone, RDCs, regional networks, headends facilities, servers and other components of the network infrastructure to the user's home. See "Risk Factors--Risk of System Failure."

  The Company also utilizes certain key technologies from third parties to build and manage the @Network. In particular, the Company has established strategic relationships with Sun for high availability servers, SGI for caching servers, Cisco for network routing and switching hardware, Sprint for national switched ATM backbone services, OSI for network management software, Tivoli for systems management software to operate RDCs remotely, Oracle for advanced database management software and Netscape for server and browser software. See "Risk Factors--Dependence on Key Technology Suppliers."

STRATEGIC DISTRIBUTION RELATIONSHIPS

  Strategic Relationships with Cable Partners. The Company has strategic relationships with seven leading cable companies whose systems pass approximately 44 million homes. Subject to certain exceptions, the Company's Principal Cable Stockholders, TCI, Comcast and Cox, have granted the Company the exclusive right to offer high-bandwidth residential consumer Internet services over their cable systems for an agreed period. Rogers and Shaw have agreed to market and promote the @Home service under the name "Wave@Home" in Canada. In addition, Marcus and Intermedia have entered into agreements to distribute the @Home service through certain of their cable systems. The following table sets forth the number of homes passed by the cable systems of each of the Cable Partners and the principal cities and communities served by their cable systems. See "Risk Factors--No Obligation of Principal Cable Stockholders to Carry the Company's Services; Limitations on Their Exclusivity."

                  MILLIONS OF          PRINCIPAL CITIES AND COMMUNITIES
CABLE PARTNER     HOMES PASSED        SERVED BY CABLE PARTNER'S SYSTEMS
-------------     ------------        ---------------------------------
TCI..............     23.8*    Chicago, Dallas, Denver, Hartford, Miami,
                               Pittsburgh, San Francisco Bay Area, Seattle and
                               Washington, D.C.
Comcast..........      7.3     Baltimore, Detroit, Northern New Jersey, Orange
                               County, Philadelphia and Sarasota
Cox..............      5.2     Hampton Roads, Hartford, New Orleans, Oklahoma
                               City, Omaha, Orange County, Phoenix, Providence
                               and San Diego
Rogers...........      2.7     London, Ottawa, Toronto, Vancouver and Victoria
Shaw.............      2.0     Calgary, Edmonton, Saskatoon, Windsor and
                               Winnipeg
Marcus...........      1.9**   Fort Worth
Intermedia.......      1.4**   Asheville, Greenville, Nashville and Spartanburg
                      ----
Total............     44.3
                      ====

--------
 * TCI has recently announced the proposed sale or transfer of cable systems having approximately 2.5 million homes passed to other cable companies or joint ventures with which the Company does not have distribution arrangements. See "Risk Factors--Potential Disposition of Cable Systems by Principal Cable Stockholders."
** Represents total homes passed by all of the Cable Partners' cable systems.
   The Company has agreements for distribution of its @Home service only with respect to the cities and communities listed, which represent a small portion of the total homes passed.

  The Company believes that approximately two million of these homes are currently passed by upgraded two-way HFC cable and that the Cable Partners will complete the upgrade of systems passing a majority of these homes within five years. However, Cable Partners have limited experience with these upgrades, and these investments have placed a significant strain on the financial, managerial, operating and other resources of the Cable Partners, most of which are already highly leveraged, and thus have been, and the Company expects will continue to be, subject to change, delay or cancellation. Although the Company's commercial success depends on the successful and timely completion of these infrastructure upgrades, the Cable Partners are under no obligation to the Company to upgrade systems or to roll out, market or promote the Company's services. In addition, none of the Cable Partners has agreed to any specific schedule for rolling out two-way HFC infrastructure improvements, and the Cable Partners are not contractually required to achieve any specific rollout schedule. Because of the very substantial capital cost of upgrading cable systems for high-speed two-way data transmission, there has been uncertainty in recent months as to the rate at which the Cable Partners and other cable system operators will upgrade their systems. See "Dependence on Cable Partners to Upgrade to Two-Way Cable Infrastructure Necessary to Support the @Home Service; Uncertain Availability and Timing of Upgrade." As of June 30, 1997, the Company had more than 7,000 subscribers in the United States and was in the process of converting to its @Home service approximately 5,000 subscribers currently receiving the Wave interactive service provided by Rogers and Shaw in Canada. To date, TCI, Comcast, Cox and Intermedia have launched the @Home service in portions of the 13 cities and communities (of which 11 have revenue-paying subscribers) set forth in the following table.

      TCI                    COMCAST           COX               INTERMEDIA
      ---                    -------           ---               ----------
      Arlington Heights, IL  Baltimore, MD     Orange County, CA Nashville, TN*
      Fremont, CA            Detroit, MI       Phoenix, AZ
      Hartford, CT           Philadelphia, PA* San Diego, CA
      Seattle, WA            Sarasota, FL
                             Union County, NJ

--------
*In market trials

  In order to shorten time to market for cable operators, the Company provides a turnkey solution, which includes not only a technology platform, but also a national brand, marketing, customer service and billing. This solution enables the Cable Partners to leverage their respective infrastructures to deliver high-bandwidth interactive data services that represent significant new revenue opportunities. The Company's Cable Partners have the additional opportunity to develop and receive all the revenues derived from local content distributed locally though portions of the @Network to local subscribers. The Cable Partners bear the cost of upgrading and maintaining their cable systems to provide high-speed two-way data transmission, installing the @Home service in subscribers' homes, procuring the cable modems needed to interface with the @Network and local marketing efforts. See "Risk Factors--Dependence on Cable Partners to Roll Out, Market, Install, Maintain Infrastructure for, Provide Customer Service for and Bill for the @Home Service."

  The @Home service is currently offered to consumers in the United States for flat monthly fees generally ranging from $35 to $55, including a cable modem provided by the Cable Partner. Installation of the @Home service is provided by the Cable Partner at a price generally ranging from $75 to $175. Under the current United States Cable Partner arrangements, the Company receives 35% of monthly fees and fees for premium services, and the Cable Partner retains the entire installation payment. In Canada, the Company will receive a smaller percentage of the monthly subscription fees billed by Rogers, Shaw and their sub-distributors because Rogers and Shaw will bear the costs of providing additional customer support, data transport, marketing and programming for the Canadian market which are not borne by the Company's Cable Partners in the United States. In international markets, the Company anticipates that the subscriber pricing and revenue or royalty splits with cable system operators will be different from those that prevail in the United States based on differences in services and content provided by the Company and the cable system operators, data transport costs and regulatory environments. To the extent that the Company offers terms of distribution and other services that are more favorable than those offered to the Principal Cable Stockholders, they have the right to obtain such more favorable terms under a "most favored nation" provision in the Master Distribution Agreement. See "Certain Transactions--Certain Business Relationships--Master Distribution Agreement with TCI, Comcast and Cox."

  Strategic Relationship with TCG. The Company has established a strategic relationship with TCG to provide facilities management and telecommunications network services for the local transport requirements of the Company's @Work services. TCG, of which TCI, Comcast and Cox control a majority of the voting stock, is the largest CLEC in the United States, providing high-speed fiber optic telecommunications services to more than 7,700 commercial customer sites in 57 major metropolitan centers in the United States. The Company's access to TCG's fiber optic network and switching infrastructure gives the Company a nationwide opportunity in the commercial marketplace, which the Company believes will accelerate the deployment of the Company's @Work services into major United States markets. As the Company's @Work services grow, the Company believes that its strategic relationship with TCG will provide TCG the benefits of driving additional traffic volumes over TCG's existing networks and generating significant incremental revenues for TCG. See "Risk Factors-- Dependence on TCG for Local Telecommunications Services for the @Work Services."

DISTRIBUTION, MARKETING AND SALES

  The Company has entered into distribution arrangements for the @Home service with TCI, Comcast, Cox, Rogers, Shaw, Marcus and Intermedia, whose cable systems pass approximately 44 million homes in North America. To expand distribution, the Company is aggressively seeking to work with additional United States and international cable companies to obtain exclusive rights to their coverage areas. The Company is also exploring alternative delivery mechanisms such as the use of telephone return and the use of high-speed telecommunications services for MDUs. The Company has developed a comprehensive set of step-by-step plans and certification processes to verify that cable companies have upgraded their cable systems to a two-way HFC cable infrastructure that is capable of delivering the Company's services. The Company's marketing strategy is to accelerate penetration within its geographic markets by creating awareness of the "@Home" brand, making it synonymous with a compelling online interactive multimedia experience. The Company executes this strategy through cooperative promotional programs with the Company's Cable Partners, which are licensed by the Company to use the "@Home" brand in conjunction with their own brands in the distribution of the Company's services. Ultimately, the Company plans to leverage its growing subscriber base by marketing services that provide incremental revenue opportunities such as advertising, premium subscriber services and @Work value-added services. See "Risk Factors--Dependence on Cable Partners for Distribution; Potential Conflicts of Interest with Principal Cable Stockholders."

  @Home Service. The @Home service is sold to consumer households by the Cable Partners in the markets they serve. While the Cable Partners have the primary responsibility for locally marketing the service, the Company assists them in local market planning and product promotions by providing templates and materials for print, direct mail and broadcast advertising. The Company also believes that retailers and original equipment manufacturers ("OEMs") may provide a major opportunity for the Company to gain exposure to a much wider audience of consumers, provide hands-on demonstrations and increase subscriber penetration by certifying products such as personal computers and cable modems as "@Home Ready" and developing "@Home-branded" products.

  @Work Services. The Company's sales and marketing strategy for its @Work services utilizes both a direct sales force and indirect sales channels. The Company engages in direct sales through a National Account Team and a Valued Account Team. The National Account Team proactively calls on senior executives and chief information officers at Fortune 1,000 companies in regions where the @Work services are available. These sales are typically complex in nature and involve businesses with significant integration needs and multiple sites. The Valued Account Team consists of both inbound and outbound telesales representatives and focuses on sales to non-Fortune 1,000 companies. This team responds to call activity and leads generated through @Work marketing activities, including direct mail, online Web promotion and advertising, national and regional industry events, @Work seminars, promotional programs and pursuit of favorable industry analyst and press coverage. The indirect sales team works with @Work partner companies to leverage their sales forces to sell @Work services. Indirect sales partners include OEMs, value added resellers and systems integrators. The Company also plans to establish distribution arrangements for the @Work services through its Cable Partners.

  @Media Services and Technologies. The Company sells advertising to national consumer businesses through a direct sales force and attracts advertisers by providing a series of services and technologies through its Interactive Advertising Group. The Company's Interactive Advertising Group, which consists of advertising production resources, ad program management personnel and a traditional commissioned advertising sales team, works with advertisers to develop compelling advertising for the Internet. The Company's Media Development Team works with leading content and application providers to package access to premium subscription offerings. The Company and its Cable Partners market these offerings to subscribers to the @Home service through online and traditional media.

  International Markets. The Company believes that international markets will provide a substantial opportunity for its services. Simba Information Inc. projects that there will be 21 million online and Internet users outside North America in 2000. The Company expects that many of its services will be highly transferable to international markets, recognizing that some degree of localization of content will be essential to achieving success. Accordingly, the Company plans to address targeted international markets though local partners that will market, sell and distribute the Company's services in their countries. The international markets that the Company plans to target first are Canada, the United Kingdom, Germany, Japan and France. In March 1997, the Company entered into exclusive arrangements for the distribution of its @Home service under the name "Wave@Home" in Canada through Rogers and Shaw, the two leading cable system operators in Canada, whose systems reach approximately five million homes or 50% of the homes passed by cable in Canada. Through Rogers and Shaw, which have the right to redistribute the Wave@Home service to other cable system operators in Canada, the Company expects to expand the distribution of its service into Canada.

CUSTOMER SERVICE AND TECHNICAL SUPPORT

  The Company believes that inadequate customer service and technical support represent a major shortcoming of Internet access services. The Company and its Cable Partners have developed a comprehensive approach for managing all subscriber interactions, including installation, billing and transaction management, technical support and customer service, intended to ensure that every interaction a subscriber has with the Company's services is a positive experience. The @Home service is typically installed in the subscriber's home by a trained computer technician and a cable technician both provided by the Cable Partner. The Company assists the Cable Partners in training the service installers, provides automated installation processes and collateral materials and, in some cases, coordinates installation schedules. To ensure ongoing customer satisfaction, the Company and the Cable Partners provide three tiers of customer service and technical support: general customer service (Tier 1); technical support (Tier 2); and network management support (Tier 3). Tier 1 support, including billing, is typically the responsibility of the Cable Partner, although the Company offers the full range of service and support as a complete outsourced solution, and the Cable Partner has the option of contracting with the Company for Tier 1 support at the Company's cost. Alternatively, the Cable Partner may elect to provide Tier 2 support and reduce the revenue split paid to, or otherwise be compensated by, the Company. The Company provides an open "ServiceAPI" for cable operators to integrate their existing billing, service and support systems with the Company's systems. All of these programs are supported by "@Home University," which provides a comprehensive set of education services to assist the Cable Partner in training installers and customer service representatives and training developers on implementing the ServiceAPI.

  The Company's technical support personnel are co-located with the Company's NOC staff, who are responsible for monitoring the performance of the @Network from end-to-end on a 24X7 basis. The co-location of these two organizations facilitates close collaboration between the two groups to resolve subscriber problems more rapidly and to anticipate potential problems before they can affect the user experience. The Company utilizes customized network tools that enable its technical support staff to deliver solutions that would otherwise require advanced engineering analysis. The Company is also developing a state-of-the-art knowledge base system to capture and organize the latest information to meet the needs of the Company's technical support staff, cable partners and subscribers. By leveraging its integrated subscriber management systems and technical support database, the Company plans to provide an online customer support service known as "Help@Home," which will enable comprehensive access to its service and support knowledge base by both subscribers and cable operators through the Web, e-mail or interactive voice response.

COMPETITION

  The markets for consumer and business Internet services and online content are extremely competitive, and the Company expects that competition will intensify in the future. The Company's most direct competitors in this market are ISPs, national long distance carriers, local exchange carriers, wireless service providers, OSPs and Internet content aggregators. Many of these competitors are offering (or may soon offer) technologies that will attempt to compete with some or all of the Company's high-speed data service offerings. Such technologies include ISDN and xDSL. The Company also competes with other cable-based data services that are seeking to contract with cable system operators to bring their services into geographic areas that are not covered by an exclusive relationship between the Company and its Principal Cable Stockholders. The bases of competition in these markets include transmission speed, reliability of service, ease of access, price/performance, ease-of-use, content quality, quality of presentation, timeliness of content, customer support, brand recognition, operating experience and revenue sharing. The Company believes that it compares favorably with its competitors with respect to each of these factors, except brand recognition, which the Company is starting to build. However, many of the Company's competitors and potential competitors have substantially greater resources than the Company, and there can be no assurance that the Company will be able to compete effectively in its target markets.

  Internet Service Providers. ISPs, such as BBN, Earthlink, MindSpring, Netcom and PSInet, provide basic Internet access to residential consumers and businesses, generally using existing telephone network infrastructures. This method is widely available and inexpensive, but performance is limited. Barriers to entry are low, resulting in a highly competitive and fragmented market.

  National Long Distance Carriers and Local Exchange Carriers. Long distance inter-exchange carriers, such as AT&T, MCI, Sprint and WorldCom, have deployed large-scale Internet access networks and sell connectivity to business and residential customers. The RBOCs and other local exchange carriers have also entered this field and are providing price competitive services.

  Wireless Service Providers. Wireless service providers, including AT&T and Hughes Network Systems, are developing wireless Internet connectivity, such as MMDS, LMDS and DBS. MMDS and LMDS are not yet available and will require radio frequency spectrum auctions before service is possible. They will also require an entirely new distribution infrastructure and new equipment including specialized modems.

  Online Service Providers. OSPs include companies such as America Online, CompuServe, MSN, Prodigy and WebTV that provide, over the Internet and on proprietary online services, content and applications ranging from news and sports to consumer video conferencing. These services are designed for broad consumer access over telecommunications-based transmission media, which enables the provision of data services to the large group of consumers who have personal computers with modems. In addition, they provide basic Internet connectivity, ease-of-use and consistency of environment. In addition to developing their own content or supporting proprietary third-party content developers, online services often establish relationships with traditional broadcast and print media outlets to bundle their content into the service, such as Microsoft's relationship with NBC to provide multimedia news and information programming over both cable television and MSNBC.

  Internet Content Aggregators. Content aggregators seek to provide a "one-stop" shop for Internet and online users. Their success depends on capturing audience flow, providing ease-of-use and offering a range of content that appeals to a broad audience. Their business models are predicated on attracting and retaining an audience for their set of offerings. Leading companies in this area include America Online, CompuServe, Excite, Microsoft and Yahoo!. In this market, competition occurs in acquiring both content providers and subscribers. The principal bases of competition in attracting content providers include quality of demographics, audience size, cost-effectiveness of the medium and ability to create differentiated experiences using aggregator tools. The principal bases of competition in attracting subscribers include richness and variety of content and ease of access to the desired content. The proprietary online services such as America Online, CompuServe and MSN have the advantage of a large customer base, industry experience, many content partnerships and substantial resources.

  Cable-Based Data Services. The Company's competitors in the cable-based services market are those cable companies that have developed their own cable-based services and market those services to unaffiliated cable system operators that are planning to deploy data services and with which the Company would like to work. Several cable system operators, including Time Warner and US West's Continental Cablevision subsidiary, have deployed high-speed Internet access services over their existing local HFC cable networks. Specifically, Time Warner, which is the second largest cable company in the United States, has established its own cable-based ISP with proprietary content service, called Road Runner, which features a variety of Time Warner publications and services. Time Warner plans to market the Road Runner service through Time Warner's own cable systems as well as to other cable system operators nationwide. Continental Cablevision has developed another service called Highway One, which offers high-speed Internet services to its existing customers. Others that have publicly announced limited-area trials for their own cable-based Internet services include Adelphia, BellSouth and Jones Intercable. Some of these companies such as Time Warner have their own substantial libraries of multimedia content and the other competitors could establish strategic relationships with content providers, which could provide them with a significant competitive advantage.

  Many of the Company's competitors and potential competitors have substantially greater financial, technical and marketing resources, larger subscriber bases, longer operating histories, greater name recognition and more established relationships with advertisers and content and application providers than the Company. Such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and devote substantially more resources to developing Internet services or online content than the Company. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures faced by the Company will not materially adversely affect the Company's business, operating results or financial condition. Further, as a strategic response to changes in the competitive environment, the Company may make certain pricing, service or marketing decisions or enter into acquisitions or new ventures that could have a material adverse effect on the Company's business, operating results or financial condition. See "Risk Factors--Competition."

PRODUCT DEVELOPMENT AND ENGINEERING

  The Company's product development and engineering efforts focus on the design and development of new technologies and products to increase the speed and efficiency of the @Network and to facilitate the development and distribution of high bandwidth over its network. The principal areas of current product development and engineering include:

  . enhancing caching and replication techniques to improve network performance and efficiency;

  . advancing multicasting technologies to provide efficient transport of "one-to-many" content;

  . adapting the Company's network services for use over non-HFC access technologies, such as xDSL and conventional twisted-pair ethernet wiring in MDUs;

  . developing advertisement targeting and content personalization systems to fit desired subscriber profiles;

  . developing virtual private network technology solutions to enable secure and scalable end-to-end telecommuting and commercial services over the @Network;

  . enhancing the Company's advanced network management capabilities to identify and address network performance issues before they affect the user experience;

  . developing advanced directory and certification services to enable the Company's subscribers to perform electronic commerce and access information and premium resources securely; and

  . defining application programming interfaces for TV-based Internet devices that can browse and interact with the Web without requiring the use of a personal computer.

  The Company's product development and engineering expenses for the period from March 28, 1995 (inception) to December 31, 1995, 1996 and the six months ended June 30, 1997 were $1.4 million, $6.3 million and $5.3 million, respectively.

INTELLECTUAL PROPERTY

  The Company regards its technology as proprietary, attempts to protect it with copyrights, trademarks, trade secret laws, restrictions on disclosure and other methods, and has filed two patent applications and is in the process of preparing additional patent applications with respect to aspects of its high-bandwidth network technology and online advertising. There can be no assurance that any patent will issue from these applications or that, if issued, any claims allowed will be sufficiently broad to protect the Company's technology. In addition, there can be no assurance that any patents that may be issued will not be challenged, invalidated or circumvented, or that any rights granted thereunder would provide proprietary protection to the Company. Failure of any patents to provide protection to the Company's technology may make it easier for the Company's competitors to offer technology equivalent or superior to the Company's technology. The Company also generally enters into confidentiality or license agreements with its employees and consultants, and generally controls access to and distribution of its documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's products, services or technology without authorization, or to develop similar technology independently. In addition, effective copyright, trademark and trade secret protection may be unavailable or limited in certain foreign countries, and the global nature of the Internet makes it virtually impossible to control the ultimate destination of the Company's content offerings. Policing unauthorized use of the Company's content offerings is difficult. There can be no assurance that the steps taken by the Company will prevent misappropriation or infringement of its technology. In addition, litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, operating results and financial condition.

  From time to time, the Company has received, and may receive in the future, notice of claims of infringement of other parties' proprietary rights, including claims for infringement resulting from the downloading of materials by the online or Internet services operated or facilitated by the Company. See "Legal Proceedings" below. There can be no assurance that infringement or invalidity claims (or claims for indemnification resulting from infringement claims) will not be asserted or prosecuted against the Company or that any assertions or prosecutions will not materially adversely affect the Company's business, operating results and financial condition. Irrespective of the validity or the successful assertion of such claims, the Company would incur significant costs and diversion of resources with respect to the defense thereof, which could have a material adverse effect on the Company's business, operating results and financial condition. If any claims or actions are asserted against the Company, the Company may seek to obtain a license under a third party's intellectual property rights. There can be no assurance, however, that under such circumstances a license would be available on commercially reasonable terms, or at all.

LEGAL PROCEEDINGS

  On July 8, 1997, PCTV, Inc. ("PCTV") filed a complaint against the Company in the United States District Court for the District of New Hampshire asserting rights in the @Home trademark. In the complaint, PCTV alleges trademark infringement and unfair competition based on the Company's use of the @Home mark and requests damages and injunctive relief. PCTV is a New Hampshire corporation that produces computer-related television programs such as "Business Computing," "Computer Chronicles" and "@Home." PCTV alleges that it first used the @Home mark in August 1994. The Company intends to defend the suit vigorously and does not expect the outcome of this litigation to have a material adverse effect on the Company's business, operating results or financial condition.

EMPLOYEES

  As of June 30, 1997, the Company had 292 employees, excluding temporary personnel and consultants. Of the total, 75 were employed in networking engineering, 86 supported the @Home service including customer support and related activities, 33 supported the @Work services, 61 were employed in the @Media group and 37 were employed in general and administration. None of the Company's employees is represented by a labor union, and the Company considers its relations with its employees to be good. The Company's ability to achieve its financial and operational objectives depends in large part upon the continued service of its senior management and key technical personnel and its continuing ability to attract and retain highly qualified technical and managerial personnel. Competition for such qualified personnel in the Company's industry and geographical location in the San Francisco Bay Area is intense, particularly in software development, network engineering, cable engineering and product management personnel. See "Risk Factors--Management of Growth and Expansion; Dependence on Key Personnel."

FACILITIES

  The Company is headquartered in facilities consisting of approximately 70,000 square feet in Redwood City, California, which the Company occupies under a 12-year lease. In connection with this lease, the Company is obligated to reimburse the landlord for leasehold improvements totaling approximately $5.5 million. In addition, the Company has three separate options to require the landlord to build a total of approximately 400,000 additional square feet of facilities on adjacent property, subject to certain conditions. The Company would then occupy these buildings under leases of 12 years with base rent to be determined based on the cost of construction of the buildings. The Company anticipates that the Redwood City facilities will be adequate for the foreseeable future.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of the Company, and their ages and positions, are as follows:

NAME                           AGE POSITION
----                           --- --------
Thomas A. Jermoluk(1).........  41 Chairman of the Board, President and Chief Executive Officer
David P. Bagshaw..............  44 Senior Vice President, @Media Group
Dean A. Gilbert...............  40 Senior Vice President and General Manager, @Home Group
Kenneth A. Goldman............  48 Senior Vice President and Chief Financial Officer
Donald P. Hutchison...........  40 Senior Vice President and General Manager, @Work Group
John L. O'Farrell.............  38 Senior Vice President, International
Milo S. Medin.................  34 Vice President, Networks
David G. Pine.................  38 Vice President, General Counsel and Secretary
William R. Hearst III(1)(2)...  48 Vice Chairman
James L. Barksdale(1).........  54 Director
Brendan R. Clouston(3)........  44 Director
L. John Doerr(1)(4)...........  46 Director
John C. Malone................  56 Director
Bruce W. Ravenel(2)(3)(4).....  47 Director
Brian L. Roberts..............  38 Director
Edward S. Rogers..............  64 Director
Larry E. Romrell(3)...........  57 Director
David M. Woodrow(2)...........  51 Director

--------
(1) Member of .Com Committee
(2) Member of the Audit Committee
(3) Member of the Series B Committee
(4) Member of the Compensation Committee

  THOMAS A. JERMOLUK has served as Chairman of the Board, President and Chief Executive Officer of the Company since he joined the Company in July 1996. From 1994 to July 1996, he was President, and from 1992 to July 1996 he was Chief Operating Officer, of Silicon Graphics, Inc. ("SGI"), a visual computing company. From 1991 to 1994, Mr. Jermoluk was Executive Vice President of SGI, and, from 1988 to 1991, he was Vice President and General Manager of SGI's Advanced System Division. From October 1993 to August 1996, he was a member of the board of directors of SGI. Prior to joining SGI in 1986, Mr. Jermoluk managed a variety of hardware and software development projects at Hewlett-Packard Company and Bell Laboratories. He serves on the boards of directors of Pure Atria Corporation and Forte Software, Inc. Mr. Jermoluk holds B.S. and M.S. degrees in Computer Science from Virginia Tech.

  DAVID P. BAGSHAW has served as Senior Vice President of the Company's @Media Group since he joined the Company in September 1996. From August 1991 to August 1996, he served as Vice President of Marketing of SGI, where he was responsible for various marketing organizations and activities, including communications, public relations, business development, application developer support and product marketing. From 1987 to August 1991, he served as a product manager and as a director of marketing at SGI. Mr. Bagshaw holds B.S. and M.S. degrees in Mechanical Engineering from Stanford University and an M.B.A. degree from the Stanford University Graduate School of Business.

  DEAN A. GILBERT has served as Senior Vice President and General Manager of the Company's @Home Group since November 1996 and served as Senior Vice President, Marketing and Sales of the Company from February 1996 to November 1996. From September 1994 to February 1996, he served as President and Chief Executive Officer of Positive Communications, Inc., a provider of paging products and services. From 1991 to September 1994, Mr. Gilbert was Executive Vice President, Group Operations and from 1989 to 1991 was Senior

Vice President, Marketing, Programming and Business Development of KBLCOM, Incorporated, a cable television provider. He holds B.A. and M.A. degrees in Telecommunications from Michigan State University.

  KENNETH A. GOLDMAN has served as Senior Vice President and Chief Financial Officer of the Company since he joined the Company in July 1996. From July 1992 to July 1996, he was Senior Vice President and Chief Financial Officer of Sybase, Inc., a database software and services company. From 1989 to July 1992, Mr. Goldman was Vice President of Finance and Administration and Chief Financial Officer at Cypress Semiconductor Corporation, a semiconductor manufacturer. From 1983 to 1989, he was Vice President and Chief Financial Officer of VLSI Technology Inc. Mr. Goldman serves on the boards of directors of Global Village Inc. and Unison Software, Inc. He holds a B.S. degree in Electrical Engineering from Cornell University and an M.B.A. degree from the Harvard University Graduate School of Business.

  DONALD P. HUTCHISON has served as Senior Vice President and General Manager of the Company's @Work Group since he joined the Company in February 1997. Prior to that time, he served as Senior Vice President, Strategic Partnerships from March 1996 to November 1996, Senior Vice President, Sales from August 1995 to March 1996 and Vice President, Sales and Marketing from May 1994 to August 1995 of Netcom On-Line Communications Services, Inc., an Internet access service provider. From 1989 to May 1994, Mr. Hutchison was Director of Sales and Marketing at TAU Corporation, a digital video imaging company. From 1987 to 1989, he was Director of Sales and Business Planning for Pixar, and, prior to that time, he held various sales and management positions with Prime Computer and Data General Corporation. Mr. Hutchison holds a B.A. degree in Business Economics from the University of California at Santa Barbara and an M.B.A. degree from Loyola Marymount University.

  JOHN L. O'FARRELL has served as Senior Vice President, International of the Company since he joined the Company in April 1997. From August 1995 to April 1997, he was President of U S WEST Interactive Services, Inc., an Internet content development company. Prior to that time, Mr. O'Farrell served as Vice President, Corporate Strategy of U S WEST, Inc., a telephone and cable network operator, from May 1994 to August 1995 and as Executive Director, Corporate Strategy of U S WEST, Inc. from 1992 to May 1994. Before joining U S WEST, Inc., he held general management, marketing and consulting positions in the United States and Europe with Telecom Ireland (Ireland), Booz, Allen & Hamilton (U.S.), the Commission of European Communities (Luxembourg), Digital Equipment Corporation and Siemens AG (both Germany). Mr. O'Farrell holds a B.E.E. degree from University College Dublin, Ireland and an M.B.A. degree from the Stanford University Graduate School of Business.

  MILO S. MEDIN has served as Vice President, Networks of the Company since he joined the Company as its first employee in June 1995. From 1985 to June 1995, he was employed at the NASA Ames Research Center ("NASA Ames"), where he was responsible for a variety of wide area networking projects, including the use of Internet technology to interconnect NASA facilities and researchers at over 200 sites in 16 countries. In 1989, Mr. Medin developed the architecture for the first Internet interconnect at NASA Ames, linking the major government backbones together. He also managed the National Research and Educational network project at NASA Ames, which, in concert with the United States Department of Energy, deployed the first non-experimental 155 Mbps Internet backbone using switched ATM services to interconnect supercomputing and data archive facilities across the United States. Prior to joining NASA, he was employed by Science Applications Inc. as a programmer for defense program activities at the Lawrence Livermore National Laboratory and at the Los Alamos National Laboratory. In addition, Mr. Medin has been active in the development of Internet routing protocols and standards, primarily in the Internet Engineering Task Force, the leading Internet development and standards organization, for more than 10 years. He studied Computer Science at the University of California at Berkeley.

  DAVID G. PINE has served as Vice President and General Counsel of the Company since he joined the Company in April 1996 and as Secretary of the Company since July 1996. From 1990 to March 1996, he served as Vice President, General Counsel and Secretary of Radius Inc., a manufacturer of computer peripherals. Before that, Mr. Pine was in private law practice with Fenwick & West LLP. Mr. Pine holds an A.B. degree in Government from Dartmouth College and a J.D. degree from the University of Michigan Law School.

  WILLIAM R. HEARST III has been a director of the Company since August 1995 and has served as Vice Chairman of the Board of Directors since July 1996. He has been a general partner of KPCB, a venture capital firm, since January 1995. From May 1995 to July 1996, he was the founding Chief Executive Officer of the Company. Before joining KPCB, Mr. Hearst was editor and publisher of the San Francisco Examiner for ten years. He is a Fellow of the American Association for the Advancement of Science and a Trustee of the Carnegie Institute of Washington and the California Academy of Sciences. Mr. Hearst holds an A.B. degree in Mathematics from Harvard University.

  JAMES L. BARKSDALE has been a director of the Company since August 1995. He has been President and Chief Executive Officer of Netscape, an Internet software company, since January 1995. He has served as a director of Netscape since October 1994. Mr. Barksdale served as President and Chief Operating Officer of AT&T Wireless Services (formerly, McCaw Cellular Communications, Inc.) from January 1992 to September 1994 and as its Chief Executive Officer from September 1994 to January 1995. From 1983 to January 1992, he served as Executive Vice President and Chief Operating Officer of Federal Express Corporation. From 1979 to 1983, Mr. Barksdale served as Chief Information Officer of Federal Express Corporation. Mr. Barksdale serves on the boards of directors of 3Com Corporation, Harrah's Entertainment, Inc., Navio Communications Inc. and Robert Mondavi Corp. He holds a B.S. degree in Business Administration from the University of Mississippi.

  BRENDAN R. CLOUSTON has been a director of the Company since August 1996. He has been Executive Vice President of TCI since January 1994 and was Chief Financial Officer of TCI from March 1997 to April 1997, President and Chief Executive Officer of TCI Communications, Inc. ("TCIC") from October 1994 to March 1997, and Executive Vice President and Chief Operating Officer of TCIC from March 1992 to October 1994. Prior to joining TCIC, he held various executive positions with United Artists Entertainment Company and its predecessor, United Artists Communications, Inc., most recently as Executive Vice President and Chief Financial Officer. Mr. Clouston serves on the board of directors of TCG. He holds a B.A. degree from the University of Toronto and an M.B.A. degree from the University of Western Ontario.

  L. JOHN DOERR has been a director of the Company since August 1995. He has been a general partner of KPCB since September 1980. Prior to joining KPCB, Mr. Doerr was employed by Intel Corporation for five years. He serves on the boards of directors of Amazon.com, Inc., Intuit Inc., Macromedia, Inc., Netscape, Platinum Software Corporation, Shiva Corporation and Sun Microsystems, Inc. Mr. Doerr holds B.S.E.E. and M.E.E. degrees from Rice University and an M.B.A. degree from the Harvard University Graduate School of Business.

  JOHN C. MALONE has been a director of the Company since April 1997. He has served as Chairman and Chief Executive Officer of TCI since November 1996 and was President and Chief Executive Officer of TCI from 1973 through November 1996. Dr. Malone also serves on the boards of directors of Tele-Communications International, Inc., TCI Satellite Entertainment, Inc., BET Holdings, Inc., Discovery Communications, Inc. and the Bank of New York Company, Inc. He holds a B.S. degree in Electrical Engineering and Economics from Yale University and an M.S. degree in Industrial Management and a Ph.D. in Operations Research from Johns Hopkins University.

  BRUCE W. RAVENEL has been a director of the Company since August 1995. Since January 1996, he has served as President and Chief Executive Officer of TCI.NET, Inc. and Senior Vice President of TCIC, both wholly owned subsidiaries of TCI, where he has been responsible for all Internet-related business activities of TCI. From March 1994 to January 1996, Mr. Ravenel was Senior Vice President and Chief Operating Officer of TCI Technology Ventures, Inc., a division of TCI. From March 1992 to March 1994, he served as Vice President of TCI Technology, Inc., a subsidiary of TCI. He serves on the board of directors of Acclaim Entertainment, Inc. Mr. Ravenel holds a B.A. degree in Economics from the University of Colorado.

  BRIAN L. ROBERTS has been a director of the Company since August 1996. He has served as President of Comcast since February 1990 and as a director of Comcast since 1987. Prior to becoming President, Mr. Roberts spent eight years in various management positions with Comcast. He serves on the boards of directors of Comcast UK Cable Partners Limited, Storer Communications, Inc. and TCG. Mr. Roberts holds a B.S. degree in Economics from the Wharton School of Finance of the University of Pennsylvania.

  EDWARD S. ROGERS has been a director of the Company since April 1997. He has served as President and Chief Executive Officer and as a director of Rogers, a telecommunications company, since 1979 and as Acting President and Chief Executive Officer of Rogers Cablesystems Limited, a cable company and a wholly owned subsidiary of Rogers Communications, since April 1996. Mr. Rogers founded Rogers Cable TV (now Rogers Cablesystems Limited) in 1967, Rogers Radio Broadcasting Limited (now Rogers Broadcasting Limited) in 1969 and Cantel, Inc. (now Rogers Cantel, Inc.) in 1983 and has served in various management positions with Rogers- related entities during the last 30 years. Mr. Rogers serves on the boards of directors of Rogers Cantel Mobile Communications Inc. and the Toronto-Dominion Bank. He holds a B.A. in Political Science and Economics from the University of Toronto and an LL.B from Osgoode Hall Law School.

  LARRY E. ROMRELL has been a director of the Company since August 1995. He has served as Executive Vice President of TCI since January 1994 and President and Chief Executive Officer of TCI Technology Ventures, Inc. since September 1994. From 1991 to October 1994, Mr. Romrell was Senior Vice President of TCI. He serves on the boards of directors of General Communication, Inc., TCG and United Video Satellite Group, Inc.

  DAVID M. WOODROW has been a director of the Company since August 1996. He has served as Senior Vice President of Broadband Services for Cox since April 1994. Mr. Woodrow joined Cox in 1982 as Director, Business Development, and was promoted to Western Regional Manager in 1984, to Vice President and General Manager of Cox Cable Santa Barbara, Inc. in 1985 and to Senior Vice President, Operations in 1989. Prior to joining Cox, he was employed by the Technology Components Group of Exxon Enterprises from 1976 to 1982 and by Pitney Bowes, Inc. from 1970 to 1976. Mr. Woodrow serves on the board of directors of TCG and is a director of the Cellular Telephone Industry Association. He holds B.S. and M.S. degrees in Mechanical Engineering from Purdue University and an M.B.A. degree from the University of Connecticut.

  Directors are elected by the stockholders at each annual meeting of stockholders to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified. The existing directors were elected pursuant to provisions in the Certificate of Incorporation, a stockholders' agreement and a voting agreement that will be modified or replaced effective upon the closing of this offering. See "--Board Composition and Procedures," "Certain Transactions" and "Description of Capital Stock" below. Members of the Board do not receive compensation for their services as directors. Executive officers are elected by, and serve at the discretion of, the Board.

BOARD COMPOSITION AND PROCEDURES

  Immediately following the closing of this offering, the Board will consist of 11 directors. Under the Company's Certificate of Incorporation, the holders of the Series B Common Stock, all of which will be owned by a subsidiary of TCI immediately following this offering, have the right to elect five members of the Board (the "Series B Common Stock Directors"). TCI has initially designated Messrs. Clouston, Ravenel and Romrell as Series B Common Stock Directors. Subject to certain conditions, TCI has also agreed to elect one representative designated by Comcast and one representative designated by Cox as Series B Common Stock Directors. Mr. Roberts is the current representative of Comcast, and Mr. Woodrow is the current representative of Cox. The holders of the Series K Common Stock, the substantial majority of which is controlled by KPCB, have the right to elect one director (the "Series K Common Stock Director"), who is currently Mr. Doerr. So long as the holders of Series B Common Stock or Series K Common Stock are entitled to elect any Series B Common Stock Director or any Series K Common Stock Director, the holders of Series A Common Stock have the right to elect two directors (the "Series A Common Stock Directors") who are not officers or employees of the Company and are not affiliates or associates of TCI, Comcast or Cox ("Outside Directors").

Messrs. Barksdale and Hearst are the current Series A Common Stock Directors. Immediately following this offering, TCI, Comcast and Cox will own approximately 35.5%, 16.6% and 16.6%, respectively, of the outstanding Series A Common Stock, and TCI together with either Comcast or/and Cox will have the ability to elect both of the Series A Common Stock Directors subject to the requirement that they qualify as Outside Directors. The remaining directors are elected by the holders of the Common Stock voting together as a single class. Since TCI holds more than 50% of the outstanding voting power of the Company's capital stock, it has the power to elect all of these directors. However, TCI, Comcast, Cox and KPCB have agreed to vote for the election of the Chief Executive Officer of the Company to the Board. Subject to certain conditions, TCI, Comcast and Cox have also agreed to vote for the election to the Board of one representative jointly designated by Rogers and Shaw, who is currently Mr. Rogers. TCI has elected Dr. Malone to the remaining position on the Board. In addition, the Certificate of Incorporation provides that, so long as TCI owns at least 7,700,000 shares of Series B Common Stock and securities representing a majority of the outstanding voting power of the Company, there will be a committee of the Board consisting of those Series B Common Stock Directors who are officers, directors or employees of TCI or any subsidiary of TCI (the "Series B Committee"), which shall have the sole power, exercisable at any time, to increase the size of the Board to up to 17 directors and to fill any vacancies created by such an increase. Since four of the eleven current directors are officers of TCI or a subsidiary of TCI and TCI has the power, without a meeting of the stockholders, to increase the size of the Board to up to 17 directors and appoint additional members of the Board, TCI has the power to appoint a majority of the Board at any time. See "Risk Factors--Control by TCI; Veto Power of Other Principal Stockholders" and "Description of Capital Stock."

  Under the Certificate of Incorporation, all actions of the Board must be approved by (i) a majority of the members of the Board present at a meeting at which a quorum is present or unanimous written consent of all members of the Board and (ii) so long as TCI owns at least 7,700,000 shares of Series B Common Stock and securities representing a majority of the outstanding voting power of the Company, a majority of the Series B Common Stock Directors. Accordingly, because TCI has the right to elect three of the five Series B Common Stock Directors, TCI has the power to prevent the Board from taking any action that is not approved by its designated Series B Common Stock Directors. In addition, to the extent that TCI exercises its power to elect a majority of the entire Board, TCI will be able to control all Board decisions, subject to the supermajority and unanimous vote requirements and other limitations discussed below.

  In addition, certain actions of the Board require the approval of at least 75% (currently five of six) of the total number of Series B and Series K Common Stock Directors, and certain other actions of the Board require the unanimous approval of all of the Series B and Series K Common Stock Directors. Accordingly, with the current composition of the Board, actions that require supermajority approval cannot be taken without the approval of the Series B Common Stock Directors designated by TCI and at least two of the three directors designated by Comcast, Cox and KPCB, and actions that require unanimous approval cannot be taken without the approval of all three of such directors and the Series B Common Stock Directors designated by TCI.

  The Company actions that require supermajority approval by the Series B and Series K Common Stock Directors are: (i) a merger, consolidation or other business combination; (ii) the acquisition of assets having a value greater than 20% of the value of the Company's assets; (iii) the disposition of assets having an aggregate value greater than 50% of the value of the Company's assets; (iv) the acquisition by the Company of assets in exchange for capital stock that would constitute more than 16 2/3% of its fully diluted shares (other than a sale of stock solely for cash); (v) the appointment or removal of the Chief Executive Officer; (vi) voluntary dissolution or liquidation or the initiation of voluntary bankruptcy proceedings; (vii) any amendment of the Certificate of Incorporation or Bylaws of the Company other than the filing of a Certificate of Designation establishing a series of Preferred Stock that does not have certain specified special voting rights; (viii) the creation or issuance of any additional class or series of capital stock having more than one vote per share or entitled to vote as a separate class or series on any matter subject to certain exceptions; (ix) any increase in the number of shares reserved for issuance to management of the Company in excess of 16,000,000 shares plus an amount equal to the greater of (a) 7.5% of the number of shares issued by the Company after August 1, 1996 or (b) 4% per year of the total fully diluted shares outstanding on August 1, 1996; (x) the declaration of dividends on or certain repurchases of

Common Stock, (xi) the adoption of any budget for the Company that does not provide for a substantially pro rata rollout of the Company's services to TCI, Comcast and Cox in proportion to the number of qualifying homes passed made available by them to the Company and (xii) the appointment of any directors to the .Com Committee other than the current members of the .Com Committee.

  The Company actions that require unanimous approval by the Series B and Series K Common Stock Directors are: (i) the authorization or issuance of any shares of Series AX, AM, AT, K and T Preferred Stock other than pursuant to the power granted to the Board in the Certificate of Incorporation; (ii) any amendments to or modifications of the actions requiring supermajority or unanimous approval of the Series B and Series K Common Stock Directors; (iii) any increase in the number of Series B or Series K Common Stock Directors;
(iv) any modifications of the rights of the holders of Series B or Series K Common Stock to designate and elect directors; (v) the appointment of any directors to the .Com Committee other than the Chief Executive Officer, the other directors who are currently members of the .Com Committee and any additional directors elected to the .Com Committee by supermajority vote; and
(vi) any amendment to the specifications and standards for the @Home service that would require the operator facilities of any affiliate of a Principal Cable Stockholder to be capable of distributing or providing streaming video transmissions that include video segments longer than ten minutes in duration.

  The Certificate of Incorporation specifies certain requirements for the approval of certain transactions between the Company and any holder of more than 5% of the voting power of the Company or any affiliate of such holder. First, such a related party transaction must be approved by a majority of the members of the Board present at a meeting for which the notice sets forth the related party transaction and a reasonably detailed description of the matter, or by unanimous written consent of the Board following such a meeting. In addition, so long as the holders of Series B Common Stock are entitled to elect a Series B Common Stock Director, the related party transaction must also be approved either (i) by a majority of the Series B and Series K Common Stock Directors who are disinterested with respect to the transaction and by a majority of all Series B Common Stock Directors regardless of whether they are disinterested with respect to the transaction or (ii) by all of the Series B Common Stock Directors regardless of whether they are disinterested with respect to the transaction. These requirements do not apply to (i) transactions involving an aggregate amount less than $1,000,000 that are entered into in the ordinary course of business on arms'-length terms, (ii) the entering into of LCO Agreements and other agreements for the provision of ancillary or related services that are on terms no more favorable to the related party than the terms of similar agreements then currently offered by the Company to affiliates of each other Principal Cable Stockholder without regard to size, identity or ownership of securities of the Company, (iii) the entering into or performance under any .Com Agreement or Promotional Agreement discussed below or (iv) any actions taken by the Series B Committee.

 .COM COMMITTEE

  The Company's Certificate of Incorporation establishes a committee of the Board referred to as the ".Com Committee" consisting of the Chief Executive Officer of the Company and the other members of the Board who are not affiliated with TCI, Comcast or Cox (currently Messrs. Jermoluk, Barksdale, Doerr and Hearst) to review and approve certain content and promotional agreements (".Com Agreements" and "Promotional Agreements") between the Company and content providers that are affiliates of the Principal Cable Stockholders. It is the Company's policy to maintain a position of openness and non-exclusion with regard to entering into such agreements and that such content providers will not be unfairly advantaged or disadvantaged in their ability to obtain carriage or promotion on the Company's services by reason of their relationship with a Principal Cable Stockholder. Accordingly, any .Com Agreement or Promotional Agreement between the Company and any affiliate of a Principal Cable Stockholder may be approved by any one of three methods, to be chosen by the applicable Principal Cable Stockholder: (i) by the authorized officers of the Company on the Company's standard terms and conditions, (ii) by a majority of the .Com Committee or (iii) by a majority of the entire Board including all of the Series B Common Stock Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Company's Compensation Committee was formed in July 1996 to review and approve the compensation and benefits for the Company's key executive officers, administer the Company's stock purchase and stock option plans and make recommendations to the Board regarding such matters. The Compensation Committee is currently composed of Messrs. Ravenel and Doerr. No interlocking relationship exists between the Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

AUDIT COMMITTEE

  The Board has established an Audit Committee to meet with and consider suggestions from members of management and the Company's internal audit staff, as well as the Company's independent accountants, concerning the financial operations of the Company. The Audit Committee also has the responsibility to review audited financial statements of the Company and consider and recommend the employment of, and approve the fee arrangements with, independent accountants for both audit functions and for advisory and other consulting services. Messrs. Hearst, Ravenel and Woodrow are the members of the Audit Committee.

EXECUTIVE COMPENSATION

  The following table sets forth certain summary information concerning the compensation awarded to, earned by, or paid for services rendered to the Company in all capacities during 1996 by the Company's present and former Chief Executive Officers and the four most highly compensated executive officers, other than the Chief Executive Officers, who were serving as executive officers at the end of 1996 and whose compensation for 1996 was in excess of $100,000 (collectively, the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                            LONG-TERM
                                                          COMPENSATION
                              ANNUAL COMPENSATION            AWARDS
                             -------------------------   ---------------
                                             OTHER
                                             ANNUAL        RESTRICTED         OTHER
NAME AND PRINCIPAL POSITION   SALARY      COMPENSATION   STOCK AWARDS(1) COMPENSATION(2)
---------------------------  --------     ------------   --------------- ---------------
Thomas A. Jermoluk,
 Chairman of the Board,
 President and Chief
 Executive Officer......     $209,985 (3)        --            -- (4)         $272
William R. Hearst III,
 Former Chief Executive
 Officer................           -- (5)        --            -- (6)           --
Sean Doherty, Former
 President, @Work
 Group..................      217,869            --            -- (7)          372
Dean A. Gilbert, Senior
 Vice President and
 General Manager, @Home
 Group..................      201,643       $30,000 (8)        -- (9)          425
Milo S. Medin, Vice
 President, Networks....      154,744            --            -- (10)         257
Kenneth A. Goldman,
 Senior Vice President
 and Chief Financial
 Officer................      104,664        50,000 (8)        -- (11)         464

--------
 (1) All shares reflected in this column were purchased at their fair market value on the date of purchase. With the exception of Mr. Hearst's shares, which were immediately vested, all shares were restricted shares that vest over a period of four years so long as the individual remains continuously employed by the Company. The Company has the right to repurchase unvested restricted shares at their original purchase price upon the termination of the executive's employment.
 (2) Represents life insurance premiums paid by the Company.
 (3) Mr. Jermoluk was employed by the Company in July 1996.
 (4) On July 31, 1996, Mr. Jermoluk purchased 3,000,000 shares of the Company's Series A Common Stock for $150,000 in cash and 50,000 shares of the Company's Series K Preferred Stock for $500,000 in cash.

     As of December 31, 1996, he held vested and unvested restricted shares with aggregate values of $187,500 and $562,500, respectively. See "-- Employment Agreement."
 (5) Mr. Hearst, a general partner of KPCB, served on an interim basis as Chief Executive Officer without compensation.
 (6) Mr. Hearst purchased 400,000 shares of the Company's Series A Common Stock on July 31, 1996 for $20,000 in cash. As of December 31, 1996, the aggregate value of all shares held by Mr. Hearst was $100,000. Does not include any shares held by KPCB in which Mr. Hearst may have a beneficial interest as a partner of KPCB.
 (7) Mr. Doherty purchased 500,000 shares of the Company's Series A Common Stock on May 31, 1996 in exchange for a promissory note in the amount of $25,000. As of December 31, 1996, he held vested and unvested restricted shares with aggregate values of $44,312 and $80,688, respectively. Mr. Doherty resigned his employment with the Company in February 1997, and the Company repurchased the 301,850 shares that were unvested at the time of his resignation for their original purchase price by reducing the outstanding principal and interest due under the promissory note.
 (8) Represents amounts paid in connection with the Company's employment of these individuals.
 (9) Mr. Gilbert was employed by the Company in February 1996. Mr. Gilbert purchased 440,000 shares of the Company's Series A Common Stock on May 31, 1996 in exchange for a promissory note in the amount of $22,000. As of December 31, 1996, Mr. Gilbert held no vested restricted shares and held unvested restricted shares with an aggregate value of $110,000.
(10) Mr. Medin purchased 600,000 shares of the Company's Series A Common Stock on May 31, 1996 in exchange for a promissory note in the amount of $30,000. As of December 31, 1996, Mr. Medin held vested and unvested restricted shares with aggregate values of $56,310 and $93,690, respectively.
(11) Mr. Goldman was employed by the Company in July 1996. Mr. Goldman purchased 550,000 shares of the Company's Series A Common Stock on July 29, 1996 for $27,500 in cash. As of December 31, 1996, Mr. Goldman held no vested restricted shares and held unvested restricted shares with an aggregate value of $137,500.

  The Company granted no stock options to the Named Executive Officers through December 31, 1996.

EMPLOYEE BENEFIT PLANS

  1996 Incentive Stock Option Plan. In January 1996, the Board adopted the 1996 Incentive Stock Option Plan (the "First 1996 Plan"), which was amended in May 1996. Under the First 1996 Plan, up to 3,000,000 shares of Series A Common Stock were reserved for issuance. As of June 30, 1997, options to purchase 2,457,585 shares had been exercised (net of repurchases), options to purchase an additional 175,000 shares of Series A Common Stock at an exercise price of $.05 were outstanding and 367,415 shares remained available for future grants. Following the closing of this offering, no additional options will be granted under the First 1996 Plan. Options granted under the First 1996 Plan are subject to terms substantially similar to those described below with respect to options to be granted under the 1997 Equity Incentive Plan; however, the First 1996 Plan does not provide for issuance of restricted stock or stock bonus awards.

  1996 Incentive Stock Option Plan No. 2. In July 1996, the Board adopted the 1996 Incentive Stock Option Plan No. 2 (the "Second 1996 Plan"), which was amended in October 1996. Under the Second 1996 Plan, up to 13,000,000 shares of Series A Common Stock were reserved for issuance, provided that such number is reduced by the number of restricted shares sold outside of either the First 1996 Plan or the Second 1996 Plan (6,705,150 such shares were sold through June 30, 1997 (net of repurchases)). As of June 30, 1997, options to purchase 4,086,001 shares had been exercised (net of repurchases), options to purchase 1,512,000 shares were outstanding at exercise prices ranging from $.05 to $4.00 per share, and 696,849 shares were available for future grants. Following the closing of this offering, no additional options will be granted under the Second 1996 Plan. Options granted under the Second 1996 Plan are subject to terms substantially similar to those described below with respect to options to be granted under the 1997 Equity Incentive Plan; however, the Second 1996 Plan does not provide for issuance of restricted stock or stock bonus awards.

  1997 Equity Incentive Plan. In May 1997, the Board adopted and in July 1997 the stockholders approved the 1997 Equity Incentive Plan, under which the total number of shares of Series A Common Stock reserved for issuance is 16,000,000 less: (a) the total number of shares issued by the Company under
(i) restricted stock purchase agreements entered into prior to the effective date of the 1997 Equity Incentive Plan with employees, officers, directors, consultants, independent contractors or advisors of the Company and (ii) the First 1996 Plan or the Second 1996 Plan (the "1996 Plans") pursuant to the exercise of options granted on or before the effective date of the 1997 Equity Incentive Plan; (b) shares that are issuable as of the effective date of the 1997 Equity Incentive Plan upon exercise of options granted under the 1996 Plans; and (c) shares issued as of any date under the Company's 1997 Employee Stock Purchase Plan.

  Shares that: (a) are issuable upon exercise of an option granted under the 1996 Plans or under the 1997 Equity Incentive Plan that cease to be subject to such option for any reason other than exercise of such option; (b) are subject to an award granted under restricted stock purchase agreements entered into prior to the effective date of the 1997 Equity Incentive Plan with employees, officers, directors, consultants, independent contractors or advisors of the Company, the 1996 Plans, or the 1997 Equity Incentive Plan, that are forfeited or are repurchased by the Company at the original issue price; or (c) are subject to any other award granted under the 1996 Plans or under the 1997 Equity Incentive Plan that otherwise terminates without shares being issued, will again be available for grant and issuance under the 1997 Equity Incentive Plan. In addition, on August 1, 1997, the number of shares reserved for issuance under the 1997 Equity Incentive Plan will automatically increase by 4,200,000 shares. The 1997 Equity Incentive Plan will become effective on the effective date of the Registration Statement for this offering and will serve as the successor to the 1996 Plans. The 1997 Equity Incentive Plan will terminate in May 2007, unless sooner terminated by the Board. The 1997 Equity Incentive Plan authorizes the award of options, restricted stock and stock bonuses (each an "Award"). No person will be eligible to receive more than 1,000,000 shares in any calendar year pursuant to Awards under the 1997 Equity Incentive Plan other than a new employee of the Company, who will be eligible to receive no more than 2,000,000 shares in the calendar year in which such employee commences employment. The 1997 Equity Incentive Plan is administered by a committee appointed by the Board, currently the Compensation Committee, which presently consists of Messrs. Doerr and Ravenel, both of whom are non-employee directors under applicable federal securities laws and "outside directors" as defined under applicable federal tax laws. The committee has the authority to construe and interpret the 1997 Equity Incentive Plan and any agreement made thereunder, grant Awards and make all other determinations necessary or advisable for the administration of the 1997 Equity Incentive Plan.

  The 1997 Equity Incentive Plan provides for the grant of both incentive stock options ("ISOs") that qualify under Section 422 of the Code and nonqualified stock options ("NQSOs"). ISOs may be granted only to employees of the Company or of a parent or subsidiary of the Company. NQSOs may be granted to employees, officers, directors, consultants, independent contractors and advisors of the Company or any parent or subsidiary of the Company, provided such consultants, independent contractors and advisors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction ("Eligible Service Providers"). The exercise price of ISOs must be at least equal to the fair market value of the Company's Series A Common Stock on the date of grant. (The exercise price of ISOs granted to 10% stockholders must be at least equal to 110% of that value.) The exercise price of NQSOs must be at least equal to 85% of the fair market value of the Company's Series A Common Stock on the date of grant. The maximum term of options granted under the 1997 Equity Incentive Plan is ten years. Options granted under the 1997 Equity Incentive Plan may not be transferred in any manner other than by will or by the laws of descent and distribution and may be exercised during the lifetime of the optionee only by the optionee. Options granted under the 1997 Equity Incentive Plan generally expire three months after the termination of the optionee's service to the Company or a parent or subsidiary of the Company, except in the case of death or disability, in which case the options generally may be exercised up to 12 months following the date of death or termination of service. Options will generally terminate one month after termination for cause.

  Opportunities to purchase shares of the Company's Series A Common Stock ("Restricted Stock Awards"), and awards of shares of the Company's Series A Common Stock ("Stock Bonuses"), either of which may be subject to a right of repurchase in favor of the Company or other restrictions on ownership or transfer, may be given to Eligible Service Providers. The administrator of the 1997 Equity Incentive Plan has the authority to determine the restrictions applied to the stock. The sum of (i) Restricted Stock Awards, (ii) Stock Bonuses and (iii) options with an exercise or purchase price below fair market value issued under the 1997 Equity Incentive Plan may not exceed 20% of the total number of shares reserved for issuance under the 1997 Equity Incentive Plan as of any date.

  If the Company is acquired under certain circumstances, any or all outstanding Awards may be assumed or replaced by the successor corporation. If Awards are not assumed or replaced, the vesting of such Awards will accelerate and all outstanding options will become exercisable in full prior to the consummation of the transaction. Any options not exercised prior to the transaction will expire.

  1997 Employee Stock Purchase Plan. In May 1997, the Board adopted and in July 1997 the stockholders approved the 1997 Employee Stock Purchase Plan (the "Purchase Plan") and reserved a total of 400,000 shares of the Company's Series A Common Stock for issuance thereunder. The Purchase Plan will become effective upon the effective date of the Registration Statement for this offering and will permit eligible employees to acquire shares of the Company's Series A Common Stock through payroll deductions. Eligible employees may select a rate of payroll deduction between 2% and 10% of their compensation and are subject to certain maximum purchase limitations described in the Purchase Plan. Except for the first offering, each offering under the Purchase Plan will be for a period of 24 months (the "Offering Period") and will consist of four six-month purchase periods (each a "Purchase Period"). The first Offering Period is expected to begin on the first business day following the effective date of this Registration Statement and, depending on the effective date of this Registration Statement, may be greater or less than 24 months long. Offering Periods thereafter will begin on February 15 and August
15. The purchase price for the Company's Series A Common Stock purchased under the Purchase Plan is 85% of the lesser of the fair market value of the Company's Series A Common Stock on the first day of the applicable Offering Period and the last day of the applicable Purchase Period. The Compensation Committee has the power to change the duration of Offering Periods and Purchase Periods without stockholder approval, if such change is announced at least 15 days prior to the beginning of the Offering or Purchase Period to be affected. The Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code.

  401(k) Plan. The Board maintains the @Home 401(k) Plan (the "401(k) Plan"), a defined contribution plan intended to qualify under Section 401 of the Code. All employees who are at least 21 years old and have been employed by the Company for one month are eligible to participate in the 401(k) Plan. An eligible employee of the Company may begin to participate in the 401(k) Plan on the first day of January, April, July or October of the 401(k) Plan year coinciding with or following the date on which such employee meets the eligibility requirements. A participating employee may make pre-tax contributions of a percentage (not less than 2% and not more than 20%) of his or her eligible compensation and up to 100% of any cash bonus, subject to limitations under the federal tax laws. Employee contributions and the investment earnings thereon are fully vested at all times. The Company does not make matching or profit-sharing contributions.

EMPLOYMENT AGREEMENT

  On July 31, 1996, the Board elected Thomas A. Jermoluk as President, Chief Executive Officer and Chairman of the Board of the Company pursuant to an employment agreement dated July 19, 1996. Under the employment agreement, the Company has agreed to pay Mr. Jermoluk an annual base salary of $500,000 per year, and Mr. Jermoluk is eligible to receive a bonus of $200,000 per year based on the performance of the Company with respect to its annual operating plan. On July 31, 1996, the Company sold to Mr. Jermoluk a total of 3,000,000 shares of the Company's Series A Common Stock at a purchase price of $.05 per share for a total of $150,000 and a total of 50,000 shares of the Company's Series K Preferred Stock at a purchase price of $10.00 per share for a total of $500,000. Of these shares, 25% were immediately vested and an additional 2.08% will vest on August 22, 1997 and each subsequent month of Mr. Jermoluk's continuous employment. The Series K Preferred Stock will be converted upon the closing of this offering into 1,000,000 shares of Series K Common Stock. Under the terms of Mr. Jermoluk's employment agreement, so long as Mr. Jermoluk is employed by the Company, and for 90 days thereafter if his employment is terminated without cause, to the extent that Mr. Jermoluk sells any of his vested shares during the five-year period beginning on July 22, 2000 at an average price less than $5.00 per share, the Company is obligated to pay Mr. Jermoluk the difference between $5.00 per share and such average price for each share sold. The Company must repurchase any unvested shares at Mr. Jermoluk's cost upon the termination of his employment. If the Company terminates Mr. Jermoluk's employment without cause, the Company will be obligated to pay Mr. Jermoluk's base salary and bonus for six months after the date of such termination, and the Company's right to repurchase any unvested shares will lapse at the date of such termination.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF
LIABILITY

  As permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. As permitted by Section 145 of the Delaware General Corporation Law, the Company's Certificate of Incorporation further provides (i) for mandatory indemnification, to the fullest extent permitted by applicable law, for any person who is or was a director or officer of the Company, or a person who is a legal representative of such director or officer, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such person, (ii) that the Company's obligation to indemnify any person who was or is serving at the Company's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity must be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity, (iii) that the Company must advance to all indemnified parties the expenses (including attorneys' fees) incurred in defending any proceeding provided that indemnified parties (if they are directors or officers) must provide the Company an undertaking to repay such advances if indemnification is determined to be unavailable, (iv) that the rights conferred in the Certificate of Incorporation are not exclusive and (v) that the Company may not retroactively amend the Certification of Incorporation provisions relating to indemnity.

  The Company has entered into Indemnification Agreements with each of its current directors and intends to enter into such Indemnification Agreements with each of its executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Company's Certificate of Incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Company for which indemnification is sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification.

                             CERTAIN TRANSACTIONS

  Since March 28, 1995, the Company's inception date, there has not been nor is there currently proposed, any transaction or series of similar transactions to which the Company or any of its subsidiaries was or is to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer, holder of more than 5% of the Common Stock of the Company or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than (i) compensation agreements, which are described where required in "Management," and (ii) the transactions described below.

TRANSACTIONS WITH DIRECTORS, EXECUTIVE OFFICERS AND 5% SECURITY HOLDERS

  The Company has financed its operations to date through a series of private Preferred Stock financings. Upon the closing of this offering, all shares of Preferred Stock will be converted into shares of Common Stock at a conversion rate of 20 shares of Common Stock for each share of Preferred Stock subject to adjustment of the Series C Preferred Stock conversion rate if the offering price is less than $10.00 per share of Series A Preferred Stock. Shares of Series T Preferred Stock will be converted into shares of Series B Common Stock. Shares of Series K Preferred Stock will be converted into shares of Series K Common Stock. Shares of all other series of Preferred Stock will be converted into shares of Series A Common Stock. See "Description of Capital Stock."

  Initial Financings from TCI and KPCB. On August 29, 1995 and May 9, 1996, the Company sold shares of its Series T Preferred Stock to a wholly owned subsidiary of TCI and shares of its Series K Preferred Stock to venture capital funds affiliated with KPCB, in each case at a cash purchase price of $10.00 per share, as follows:

   PURCHASER      DATE         TYPE OF STOCK       SHARES  TOTAL PURCHASE PRICE
   ---------     ------- ------------------------- ------- --------------------
TCI............. 8/29/95 Series T Preferred Stock  770,000     $ 7,700,000
KPCB............ 8/29/95 Series K Preferred Stock  230,000       2,300,000
TCI.............  5/9/96 Series T Preferred Stock  770,000       7,700,000
KPCB............  5/9/96 Series K Preferred Stock  230,000       2,300,000

  1996 Financing from TCI, Comcast, Cox and KPCB. On August 1, 1996, the
Company issued 770,000 shares of its Series AT Preferred Stock to a wholly owned subsidiary of TCI in exchange for the cancellation of 770,000 shares of the Company's Series T Preferred Stock and sold additional shares of its Preferred Stock to wholly owned subsidiaries of TCI, Comcast and Cox and purchasers affiliated with KPCB (the "KPCB Purchasers"), in each case at a cash purchase price of $10.00 per share, as follows:

       PURCHASER               TYPE OF STOCK       SHARES  TOTAL PURCHASE PRICE
       ---------         ------------------------- ------- --------------------
TCI..................... Series AT Preferred Stock 783,000     $ 7,830,000
Comcast................. Series AM Preferred Stock 727,865       7,278,650
Cox..................... Series AX Preferred Stock 727,865       7,278,650
KPCB Purchasers......... Series K Preferred Stock  233,883       2,338,830

  1997 Financing from Rogers, Shaw and Other Strategic Partners. On April 11,
1997, the Company sold an aggregate of 240,000 shares of its Series C
Preferred Stock at a cash purchase price of $200 per share to certain companies with which the Company has established strategic commercial relationships and to James L. Barksdale, who is a director of the Company and the Chief Executive Officer of Netscape. Among the purchasers were the following:

       PURCHASER               TYPE OF STOCK       SHARES  TOTAL PURCHASE PRICE
       ---------         ------------------------- ------- --------------------
Rogers.................. Series C Preferred Stock   75,000     $15,000,000
Shaw.................... Series C Preferred Stock   75,000      15,000,000
Netscape................ Series C Preferred Stock   20,000       4,000,000
James L. Barksdale...... Series C Preferred Stock    5,000       1,000,000

  In connection with the Series C Preferred Stock financing, the Company entered into agreements with Rogers and Shaw granting them exclusive rights to distribute the @Home service in Canada under the "Wave@Home" brand and the right to license other cable companies to distribute the service in Canada. In addition, on April 11, 1997, the Company granted to Rogers and Shaw transferable warrants to purchase up to an aggregate of 100,000 shares of Series C Preferred Stock each at a purchase price of $200 per share (which warrants will be converted into the right to purchase up to an aggregate of 2,000,000 shares of Series A Common Stock at the lower of $10.00 or the initial public offering price per share following this offering). These warrants become fully exercisable on the earlier of April 11, 2004 or the achievement of certain performance milestones with respect to the distribution of the Wave@Home service in Canada.

  Pursuant to a Voting Agreement entered into with Rogers and Shaw on April 11, 1997, TCI, Comcast and Cox have agreed (i) to use their reasonable best efforts to cause a single representative designated jointly by Rogers and Shaw to be nominated for election to the Board and an additional representative designated jointly by Rogers and Shaw to be afforded the right to attend all meetings of the Board as a nonvoting observer and (ii) to vote all voting securities of the Company controlled by them in favor of election of the designee of Rogers and Shaw to the Board. The Voting Agreement will terminate on the earlier to occur of the date that (i) neither Rogers nor Shaw continues to offer the Wave@Home service on an exclusive basis or (ii) Rogers and Shaw together with their controlled affiliates cease to own at least 2,000,000 shares of Series A Common Stock plus either an additional 500,000 shares of Series A Common Stock or warrants to purchase an additional 500,000 shares of Series A Common Stock.

  Stockholders' Agreement. On August 1, 1996, TCI, Comcast, Cox and the KPCB Purchasers (collectively, the "Principal Stockholders") and the Company entered into a Stockholders' Agreement, which they have agreed to amend upon the closing of this offering (as amended, the "Stockholders' Agreement"), which provides for certain voting agreements, restrictions on transfer of Company securities, rights of first offer, tag-along and drag-along rights and preemptive rights. The following summary description of the Stockholders' Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Stockholders' Agreement as it will be amended immediately before the closing of this offering, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Furthermore, there can be no assurance that following the consummation of this offering the parties will not cause the Stockholders' Agreement to be amended, modified or terminated or cause the Company to waive any provision of the Stockholders' Agreement.

  The Stockholders' Agreement provides that each Principal Stockholder will vote all of its shares of Company voting stock in favor of any action required by the Stockholders' Agreement, including the election of the Chief Executive Officer of the Company to its Board, and that any holder of Series B Common Stock (all of which is currently owned by TCI) will vote all such shares in favor of the election of certain designees of TCI, Comcast and Cox to the Board as Series B Common Stock Directors as follows: Comcast will be entitled to designate one director so long as it owns at least 5,000,000 shares of Common Stock; Cox will be entitled to designate one director so long as it owns at least 5,000,000 shares of Common Stock; and TCI will be entitled to designate three directors so long as it owns at least 7,700,000 shares of Series B Common Stock, two directors so long as it owns at least 6,350,000 shares of Series B Common Stock and one director so long as it owns at least 5,000,000 shares of Series B Common Stock. See "Risk Factors--Control by TCI; Veto Power of Other Principal Stockholders."

  The Stockholders' Agreement, with certain exceptions, restricts transfers of Company securities by the Principal Stockholders until the earliest to occur of (i) June 4, 2006, (ii) the fifth anniversary of the termination of the exclusive period applicable to any Principal Cable Stockholder and (iii) the sixth anniversary of this offering. To the extent transfers of Series B and K Common Stock are permitted, the holders of such shares generally must convert them to Series A Common Stock prior to consummating such transfers. Following the first anniversary of this offering, each Principal Stockholder will be permitted to sell its Series A Common Stock in the public market if it first offers to each other Principal Stockholder the right of first offer to purchase such securities. Following the closing of this offering, the restrictions on transfer contained in the Stockholders' Agreement will not apply to any constituent partner of KPCB. The restrictions on transfer do not apply to a transfer of Company securities that would result in an unaffiliated third party acquiring a majority of the voting stock of the Company (a "Control Block Sale"). In the event of a Control Block Sale, all Principal Stockholders that continue to own at least 25% of the Company securities they originally purchased on or before August 1, 1996 (the "Eligible Principal Stockholders") will be permitted to participate in the Control Block Sale by selling a pro rata portion of their Company securities to the third party (the "Tag-Along Right"). If any group of Principal Stockholders consisting of TCI and any two other Eligible Principal Stockholders proposes to make a Control Block Sale, that group will have the right to require the other Principal Stockholders to sell a pro rata portion of their Company securities to the third party in the Control Block Sale (the "Drag-Along Right").

  The Stockholders' Agreement provides that, if the number of homes passed by a Principal Cable Stockholder's cable systems that remain subject to the exclusivity provisions of the Master Distribution Agreement (together with any systems that have been released from such provisions due to the Company's failure to meet the rollout schedule) falls below 80% of the Principal Cable Stockholder's base homes passed as of June 4, 1996, then such Principal Cable Stockholder must offer to sell a proportionate amount of its Company securities to the other Principal Stockholders at a price equal to the average closing price of the Company's Series A Common Stock over the most recent 20 trading days preceding the event.

  The Stockholders' Agreement gives each Eligible Principal Stockholder the preemptive right to purchase a pro rata portion of any new securities offered by the Company other than securities issued pursuant to a public offering, securities issued pursuant to any incentive plan or agreement for the benefit of the Company's employees, directors or consultants, securities issued by the Company in connection with an acquisition, and securities issued in exchange for interests in a joint venture or other business combination.

  The Stockholders' Agreement will terminate on the earliest of (i) June 4, 2021, (ii) when there are no Eligible Principal Stockholders and no Principal Cable Stockholders subject to exclusivity obligations under the Master Distribution Agreement, (iii) a merger in which the Company is not the surviving entity or (iv) when there are no shares of Common Stock or Preferred Stock of the Company outstanding.

  Registration Rights Agreement. All of the current holders of Preferred Stock have certain registration rights with respect to their shares of Series A Common Stock following this offering. See "Description of Capital Stock-- Registration Rights."

  Officer Loans. In connection with the exercise of stock options granted under the Second 1996 Plan, the Company permitted two executive officers, Donald P. Hutchison and John L. O'Farrell, to purchase shares of Series A Common Stock in exchange for promissory notes in the amounts of $96,000 and $66,000, respectively. Each note is secured by the shares purchased with that note. The notes bear interest at the rates of 6.31% and 6.42%, respectively, and are due and payable on March 15, 2002 and April 28, 2002, respectively. The Company has approved loans to Messrs. Hutchison and O'Farrell of $100,000 and $200,000, respectively, to assist each of them in the purchase of a home. The loans will be secured by the homes purchased by Messrs. Hutchison and O'Farrell, respectively. The loans, which have not yet been issued, will have a five-year term and bear interest at the minimum rate sufficient to avoid imputation of taxable income.

CERTAIN BUSINESS RELATIONSHIPS

  Master Distribution Agreement with TCI, Comcast and Cox. The Company and its Principal Cable Stockholders (TCI, Comcast and Cox) are parties to the Master Distribution Agreement. The following summary description of the Master Distribution Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Master Distribution Agreement, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Furthermore, there can be no assurance that following the consummation of this offering the parties will not cause the Master Distribution Agreement to be amended, modified or terminated or cause the Company to waive any provision of the Master Distribution Agreement.

  Under the terms of the Master Distribution Agreement, in connection with the Company's periodic budgets and business plans, the parties have agreed to cooperate in good faith to establish a master rollout schedule for the deployment of the @Home service within the cable system territories of the respective Principal Cable Stockholders, and the Company is obligated to use commercially reasonable efforts to cause the @Home service to be made available to the qualifying upgraded homes passed of the Principal Cable Stockholders on a substantially pro rata basis in accordance with the master roll-out schedule. While the Master Distribution Agreement provides that the Principal Cable Stockholders will be subject to certain exclusivity obligations described below, there is no affirmative obligation on the part of the Principal Cable Stockholders to upgrade their cable plants to two-way HFC cable or to offer the @Home service over their cable systems. The Master Distribution Agreement contemplates that the Company will enter into agreements ("LCO Agreements") with the Affiliated LCOs of the Principal Cable Stockholders for the distribution of the @Home service, although no LCO Agreements have been executed to date. The Company and the Principal Cable Stockholders have established the principal terms of the LCO Agreements, including the payment to the Company of 35% of the basic and premium service revenue received by Affiliated LCOs from subscribers to the @Home service. There can be no assurance that following the consummation of this offering the parties will not cause the LCO Agreements to be amended, modified or terminated or cause the Company to waive any provision of the LCO Agreements.

  Until June 4, 2002 or such earlier time as the exclusivity provisions described below terminate as to a Principal Cable Stockholder (the "Restricted Period"), each Principal Cable Stockholder on behalf of itself and its controlled affiliates has agreed not to conduct, participate in or have a material beneficial ownership interest in any business within the United States (a "Restricted Business") that involves (i) the provision of a residential Internet service over the cable television plant of the Principal Cable Stockholder at data transmission speeds greater than 128 Kbps and whose primary purpose is the provision to consumers of entertainment, information content, transactional services or electronic mail, chat and news groups (a "Consumer Purpose"), (ii) the connection by the Principal Cable Stockholder of its cable television plant directly or indirectly to any Internet backbone for a Consumer Purpose at data transmission speeds greater than 128 Kbps or (iii) the provision of an Internet backbone service. These exclusivity provisions do not apply to the creation or aggregation of content or, among other things, the following Excluded Services: (i) the provision of telephony services, (ii) the provision of services that are primarily work-related such as the @Work services, (iii) the provision of Internet services that do not use the cable television infrastructures of the Principal Cable Stockholders, (iv) the provision of any local Internet service that does not require use of an Internet backbone outside a single metropolitan area, (v) the provision of services that are utilized primarily to connect students to schools, colleges or universities, (vi) the provision of Internet telephony, Internet video telephony or Internet video conferencing, (vii) the provision of certain limited Internet services for display on a television, (viii) the provision of certain Internet services that are primarily downstream services where the user cannot send upstream commands in "real-time," as referenced in the Master Distribution Agreement, (ix) the provision of streaming video transmissions that include video segments longer than ten minutes in duration or (x) limited testing, trials and similar activities of less than six months.

  The exclusivity provisions described in the preceding paragraph may be terminated under the following circumstances: (i) any Affiliated LCO may terminate its exclusivity obligations if the Company fails to roll out the @Home service in such operator's territory by mutually agreed dates in a schedule set forth in an LCO Agreement; (ii) the Principal Cable Stockholders may terminate all exclusivity obligations upon a change in law that materially impairs certain of the Principal Cable Stockholders' rights under the Master Distribution Agreement; (iii) Comcast or Cox may terminate all Principal Cable Stockholders' exclusivity obligations if there is a change of control of TCI at any time or if certain subscriber penetration levels for the @Home services are not achieved by TCI and its affiliates on June 4, 1999 or any anniversary thereof; and (iv) Comcast may terminate its exclusivity obligations at its election after June 4, 1999 if it permits a portion of its equity in the Company to be repurchased by the Company at Comcast's original cost. Comcast has informed the Company that Comcast has entered into an agreement with Microsoft pursuant to which Microsoft can require Comcast to terminate its exclusivity obligations after June 4, 1999. Although Microsoft has stated in the agreement that it has no present intention to do so, there can be no assurance that Microsoft will not be more likely than Comcast to terminate Comcast's exclusivity obligations.

  Until the later of (i) such time as the applicable Principal Cable Stockholder ceases to be obligated under the exclusivity provisions set forth above or (ii) if the exclusivity provisions are terminated by reason of TCI's failure to meet specified subscriber penetration requirements, June 4, 2002, the Company has agreed (a) not to offer or provide Internet services at data transmission speeds greater than 128 Kbps to residences in the geographic area served by the cable systems of a Principal Cable Stockholder that remains in compliance with the exclusivity provisions without regard to whether the Restricted Period has ended as to such Principal Cable Stockholder (the "Exclusive Territory") and (b) not to offer, provide, distribute, advertise, promote or market (or carry or otherwise distribute advertising or promotions with respect to) any streaming video transmissions that include video segments longer than ten minutes in duration or any other Internet service that is not a Restricted Business to residences in the Exclusive Territory of a Principal Cable Stockholder without its prior written consent.

  In addition, the Company has agreed that it will not offer, provide, distribute, advertise, promote or market any streaming video transmissions that include video segments longer than ten minutes in duration in any "area of dominant influence" as defined by the FCC ("ADI") that includes an Exclusive Territory of a Principal Cable Stockholder without the prior consent of the affected Principal Cable Stockholders having two-thirds of the cable television subscribers of all Principal Cable Stockholders having an Exclusive Territory in the ADI.

  The Company's agreements with its Principal Cable Stockholders do not require that such Principal Cable Stockholders maintain a specified number of cable systems, subscribers or homes passed by cable infrastructure in order to maintain their control over and equity ownership of the Company. However, the Stockholders' Agreement does provide that if a Principal Cable Stockholder's number of homes passed that remain subject to certain exclusivity provisions decreases by more than 20% of the number of homes passed as of June 4, 1996 (subject to certain exceptions), then such Principal Cable Stockholder must offer to sell a proportionate amount of its equity interest in the Company to the other Principal Cable Stockholders at the fair market value thereof. However, such provisions would permit the disposition of a portion of such Principal Cable Stockholders' cable assets without imposing any penalty and, in the event a Principal Cable Stockholder exceeds the 20% threshold, selling shares at fair market value may not constitute a significant penalty to such Principal Cable Stockholder. Therefore, there can be no assurance that such arrangements will effectively discourage a Principal Cable Stockholder from disposing of a significant amount of its cable systems without requiring that such cable systems remain subject to such exclusivity provisions. TCI has recently announced the proposed sale or transfer of certain cable systems in New York and New Jersey to Cablevision Systems Corporation, certain cable systems in Buffalo, N.Y. to Adelphia Communications Corporation ("Adelphia"), certain cable systems in Washington, Oregon, Northern California and Idaho to Falcon Holding Group LP, and certain cable systems in Kentucky and Tennessee to a limited partnership of which Intermedia is the general partner and TCI and the Blackstone Group are limited partners. The cable systems proposed to be transferred in these transactions have approximately 1.1 million, 260,000, 436,000 and 630,000 homes passed, respectively, representing a total of approximately 2.5 million homes passed. In addition, TCI has announced that it is considering various plans and proposals that may result in the disposition of other of its cable systems. To the extent that the terms of any such transactions require that such systems remain subject to such exclusivity provisions, such cable systems and their homes passed would continue to be included in TCI's homes passed for purposes of determining whether or not TCI is obligated to offer a portion of its equity interest in the Company to the other Principal Cable Stockholders, even though such cable systems are no longer owned or controlled by TCI. To the extent that the Principal Cable Stockholders dispose of cable systems in the future without causing such cable systems to remain subject to such exclusivity provisions, the number of homes passed that are exclusive to the Company will be decreased. Such decreases in the number of exclusive homes passed may have an adverse effect upon the business, operating results and financial condition of the Company.

  Each Principal Cable Stockholder and its controlled affiliates are entitled to "most favored nation" ("MFN") terms and conditions of carriage with respect to the distribution of the Company's services and with respect to the terms and conditions of any related trademark license agreement or ancillary services arrangements, including all direct and indirect benefits as a result of a transaction with the Company that are no less favorable than those offered to any other cable operator individually or collectively from time to time. This MFN provision requires identical treatment of the Principal Cable Stockholders and their controlled affiliates without regard to size or identity with respect to each other and with respect to the terms and conditions provided to unaffiliated third parties (except as to exclusivity and certain other terms applicable to third parties).

  The Principal Cable Stockholders and their affiliates are entitled to create, author, promote and otherwise engage in the business of local content offerings, and will retain all revenue from such local content offerings and associated advertising within the designated local area of the @Home service's home page. The Company is responsible for the aggregation and promotion of national content offerings as part of the @Home service and will retain all revenues from associated advertising within the designated national area of the @Home service's home page and Web site. Each Principal Cable Stockholder has the right to exclude the promotion of specified national content providers from the @Home service offered through such Principal Cable Stockholder's cable systems, subject to an adjustment in the split of premium service revenues between the Principal Cable Stockholder and the Company if the number of specified exclusions exceeds certain limits. In addition, a Principal Cable Stockholder has the right to block access to content that (i) includes streaming video segments of more than ten minutes in duration, (ii) is pornographic or overly violent or (iii) could adversely affect a cable operator's franchise to deliver cable television service or the @Home service, and the Company is obligated to use its best efforts to block such access.

  The Company is obligated to use reasonable best efforts to consult with and involve each of the Principal Cable Stockholders in the development of requirements for and design of enhancements, new features and new applications of the @Home service and coordinate with respect to the introduction of such enhancements, features and applications that could have a significant effect on the cable operations of a Principal Cable Stockholder with respect to its delivery of the @Home service to its customers. If Principal Cable Stockholders representing a majority of the residential subscribers of the @Home service object to such enhancement, feature or application, the Company has agreed not to implement such enhancement, feature or application in the territories of objecting Principal Cable Stockholders.

  Services Provided by Affiliates of Principal Stockholders. During 1995, KPCB advanced $210,000 of general and administrative expenses to the Company. The Company repaid $117,000 of these advances in 1995 and the remainder in 1996. During 1995, the Company made expense-sharing payments in the amount of $109,000 to an affiliate of TCI. During 1995 and 1996, the Company contracted for development and system integration of back office systems in the amounts of $291,000 and $2,631,000, respectively, from a company in which TCI has a 30% ownership interest. During 1995 and 1996, the Company contracted for $123,000 and $77,000, respectively, of prototype development for the @Home user interface from a company owned by TCI.

  Agreement with Rogers and Shaw. In March 1997, in connection with the equity investment in the Company by Rogers and Shaw, the Company, Rogers and Shaw entered into an agreement for the distribution by Rogers and Shaw in Canada of a localized version of the @Home service referred to as "Wave@Home." The Company has granted Rogers and Shaw the exclusive rights for an initial period of six years, subject to achievement of certain performance milestones, to distribute, market and promote the service in Canada either directly in jurisdictions where they are licensed to operate cable systems or indirectly through the sublicensing of other cable operators in Canada. During the term of the exclusivity of such licenses, Rogers and Shaw have each agreed, subject to the same exceptions to exclusivity available to the Principal Cable Stockholders, not to market, promote or control any other residential Internet service (other than dial-up services at data transmission speeds of 128 Kbps or less). However, Rogers and Shaw are not precluded from distributing other residential Internet Services. Rogers and Shaw will be responsible, among other things, for (i) upgrading their cable systems for two-way data transmission services, (ii) providing the necessary cable data routers and cable modems,
(iii) providing the telecommunications systems necessary to connect their subscribers to cable headends or fiber nodes, to connect such headends or fiber nodes to the Company's RDCs in Canada and to connect such RDCs to the nearest points of presence of the @Home backbone in the United States, (iv) providing customer installation, billing, customer service and technical support, (v) providing the Company with space to co-locate its RDCs and related equipment within Rogers' and Shaw's network distribution facilities, (vi) providing necessary modifications to billing, subscriber and network management systems to interface with the Company,
(vii) distributing and promoting the Wave@Home Service and (viii) programming local content and customizing certain national content for the Canadian market.

  The Company will be responsible under the Agreement, among other things, for:
(i) treating Rogers and Shaw with a priority equal to TCI, Comcast and Cox in matters of deployment, (ii) granting Rogers and Shaw access to the Company's broadband networks, (iii) installing and maintaining an optimal number of RDCs and providing the same level of performance received by the Principal Cable Stockholders, (iv) providing software necessary for the Wave@Home Service,
(v) providing the telecommunications facilities connecting the nearest points of presence of the Company's backbone in the United States to the @Network,
(vi) providing network support, (vii) providing general engineering, operations, marketing and management support, when reasonably requested,
(viii) providing training programs, (ix) providing access and automated exchange of data from the Company to Rogers and Shaw necessary for billing and subscriber management, (x) working with Rogers and Shaw to develop a network architecture that minimizes inter-city data transport within Rogers' and Shaw's networks, (xi) developing and maintaining the user interface and page templates for national content and (xii) providing the same or additional content platform technologies provided to the Principal Cable Stockholders. The Company is restricted from offering, promoting, marketing or providing (or carrying third-party advertising or promotion with respect to) any streaming video transmissions that include video segments longer than ten minutes in duration.

  Agreement with TCG. In April 1997, the Company and TCG, of which TCI, Comcast and Cox collectively hold a majority of the voting stock, entered into a Master Communications Services Agreement, with an initial term of five years, under which TCG has agreed to provide the Company with facilities management and telecommunications network services for the local telecommunications transport requirements of the Company's services. TCG is the largest CLEC in the United States, providing high-speed fiber optic telecommunications to more than 7,700 commercial customer sites in 57 metropolitan centers in the United States. In markets served by TCG networks, TCG will provide the Company with (i) the ability to co-locate its RDCs within TCG's network distribution facilities and
(ii) all intralata and interlata transport access facilities to and from the co-located RDC, including all services provided completely on TCG's network and services provided through a combination of TCG's network and the network of a third-party local exchange carrier. In market areas not served by TCG, TCG will serve as a facility manager to procure co-location space and intralata and interlata transport facilities. The agreement provides the Company with such telecommunications services at rates generally at or below those of competing carriers, and the ability to co-locate the Company's RDCs within TCG's network distribution facilities at favorable rates.

  Agreement with Netscape. Pursuant to an OEM Software License Agreement, Netscape has granted the Company a nonexclusive, worldwide license to use certain Netscape Internet client, Internet server and Internet applications software internally, distribute the Netscape Internet client software to subscribers of the Company's services, and distribute the Netscape Internet server and Internet applications software to the Company's cable affiliates until December 31, 1998. Under the terms of the agreement, the Company paid Netscape $1,388,000 during 1996 and is obligated to pay Netscape an additional $2,331,000 during 1997 as nonrefundable license fees and prepaid support and service fees. James L. Barksdale, a director of the Company, is the Chief Executive Officer of Netscape.

  The Company believes that the terms of each of the transactions described above, taken as a whole, were no less favorable than the Company could have obtained from unaffiliated third parties.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of June 30, 1997 and as adjusted to reflect the sale of the 8,000,000 shares of Series A Common Stock offered hereby by: (i) each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each director of the Company, (iii) each of the Named Executive Officers and (iv) all directors and executive officers of the Company as a group.

                                                               PERCENTAGE OF                 PERCENTAGE OF
                                  NUMBER OF SHARES              COMMON STOCK             VOTE OF ALL SERIES OF
                               BENEFICIALLY OWNED(1)       BENEFICIALLY OWNED(1)            COMMON STOCK(1)
                          -------------------------------- --------------------------    --------------------------
                                                            BEFORE          AFTER         BEFORE          AFTER
NAME OF BENEFICIAL OWNER   SERIES A   SERIES B   SERIES K  OFFERING      OFFERING(2)     OFFERING      OFFERING(2)
------------------------  ---------- ---------- ---------- ----------    ------------    ----------    ------------
TCI(3)..................  31,060,000 15,400,000         --         42.8%          39.9%          74.9%          72.5%
 Brendan R. Clouston
 John C. Malone
 Bruce W. Ravenel
 Larry E. Romrell
Comcast(4)..............  14,557,300         --         --         13.4           12.5            5.9            5.7
 Brian L. Roberts
Cox(5)..................  14,557,300         --         --         13.4           12.5            5.9            5.7
 David M. Woodrow
KPCB(6).................     400,000         -- 12,877,660         12.2           11.4            5.4            5.2
 L. John Doerr
 William R. Hearst III
Thomas A. Jermoluk(7)...   3,000,000         --  1,000,000          3.7            3.4            1.6            1.6
Rogers(8)...............   1,500,000         --         --          1.4            1.3              *              *
 Edward S. Rogers
Milo S. Medin(9)........     600,000         --         --            *              *              *              *
Kenneth A. Goldman(10)..     550,000         --         --            *              *              *              *
James L. Barksdale(11)..     500,000         --         --            *              *              *              *
 Netscape
Dean A. Gilbert(12).....     490,000         --         --            *              *              *              *
Sean Doherty............     198,150         --         --            *              *              *              *
All directors and
 executive officers as a
 group (18 persons)(13).  68,744,600 15,400,000 13,877,660         90.4           84.2           96.1           93.0

--------
*   Less than 1% of the Company's outstanding Common Stock

 (1) Percentage ownership is based on 108,520,996 shares outstanding as of June 30, 1997, after conversion of all outstanding Preferred Stock into Common Stock in connection with this offering, and 116,520,996 shares outstanding after the offering. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.
 (2) Assumes the Underwriters' over-allotment option to purchase up to 1,200,000 Shares of Series A Common Stock is not exercised.
 (3) Represents shares held of record by TCI Internet Holdings, Inc., a wholly owned subsidiary of TCI. Messrs. Clouston, Malone, Ravenel and Romrell are officers of TCI or its affiliates. Messrs. Clouston, Ravenel and Romrell serve as TCI's designees as Series B Common Stock Directors. The address of TCI and Messrs. Clouston, Malone, Ravenel and Romrell is TCI, 5619 DTC Parkway, Englewood, Colorado 80111.
 (4) Represents shares held of record by Comcast PC Investments, Inc., a wholly owned subsidiary of Comcast. Mr. Roberts is the President of Comcast and serves as its designee as a Series B Common Stock Director. The address of Comcast and Mr. Roberts is Comcast, 1500 Market Street, 35th Floor, Philadelphia, Pennsylvania 19102.

 (5) Represents shares held of record by Cox @Home, Inc., a wholly owned subsidiary of Cox. Mr. Woodrow is the Senior Vice President of Broadband Services of Cox and serves as its designee as a Series B Common Stock Director. The address of Cox and Mr. Woodrow is Cox @Home, Inc., 1400 Lake Hearn Drive, Atlanta, Georgia 30319.
 (6) Represents 12,555,720 shares of Series K Common Stock held of record by Kleiner Perkins Caufield & Byers VII, 321,940 shares of Series K Common Stock held of record by KPCB Information Sciences Zaibatsu Fund II and 400,000 shares of Series A Common Stock held of record by Mr. Hearst. KPCB disclaims beneficial ownership of the shares held of record by Mr. Hearst. Messrs. Doerr and Hearst, directors of the Company, are general partners of KPCB, which is the general partner of the general partner of these funds. Mr. Doerr serves as the designee of the Series K Common Stock on the Board. Mr. Hearst is Vice Chairman of the Company. The address of KPCB and Messrs. Doerr and Hearst is Kleiner Perkins Caufield & Byers, 2750 Sand Hill Road, Menlo Park, California 94025.
 (7) Mr. Jermoluk is the Chairman, President and Chief Executive Officer of the Company. Of these shares, 2,250,000 were subject to repurchase at June 30, 1997.

 (8) Represents 1,500,000 shares held of record by Rogers, a wholly owned subsidiary of Rogers Communications, Inc. Mr. Rogers is the President and Chief Executive Officer of Rogers Communications, Inc. and the designee of Rogers and Shaw on the Board.
 (9) Mr. Medin is the Vice President, Networks of the Company. Of these shares, 299,520 were subject to repurchase at June 30, 1997.
(10) Mr. Goldman is a Senior Vice President and the Chief Financial Officer of the Company. Of these shares 499,584 were subject to repurchase at June 30, 1997.

(11) Represents 100,000 shares held of record by Mr. Barksdale and 400,000 shares held of record by Netscape. Mr. Barksdale, a director of the Company, is the President and Chief Executive Officer of Netscape.
     Mr. Barksdale disclaims beneficial ownership of the shares held of record by Netscape.

(12) Mr. Gilbert is a Senior Vice President and the General Manager, @Home Group of the Company. Of these shares, 293,216 were subject to repurchase at June 30, 1997 and 50,000 were subject to options that were exercisable on June 30, 1997 but, if exercised, subject to repurchase.

(13) Includes all of the shares shown in the table and an additional 1,425,000 shares of Series A Common Stock held of record by four other executive officers and 105,000 shares of Series A Common Stock that are subject to options that were exercisable on June 30, 1997 but, if exercised, subject to repurchase.

                         DESCRIPTION OF CAPITAL STOCK

  As of June 30, 1997, assuming the conversion of all outstanding shares of Preferred Stock into shares of Common Stock, there were outstanding 78,243,336 shares of Series A Common Stock held of record by approximately 261 stockholders, 15,400,000 shares of Series B Common Stock held of record by one stockholder, 14,877,660 shares of Series K Common Stock held of record by five stockholders, options to purchase 1,687,000 shares of Series A Common Stock and warrants to purchase 2,200,000 shares of Series A Common Stock.

  The following summary of certain provisions of the Common Stock and Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Certificate of Incorporation, which is included as an exhibit to the Registration Statement, of which this Prospectus forms a part, and by the provisions of applicable law.

COMMON STOCK

  The Company is authorized to issue 230,277,660 shares of Common Stock, $.01 par value, of which 200,000,000 have been designated Series A Common Stock, 15,400,000 have been designated Series B Common Stock and 14,877,660 have been designated Series K Common Stock. Subject to preferences that may be applicable to any Preferred Stock outstanding at the time, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board may from time to time determine. Holders of Series A Common Stock and Series K Common Stock are entitled to one vote for each share held, and holders of Series B Common Stock are entitled to ten votes for each share held, on all matters presented to stockholders. The Series A Common Stock is the only series of Common Stock that is registered in this offering. Each share of Series B Common Stock and Series K Common Stock is convertible, at the option of the holder, into one share of Series A Common Stock. Shares of Series A Common Stock are not convertible into shares of Series B or Series K Common Stock. All other rights and privileges are equal with respect to holders of Series A, B and K Common Stock, except that, so long as there are at least 5,000,000 shares of Series B Common Stock outstanding, the holders of Series B Common Stock (all of which will be owned by a subsidiary of TCI following the offering), voting separately as a single series, have the right to elect five directors to the Board; so long as there are at least 5,000,000 shares of Series K Common Stock outstanding (the substantial majority of which will be controlled by KPCB following the offering), the holders of Series K Common Stock, voting separately as a single series, have the right to elect one director to the Board; so long as the holders of Series B Common Stock or Series K Common Stock are entitled to elect any Series B Common Stock Director or any Series K Common Stock Director, the holders of Series A Common Stock, voting separately as a single series, have the right to elect two directors who are not officers (other than any Vice Chairman) or employees of the Company and are not affiliates or associates of TCI, Comcast or Cox. The Common Stock is not entitled to preemptive rights and is not subject to redemption. Upon liquidation, dissolution or winding-up of the Company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock and any participating Preferred Stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding Preferred Stock and payment of other claims of creditors. Each outstanding share of Common Stock is, and all shares of Common Stock to be outstanding upon completion of this offering will be, duly and validly issued, fully paid and nonassessable. See "Management--Board Composition and Procedures."

PREFERRED STOCK

  Upon the closing of this offering, all outstanding shares of Preferred Stock will be converted into shares of Common Stock at a conversion rate of 20 shares of the applicable series of Common Stock for each share of Preferred Stock. The Preferred Stock so converted will be retired and may not be reissued. See Notes 5 and 10 of Notes to Financial Statements for a description of the Preferred Stock. The Board is authorized, subject to any limitation prescribed by Delaware law, to issue, from time to time, in one or more series, up to 9,650,000 additional shares of Preferred Stock, with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in a Board resolution or resolutions providing for the issue of such series without any further vote or action by the stockholders. The Board may authorize the issuance of such Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. Thus, the issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no current plan to issue any shares of Preferred Stock.

REGISTRATION RIGHTS

  Following this offering, the holders of approximately 95,252,260 shares of Series A Common Stock issuable upon conversion of the Preferred Stock (and other series of Common Stock) and holders of warrants to purchase a total of 2,000,000 shares of Series A Common Stock will have certain rights to cause the Company to register those shares (the "Registrable Shares") under the Securities Act at any time after the first anniversary of the closing date of this offering. Thereafter, the Company may be required to effect up to four registrations requested by the TCI stockholder group, two registrations requested by the Comcast stockholder group, two registrations requested by the Cox stockholder group, two registrations requested by the KPCB stockholder group and two registrations requested by the persons who held Series C Preferred Stock and warrants to purchase Series C Preferred Stock prior to this offering. Stockholder groups not part of the initial registration demand are entitled to notice of such registration and are entitled to include shares of Registrable Securities therein. These registration rights are subject to certain conditions and limitations, including (i) the right, under certain circumstances, of the underwriters of an offering to limit the number of shares included in such registration and (ii) the right of the Company to delay the filing of a registration statement for not more than 120 days after receiving the registration demand. Notwithstanding the foregoing, the exercise of the Principal Stockholders' registration rights are subject to the other Principal Stockholders' rights of first offer as set forth in the Stockholders' Agreement, unless specifically exempted therefrom. If any stockholder group requests registration of at least 500,000 Registrable Shares, the Company is obligated to pay all registration expenses incurred in connection with such registration (other than underwriters' discounts and commissions and stock transfer fees or expenses) and the fees and expenses of a single counsel to the selling stockholders. These demand registration rights expire with respect to the Series C Preferred stockholder group upon the fifth anniversary of the closing of this offering.

  In addition, if the Company proposes to register any of its equity securities under the Securities Act, whether or not for sale for its own account, other than in connection with a Company employee benefit plan or a corporate reorganization, the holders of Registrable Shares and the holder of a warrant to purchase 200,000 shares of Series A Common Stock are entitled to notice of such registration and are entitled to include Registrable Shares and the shares issuable upon exercise of such warrant therein. These rights are subject to certain conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in such registration under certain circumstances and the right of the Company to delay or withdraw any such registration. The Company is obligated to pay all registration expenses incurred in connection with such registration other than underwriters' discounts and commissions, stock transfer fees or expenses, the pro rata share of the incremental filing fee under the Securities Act attributable to the applicable Registrable Shares and the fees and disbursements of counsel to the holders of the Registrable Shares. These "piggyback" registration rights expire with respect to the Series C Preferred stockholder group upon the fifth anniversary of the closing of this offering.

DELAWARE TAKEOVER STATUTE

  The Company is not subject to Section 203 of the Delaware Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder. See "Risk Factors--Ability of TCI to Transfer Control of the Company."

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Company's Common Stock is Boston EquiServe. The Transfer Agent's telephone number is (617) 575-3120.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has been no public market for the Series A Common Stock of the Company. Future sales of substantial amounts of Series A Common Stock in the public market could materially and adversely affect prevailing market prices from time to time. Furthermore, since no shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale (as described below), sales of substantial amounts of Series A Common Stock of the Company in the public market after these restrictions lapse could materially and adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

  Upon completion of this offering, the Company will have outstanding an aggregate of 116,520,996 shares of Common Stock (based upon shares outstanding at June 30, 1997), assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options or warrants. Of these shares, all of the Shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act (the "Affiliates"). The remaining 108,520,996 shares of Common Stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701 promulgated under the Securities Act, which rules are summarized below. All officers, directors, stockholders and option and warrant holders of the Company have agreed, subject to certain exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly (or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of), any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock, for a period of 180 days after the date of this Prospectus, without the prior written consent of Morgan Stanley & Co. Incorporated. As a result of the contractual restrictions described below and the provisions of Rule 144 and 701, the Restricted Shares will be available for sale in the public market as follows: (i) no shares will be eligible for immediate sale on the date of this Prospectus;
(ii) 103,720,996 shares will be eligible for sale upon expiration of the lock-up agreements 180 days after the date of this Prospectus, subject in most instances to the volume limitations of Rule 144 and subject to certain restrictions on transfer by the Principal Cable Stockholders set forth in the Stockholders' Agreement, and (iii) the remaining 4,800,000 shares will become eligible for sale on April 11, 1998, subject to the volume limitation of Rule 144.

  In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year (including the holding period of any prior owner except an Affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) 1% of the number of shares of Common Stock then outstanding (which will equal approximately 1,165,000 shares immediately after this offering); or (ii) the average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an Affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an Affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144; therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering. In general, under Rule 701 of the Securities Act as currently in effect, any employee, consultant or advisor of the Company who purchases shares from the Company in connection with a compensatory stock or option plan or other written agreement is eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

  Upon completion of this offering, the holders of 95,252,260 shares of Series A Common Stock issuable upon conversion of Preferred Stock (and other series of Common Stock), and holders of warrants to purchase a total of 2,200,000 shares of Series A Common Stock, or their transferees, will be entitled to certain rights with respect to the registration of such shares under the Securities Act. See "Description of Capital Stock--Registration Rights." Registration of such shares under the Securities Act would result in such shares becoming freely tradeable without restriction under the Securities Act (except for share purchases by Affiliates) immediately upon the effectiveness of such registration.

  The Company intends to file a registration statement under the Securities Act covering approximately 2,751,264 shares of Series A Common Stock reserved for issuance under the Company's 1997 Equity Incentive Plan or the Stock Purchase Plan and the shares subject to outstanding options under the 1996 Plans. As of June 30, 1997, options to purchase 1,687,000 shares of Series A Common Stock were issued and outstanding under the 1996 Plans. See "Management--Employee Benefit Plans." Such registration statement is expected to be filed and become effective as soon as practicable after the effective date of this offering. Accordingly, shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to Affiliates, be available for sale in the open market, unless such shares are subject to vesting restrictions with the Company or the lock-up agreements described above.

                                 UNDERWRITERS

  Under the terms and subject to the conditions in the Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), the Underwriters named below (the "Underwriters") for whom Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Alex. Brown & Sons Incorporated and Hambrecht & Quist LLC are acting as Representatives (the "Representatives") have severally agreed to purchase, and the Company has agreed to sell to them, severally, the respective number of Shares of Series A Common Stock set forth opposite the names of such Underwriters below:

                                                                       NUMBER OF
   NAME                                                                 SHARES
   ----                                                                ---------
   Morgan Stanley & Co. Incorporated..................................
   Merrill Lynch, Pierce, Fenner & Smith
    Incorporated......................................................
   Alex. Brown & Sons Incorporated....................................
   Hambrecht & Quist LLC..............................................
                                                                       ---------
     Total............................................................ 8,000,000
                                                                       =========

  The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Shares of Series A Common Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the Shares of Series A Common Stock offered hereby (other than those covered by the Underwriters' over-allotment option described below) if any such shares are taken.

  The Underwriters initially propose to offer part of the Shares of Series A Common Stock directly to the public at the initial public offering price set forth on the cover page hereof and part to certain dealers at a price that
represents a concession not in excess of $   a share under the initial public
offering price. The Underwriters may allow, and such dealers may reallow, a
concession not in excess of $   a share to other Underwriters or to certain
dealers.

  Pursuant to the Underwriting Agreement, the Company has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of 1,200,000 additional Shares of Series A Common Stock at the initial public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The Underwriters may exercise such option to purchase solely for the purpose of covering over-allotments, if any, made in connection with the offering of the Shares of Series A Common Stock offered hereby. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional Shares of Series A Common Stock as the number set forth next to such Underwriter's name in the preceding table bears to the total number of shares of Series A Common Stock set forth next to the names of all Underwriters in the preceding table.

  See "Shares Eligible for Future Sale" for a description of certain arrangements by which all officers, directors, stockholders and option holders of the Company have agreed not to sell or otherwise dispose of Common Stock or convertible securities of the Company for up to 180 days after the date of this Prospectus without the prior consent of Morgan Stanley & Co. Incorporated. The Company has agreed in the Underwriting Agreement that it will not, directly or indirectly, without the prior written consent of Morgan Stanley & Co. Incorporated, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any shares of Common Stock or any securities convertible into or exchangeable for Series A Common Stock, for a period of 180 days after the date of this Prospectus, except under certain circumstances.

  The Representatives have informed the Company that they do not intend sales to discretionary accounts to exceed five percent of the total number of Shares of Series A Common Stock offered by them.

  The Underwriters have reserved for sale, at the initial public offering price, up to 10% of the Shares of the Series A Common Stock offered hereby (including Shares subject to the Underwriters' over-allotment option) for certain individuals who have expressed an interest in purchasing such Shares of Series A Common Stock in the offering. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same basis as other shares offered hereby.

  In order to facilitate the offering of the Series A Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Series A Common Stock. Specifically, the Underwriters may over-allot in connection with the offering, creating a short position in the Series A Common Stock for their own account. In addition, to cover over-allotments or to stabilize the price of the Series A Common Stock, the Underwriters may bid for, and purchase, shares of Series A Common Stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an Underwriter or a dealer for distributing the Series A Common Stock in the offering, if the syndicate repurchases previously distributed Series A Common Stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Series A Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

  The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

PRICING OF THE OFFERING

  Prior to this offering, there has been no public market for the Series A Common Stock or any other securities of the Company. The initial public offering price for the Series A Common Stock will be determined by negotiations among the Company and the Representatives. Among the factors to be considered in determining the initial public offering price will be the future prospects of the Company and its industry in general, sales, earnings and certain other financial and operating information of the Company in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of the Company. The estimated initial public offering price range set forth on the cover page of this Preliminary Prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

  The validity of the Shares of Series A Common Stock offered hereby will be passed upon for the Company by Fenwick & West LLP, Palo Alto, California. Fenwick & West LLP holds an option to purchase 25,000 shares of Series A Common Stock of the Company. Certain legal matters will be passed upon for the Underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

  The consolidated financial statements of At Home Corporation as of December 31, 1995 and 1996, and for the period from March 28, 1995 (inception) to December 31, 1995 and the year ended December 31, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                        CHANGE IN INDEPENDENT AUDITORS

  Effective April 1, 1997, the Company selected Ernst & Young LLP as its principal independent auditors to replace KPMG Peat Marwick LLP, who were dismissed as auditors of the Company on that date. The decision to change independent auditors was approved by the Board. In connection with the audit for the period from March 28, 1995 (inception) to December 31, 1995, and the subsequent interim periods through April 1, 1997, there were no disagreements with KPMG Peat Marwick LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures that, if not resolved to the satisfaction of KPMG Peat Marwick LLP, would have caused them to make reference to the matter in their report. The former accountant's report for the period from March 28, 1995 (inception) to December 31, 1995 is not a part of the financial statements of the Company included in this Prospectus. The report of KPMG Peat Marwick LLP on the consolidated financial statements of the Company for the period from March 28, 1995 (inception) to December 31, 1995 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act, of which this Prospectus forms a part, with respect to the Shares of Series A Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Certain items are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Series A Common Stock offered hereby, reference is made to the Registration Statement and the exhibits thereto. Statements contained in this Prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement, and the exhibits thereto, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the Registration Statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.

                              AT HOME CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Ernst & Young LLP, Independent Auditors........................... F-2
Consolidated Balance Sheets................................................. F-3
Consolidated Statements of Operations....................................... F-4
Consolidated Statements of Stockholders' Equity............................. F-5
Consolidated Statements of Cash Flows....................................... F-6
Notes to Consolidated Financial Statements.................................. F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
At Home Corporation

  We have audited the accompanying consolidated balance sheets of At Home Corporation as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from March 28, 1995 (inception) to December 31, 1995 and for the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of At Home Corporation at December 31, 1995 and 1996, and the consolidated results of its operations and its cash flows for the period from March 28, 1995 (inception) to December 31, 1995 and for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                              Ernst & Young LLP

San Jose, California
May 1, 1997,
except for Note 9,
as to which the date is

July 8, 1997

                              AT HOME CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                      PRO FORMA
                                                                    STOCKHOLDERS'
                                       DECEMBER 31,                    EQUITY
                                     -----------------   JUNE 30,     JUNE 30,
                                      1995      1996       1997         1997
                                     -------  --------  ----------- -------------
                                                        (UNAUDITED)  (UNAUDITED)
               ASSETS
 Current assets:
   Cash and cash equivalents.......  $ 6,844  $  9,709   $ 39,924
   Short-term cash investments.....       63     7,061      1,005
                                     -------  --------   --------
   Total cash, cash equivalents and
    short-term cash investments....    6,907    16,770     40,929
   Accounts receivable.............       --       164        133
   Accounts receivable--related
    parties........................       --       640        312
   Other current assets............      249       741      1,914
                                     -------  --------   --------
 Total current assets..............    7,156    18,315     43,288
 Property, equipment and
  improvements, net................      921    14,328     23,906
 Other assets......................       47       745      1,951
                                     -------  --------   --------
 Total assets......................  $ 8,124  $ 33,388   $ 69,145
                                     =======  ========   ========
 LIABILITIES AND STOCKHOLDERS' EQ-
                UITY
 Current liabilities:
   Accounts payable................  $   392  $  1,946   $  1,745
   Accounts payable--related
    parties........................      431     1,482        549
   Accrued compensation and related
    expenses.......................       89       248        522
   Other accrued liabilities.......       --       885      4,787
   Current portion of capital lease
    obligations....................       --     3,181      6,653
                                     -------  --------   --------
 Total current liabilities.........      912     7,742     14,256
 Capital lease obligations, less
  current portion..................       --     5,654     10,154
 Other long-term liabilities.......       --     1,675      1,799
 Commitments and contingencies
 Stockholders' equity:
   Convertible preferred stock,
    $0.01 par value:
     Authorized shares--14,522,613
      (pro forma--9,650,000)
     Issued and outstanding
      shares--1,000,000 in 1995,
      4,522,613 in 1996 and
      4,762,613 in 1997 (pro
      forma--none).................    9,968    44,993     91,595     $     --
   Common stock, $0.01 par value:
     Authorized shares--180,277,660
     Issued and outstanding
      shares--none in 1995,
      11,855,088 in 1996 and
      13,268,736 in 1997 (pro
      forma--109,720,996)..........       --     1,035      6,785       98,380
   Notes receivable from
    stockholders...................       --      (170)      (320)        (320)
   Deferred compensation...........       --      (272)    (5,051)      (5,051)
   Accumulated deficit.............   (2,756)  (27,269)   (50,073)     (50,073)
                                     -------  --------   --------     --------
 Total stockholders' equity........    7,212    18,317     42,936     $ 42,936
                                     -------  --------   --------     ========
 Total liabilities and
  stockholders' equity.............  $ 8,124  $ 33,388   $ 69,145
                                     =======  ========   ========

                            See accompanying notes.

                              AT HOME CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                           PERIOD FROM
                          MARCH 28, 1995                  SIX MONTHS ENDED
                          (INCEPTION) TO  YEAR ENDED          JUNE 30,
                           DECEMBER 31,  DECEMBER 31,  -----------------------
                               1995          1996         1996        1997
                          -------------- ------------  ----------- -----------
                                                       (UNAUDITED) (UNAUDITED)
Revenues (1)............     $    --     $       676     $    --   $     1,830
Costs and expenses:
  Operating costs.......          --           6,969       1,781         9,165
  Product development
   and engineering......       1,447           6,312       2,806         5,274
  Sales and marketing...         496           6,368       2,120         5,878
  General and
   administrative.......         943           6,054       1,735         4,660
                             -------     -----------     -------   -----------
Total costs and
 expenses...............       2,886          25,703       8,442        24,977
                             -------     -----------     -------   -----------
Loss from operations....      (2,886)        (25,027)     (8,442)      (23,147)
Interest income, net....         130             514         163           343
                             -------     -----------     -------   -----------
Net loss................     $(2,756)    $   (24,513)    $(8,279)  $   (22,804)
                             =======     ===========     =======   ===========
Pro forma net loss per
 share..................                 $     (0.22)              $     (0.21)
                                         ===========               ===========
Pro forma shares used in
 per share
 calculations...........                 110,048,409               110,048,409
                                         ===========               ===========
--------
(1)Revenues from related
 parties                     $    --     $       634     $    --   $     1,348


                            See accompanying notes.

                              AT HOME CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                             CONVERTIBLE                           NOTES
                           PREFERRED STOCK    COMMON STOCK       RECEIVABLE                               TOTAL
                          ----------------- ------------------      FROM       DEFERRED   ACCUMULATED STOCKHOLDERS'
                           SHARES   AMOUNT    SHARES    AMOUNT  STOCKHOLDERS COMPENSATION   DEFICIT      EQUITY
                          --------- ------- ----------  ------  ------------ ------------ ----------- -------------
Issuance of preferred
 stock, less issuance
 costs of $32...........  1,000,000 $ 9,968         --  $   --     $  --       $    --     $     --     $  9,968
Net loss................         --      --         --      --        --            --       (2,756)      (2,756)
                          --------- ------- ----------  ------     -----       -------     --------     --------
BALANCES AT DECEMBER 31,
 1995...................  1,000,000   9,968         --      --        --            --       (2,756)       7,212
Issuance of preferred
 stock, less issuance
 costs of $232..........  3,522,613  35,025         --      --        --            --           --       35,025
Series A common stock
 issued under stock
 option plans and
 restricted stock
 agreements.............         --      -- 12,402,500     718      (170)           --           --          548
Repurchases of Series A
 common stock...........         --      --   (547,492)    (29)       --            --           --          (29)
Deferred compensation
 related to grant of
 stock options..........         --      --         --     346        --          (346)          --           --
Amortization of deferred
 compensation...........         --      --         --      --        --            74           --           74
Net loss................         --      --         --      --        --            --      (24,513)     (24,513)
                          --------- ------- ----------  ------     -----       -------     --------     --------
BALANCES AT DECEMBER 31,
 1996...................  4,522,613  44,993 11,855,008   1,035      (170)         (272)     (27,269)      18,317
Issuance of Series C
 preferred stock, less
 issuance costs of
 $1,400 (unaudited).....    240,000  46,602         --      --        --            --           --       46,602
Series A common stock
 issued under stock
 option plans and
 restricted stock
 agreements
 (unaudited)............         --      --  2,117,501     521      (345)           --           --          176
Repurchases of Series A
 common stock
 (unaudited)............         --      --   (703,773)    (28)       28            --           --           --
Repayment of notes
 receivable.............         --      --         --      --       167            --           --          167
Deferred compensation
 related to grant of
 stock options
 (unaudited)............         --      --         --   5,257        --        (5,257)          --           --
Amortization of deferred
 compensation
 (unaudited)............         --      --         --      --        --           478           --          478
Net loss (unaudited)....         --      --         --      --        --            --      (22,804)     (22,804)
                          --------- ------- ----------  ------     -----       -------     --------     --------
BALANCES AT JUNE 30,
 1997 (UNAUDITED).......  4,762,613 $91,595 13,268,736  $6,785     $(320)      $(5,051)    $(50,073)    $ 42,936
                          ========= ======= ==========  ======     =====       =======     ========     ========

                            See accompanying notes.

                              AT HOME CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                             PERIOD FROM
                            MARCH 28, 1995                    SIX MONTHS
                            (INCEPTION) TO  YEAR ENDED      ENDED JUNE 30,
                             DECEMBER 31,  DECEMBER 31, -----------------------
                                 1995          1996        1996        1997
                            -------------- ------------ ----------- -----------
                                                        (UNAUDITED) (UNAUDITED)
CASH USED IN OPERATING
 ACTIVITIES
Net loss..................     $(2,756)      $(24,513)    $(8,279)   $(22,804)
Adjustments to reconcile
 net loss to cash used in
 operating activities:
 Amortization of deferred
  compensation............          --             74          --         478
 Depreciation and
  amortization............          42          1,829         316       3,225
 Changes in assets and
  liabilities:
 Accounts receivable......          --           (804)         --         359
 Other assets.............        (296)        (1,190)         13      (2,379)
 Accounts payable.........         823          2,605         372      (1,134)
 Accrued compensation and
  related expenses........          89            159         (10)        274
 Other accrued
  liabilities.............          --            885         283       3,902
 Other long-term
  liabilities.............          --          1,675          --         124
                               -------       --------     -------    --------
Cash (used in) operating
 activities...............      (2,098)       (19,280)     (7,305)    (17,955)
CASH PROVIDED BY (USED IN)
 INVESTING ACTIVITIES
Purchase of short-term
 cash investments.........         (63)        (8,998)         --      (1,005)
Sales and maturities of
 short-term cash
 investments..............          --          2,000          --       7,061
Purchase of property,
 equipment and
 improvements.............        (963)        (7,320)     (2,843)     (2,638)
                               -------       --------     -------    --------
Cash provided by (used in)
 investing activities.....      (1,026)       (14,318)     (2,843)      3,418
CASH PROVIDED BY FINANCING
 ACTIVITIES
Proceeds from issuance of
 convertible preferred
 stock....................       9,968         35,025      10,000      46,602
Proceeds from sale of
 common stock.............          --            519          --         176
Proceeds from capital
 lease financing..........          --          1,500          --          --
Payments on capital lease
 obligations..............          --           (581)         --      (2,193)
Repayment of notes
 receivable from
 stockholders.............          --             --          --         167
                               -------       --------     -------    --------
Cash provided by financing
 activities...............       9,968         36,463      10,000      44,752
                               -------       --------     -------    --------
Net increase (decrease) in
 cash and cash
 equivalents..............       6,844          2,865        (148)     30,215
Cash and cash equivalents,
 beginning of period......          --          6,844       6,844       9,709
                               -------       --------     -------    --------
Cash and cash equivalents,
 end of period............     $ 6,844       $  9,709     $ 6,696    $ 39,924
                               =======       ========     =======    ========
SUPPLEMENTAL DISCLOSURES
 Interest paid............     $    --       $    143     $    --    $    243
                               =======       ========     =======    ========
 Acquisition of equipment
  under capital leases....     $    --       $  7,916     $    --    $ 10,165
                               =======       ========     =======    ========
 Notes receivable from
  stockholders issued in
  connection with exercise
  of stock options and
  restricted stock
  purchases...............     $    --       $    170     $    --    $    345
                               =======       ========     =======    ========

                            See accompanying notes.

                              AT HOME CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 The Company

  At Home Corporation (the "Company") was incorporated in the state of Delaware on March 28, 1995. The Company provides Internet services to consumers and businesses over the cable television infrastructure. As of December 31, 1996, the Company's services were available through cable systems in a limited number of cities in the United States.

 Dependence on Cable Companies

  The Company has strategic relationships with seven major cable companies which are expected to provide through their cable systems the principal distribution network for the Company's services to its subscribers. The Company's three principal cable stockholders have granted the Company the exclusive right to offer high-speed residential consumer Internet services over their cable systems, subject to certain exceptions. However, the principal cable stockholders are under no obligation to carry the Company's services. In addition, the principal cable stockholders' exclusivity obligations in favor of the Company expire in June 2002, and may be terminated prior to that date under certain circumstances.

  Transmission of data over cable is dependent on the availability of high-speed two-way hybrid fiber coaxial cable infrastructure. Currently, a substantial majority of existing cable plants in the United States have not been upgraded from coaxial cable to hybrid fiber-coaxial cable and, in addition, are not capable of two-way transmission. Cable system operators have announced and begun to implement major infrastructure investments in order to deploy data-over-cable services. However, there can be no assurance that such infrastructure improvements will be completed.

 Dependence on Key Technology Suppliers

  The Company currently depends on a limited number of suppliers for certain key technologies used to build and manage the Company's services. Although the Company believes that there are alternative suppliers for each of these technologies, the Company has established favorable relationships with each of its current suppliers, and it could take a significant period of time to establish relationships with alternative suppliers and substitute their technologies. The loss of any of the Company's relationships with its current suppliers could have a material adverse effect on the Company's financial condition and results of operations.

 Basis of Presentation

  The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany transactions and balances have been eliminated in consolidation.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported results of operations during the reporting period. Actual results could differ from those estimates.

                              AT HOME CORPORATION

  (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 Interim Financial Information

  The interim financial information as of June 30, 1997 and for the six months ended June 30, 1996 and 1997 is unaudited but includes all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of its financial position at such date and its results of operations and cash flows for those periods. Operating results for the six months ended June 30, 1997 are not necessarily indicative of results that may be expected for any future periods.

 Revenue Recognition

  Monthly customer subscription revenue is recognized in the period in which subscription services are provided. The Company also earns revenue from cable system operators for providing certain support services, such as customer support, local area content development and pre-commercial deployment fees. Revenue from cable system operators is recognized as the services are performed. For the period from March 28, 1995 (inception) to December 31, 1995 and the year ended December 31, 1996, such revenue was derived from cable system operators that are also stockholders of the Company. Revenues also include the sale of online advertising primarily based on fixed-fee charter programs.

 Property, Equipment and Improvements

  Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the shorter of the estimated useful life of the asset or the lease term.

  The Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," effective January 1, 1996. The adoption did not have a material impact on the Company's financial statements.

 Income Taxes

  The Company accounts for income taxes under the liability method. Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

 Stock-Based Compensation

  The Company accounts for stock-based awards to employees in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB Opinion No. 25") and has adopted the disclosure-only alternative of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123").

 Pro Forma Net Loss Per Share

  Except as noted below, pro forma net loss per share is computed using the weighted average number of common shares outstanding and also gives effect to the assumed conversion of all outstanding shares of convertible preferred stock into common stock upon the closing of the Company's initial public offering (using the as-if-converted method). Common equivalent shares are excluded from the computation as their effect is antidilutive, except that pursuant to applicable Securities and Exchange Commission Staff Accounting Bulletins, common and common equivalent shares (from stock options and warrants) issued during the period commencing

                              AT HOME CORPORATION

  (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 Pro Forma Net Loss Per Share (continued)

twelve months prior to the initial filing date of the proposed public offering at prices below the assumed public offering price have been included in the calculation as if they were outstanding for all periods presented (using the treasury stock method).

  Historical net loss per share is not presented since such amounts are not considered meaningful as a result of the significant change in the Company's capital structure (Note 5) that will occur in connection with the initial public offering of its common stock.

  In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share" ("FAS 128"), which is required to be adopted on December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings (loss) per share and to restate such amounts previously reported. Under the new requirements for calculating primary (basic) earnings (loss) per share, the dilutive effect of stock options and warrants and convertible preferred stock will be excluded. Fully diluted earnings per share will include the dilutive effect of common stock equivalents. The Company has not determined what the impact of FAS 128 will be on the calculation of primary and fully diluted net loss per share.

2. FINANCIAL INSTRUMENTS

 Cash and Cash Equivalents

  Cash equivalents are highly liquid investments with insignificant interest rate risk and maturities of three months or less and are stated at amounts that approximate fair value, based on quoted market prices. Cash equivalents consist principally of investments in interest-bearing demand deposit accounts with financial institutions and highly liquid debt securities of corporations and the U.S. Government. The Company includes in cash and cash equivalents all short-term, highly liquid investments that mature within three months of their acquisition date.

 Short-Term Cash Investments

  The Company has classified all short-term cash investments as available-for-sale. Available-for-sale securities are carried at amounts that approximate fair market value based on quoted market prices. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in interest income. Interest on securities classified as available-for-sale is also included in interest income.

  The following is a summary of available-for-sale securities (in thousands):

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1995    1996
                                                                ------- -------
     Commercial paper.......................................... $    -- $ 1,003
     U.S. government obligations...............................      --   4,000
     Money market instruments..................................      63   9,933
                                                                ------- -------
                                                                     63  14,936
     Included in cash and cash equivalents.....................      --   7,875
                                                                ------- -------
     Included in short-term cash investments................... $    63 $ 7,061
                                                                ======= =======

                              AT HOME CORPORATION

  (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)

2. FINANCIAL INSTRUMENTS (CONTINUED)

 Short-Term Cash Investments (continued)

  Unrealized gains and losses at December 31, 1995 and 1996 and realized gains and losses for the periods then ended were not material. Accordingly, the Company has not made a provision for such amounts in its consolidated balance sheets. The cost of securities sold is based on the specific identification method. All available-for-sale securities at December 31, 1996 have maturity dates in 1997.

3. PROPERTY, EQUIPMENT AND IMPROVEMENTS

  The components of property, equipment and improvements are as follows (in thousands):

                                                   DECEMBER 31,
                                                  ---------------  ESTIMATED
                                                   1995    1996   USEFUL LIVES
                                                  ------- ------- ------------
     Computer equipment and software............. $   763 $13,952  3-4 years
     Furniture and fixtures......................     200   1,881   5 years
     Leasehold improvements......................      --     366  lease term
                                                  ------- -------
                                                      963  16,199
     Less accumulated depreciation and
      amortization...............................      42   1,871
                                                  ------- -------
                                                  $   921 $14,328
                                                  ======= =======

  Equipment and improvements include amounts for assets acquired under capital leases, principally computer equipment and software and furniture and fixtures of $0 and $9,949,000 at December 31, 1995 and 1996, respectively. Accumulated amortization of these assets was $817,000 at December 31, 1996.

4. LEASE OBLIGATIONS

  The Company leases certain office facilities under non-cancelable operating leases that expire at various dates through 2009, and which require the Company to pay operating costs, including property taxes, insurance and maintenance. These facility leases generally contain renewal options and provisions adjusting the lease payments based upon changes in the consumer price index and increases in real estate taxes and operating expenses or in fixed increments. Rent expense is reflected on a straight-line basis over the terms of the leases. The Company also has obligations under a number of capital equipment leases.

                              AT HOME CORPORATION

  (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)

4. LEASE OBLIGATIONS (CONTINUED)

  Future minimum lease payments under non-cancelable operating and capital leases having terms in excess of one year as of December 31, 1996 are as follows (in thousands):

                                                             OPERATING CAPITAL
                                                              LEASES   LEASES
                                                             --------- -------
   Year Ending December 31,
     1997................................................... $  1,843  $ 3,739
     1998...................................................    2,854    3,439
     1999...................................................    2,850    2,316
     2000...................................................    2,835      379
     2001...................................................    2,834       --
     Thereafter.............................................   18,859       --
                                                             --------  -------
       Total minimum lease payments......................... $ 32,075    9,873
                                                             ========
     Less amounts representing interest.....................            (1,038)
                                                                       -------
     Present value of minimum capital lease obligations.....             8,835
     Less current portion...................................            (3,181)
                                                                       -------
     Noncurrent portion.....................................           $ 5,654
                                                                       =======

  The Company is also committed under an operating lease to make expenditures for tenant improvements estimated to be approximately $5,500,000 in 1997.

  Facility rent expense for the period from March 28, 1995 (inception) to December 31, 1995 and for the year ended December 31, 1996 amounted to $98,000 and $600,000, respectively.

5. STOCKHOLDERS' EQUITY

 Preferred Stock

  Preferred stock consists of the following at December 31, 1996:

                                            SHARES    SHARES ISSUED  LIQUIDATION
   SERIES                                 AUTHORIZED AND OUTSTANDING PREFERENCE
   ------                                 ---------- --------------- -----------
   AT....................................  1,553,000    1,553,000    $15,530,000
   AX....................................    727,865      727,865      7,278,650
   AM....................................    727,865      727,865      7,278,650
   K.....................................    743,883      743,883      7,438,830
   T.....................................    770,000      770,000      7,700,000
   Undesignated.......................... 10,000,000           --             --
                                          ----------    ---------    -----------
                                          14,522,613    4,522,613    $45,226,130
                                          ==========    =========    ===========

                              AT HOME CORPORATION

  (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)


5. STOCKHOLDERS' EQUITY (CONTINUED)

 Preferred Stock (continued)

  Shares of Series AT, AX and AM preferred stock are convertible into Series A common stock. Shares of Series T preferred stock are convertible into Series B common stock, and shares of Series K preferred stock are convertible into Series K common stock, each on a 20-for-1 basis, subject to antidilution provisions. Conversion is at the option of the holder, or mandatorily as determined by the appropriate members of the Board of Directors, and automatic upon the Company's initial public offering of common stock unless the appropriate number of members of the Board of Directors vote not to require such automatic conversion.

  Holders of the Company's Series AT, AX, AM, K and T preferred stock are entitled to receive noncumulative dividends in the amount of 10% of the original issuance price per year in preference to holders of common stock at the discretion of the Board of Directors. No such dividends have been declared since the inception of the Company.

  In the event of the liquidation of the Company, holders of Series AT, AX, AM, K and T preferred stock are entitled to receive an amount per share equal to the original issuance price plus declared and unpaid dividends, prior and in preference to any distribution of assets to holders of common stock.

  The holder of Series T preferred stock has the right, for 60 days after August 29, 2001 and each anniversary thereof until August 29, 2005, to purchase all Series K preferred stock at fair market value (the "Call") and, during the same period and certain other periods, the holders of Series K preferred stock have the right to require the holder of Series T preferred stock to purchase all of the Series K preferred stock at fair market value (the "Put"). The holder of Series T preferred stock has the right to require an initial public offering of the Company's common stock in lieu of purchasing Series K preferred stock pursuant to the Put. The Call and the Put expire upon the Company's initial public offering.

  Upon the exercise of the Call or Put, all other holders of Series AT, AX, AM and K preferred stock will have the right to participate in the purchase of the affected securities on a pro rata basis, and such preferred stockholders will also have the right to exercise a put to the holder of Series T preferred stock with terms similar to those provided by the Put as described above.

  Holders of preferred stock are entitled to the same number of votes per share as the common shares into which the preferred shares are convertible. As of December 31, 1996, one principal cable stockholder controlled approximately 76% of the voting power of the Company as a result of ownership of convertible preferred stock.

 Common Stock

  Common stock consists of the following at December 31, 1996 and June 30, 1997:

                                                             SHARES ISSUED
                                                            AND OUTSTANDING
                                                        ------------------------
                                              SHARES    DECEMBER 31,  JUNE 30,
   SERIES                                   AUTHORIZED      1996        1997
   ------                                   ----------- ------------ -----------
                                                                     (UNAUDITED)
   A....................................... 150,000,000  11,855,008  13,268,736
   B.......................................  15,400,000          --          --
   K.......................................  14,877,660          --          --
                                            -----------  ----------  ----------
                                            180,277,660  11,855,008  13,268,736
                                            ===========  ==========  ==========

                              AT HOME CORPORATION

  (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)


5. STOCKHOLDERS' EQUITY (CONTINUED)

 Common Stock (continued)

  The holders of Series A, B and K common stock have one, ten and one vote(s) per share, respectively. Each share of Series B and K common stock is convertible into one share of Series A common stock at the option of the holders.

 Stock Splits

  In August 1996, the Company completed a one-for-ten reverse stock split of the outstanding shares of Series K and T preferred stock and a two-for-one stock split of the outstanding shares of Series A common stock. All share and per share amounts in the accompanying consolidated financial statements have been retroactively adjusted to reflect the stock splits.

 Stock Purchase Agreements

  During 1996, the Company entered into stock purchase agreements with certain employees, officers, directors and consultants under which the Company issued 7,527,000 shares of Series A common stock at prices ranging from $0.01 to $0.10 per share, and 50,000 shares of Series K preferred stock at $10.00 per share. Proceeds from the issuance of the restricted stock were received in the form of cash or five-year secured promissory notes bearing interest at a rate of approximately 5.9% per annum. Certain of the agreements provide that the unvested shares are subject to repurchase by the Company upon termination of employment at the original price paid for the shares. The shares generally vest at the rate of 25% after one year and ratably on a monthly basis for three years thereafter. During the year ended December 31, 1996, the Company repurchased 400,000 shares of common stock pursuant to such agreements.

  Under the terms of an employment agreement with an executive officer, so long as the officer is employed by the Company, and for 90 days thereafter if his employment is terminated without cause, to the extent the officer sells any of his vested common shares during a five-year guarantee period beginning in July 2000 at an average price less than $5 per share, if the Company's stock is publicly traded, the Company is obligated to pay the officer the difference between $5 per share and the average price for each share sold. At December 31, 1996, the officer owned 3,000,000 shares of Series A common stock and 50,000 shares of Series K common stock (convertible into 1,000,000 shares of Series K common stock upon completion of an initial public offering of the Company's common stock). During the year ended December 31, 1996, the Company accrued compensation expense of $1,675,000 in connection with this agreement, which amount is included in other long-term liabilities in the consolidated balance sheet.

 Warrants

  In October 1996, the Company issued a warrant to its facilities lessor that gives the lessor the right to purchase 200,000 shares of Series A common stock for $15 per share. The warrant is exercisable for a five-year period beginning in October 1997, or immediately upon an initial public offering of the Company's common stock. The Company deemed the warrant to have insignificant fair value at the time of issuance.

 Stock Options

  In January 1996, the Company adopted the 1996 Incentive Stock Option Plan, and in July 1996, the Company adopted the 1996 Incentive Stock Option Plan No.
2. The plans provide for incentive stock options, as defined by the Internal Revenue Code, to be granted to employees, at an exercise price not less than 100% of the fair value at the grant date as determined by the Board of Directors. The plans also provide for nonqualified

                              AT HOME CORPORATION

  (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)


5. STOCKHOLDERS' EQUITY (CONTINUED)

 Stock Options (continued)

stock options to be issued to nonemployee officers, directors and consultants at an exercise price of not less than 85% of the fair value at the grant date.

  The options are exercisable immediately upon issuance and generally have a term of ten years. The Company reserves the right of first refusal to purchase all shares held by the participant upon termination. Unvested shares may be repurchased by the Company at the original purchase price. Fully vested shares may be repurchased by the Company at the higher of the original purchase price or the fair market value of the shares as determined by the Board of Directors. The vesting schedule is determined by the Board of Directors at the time of issuance. Stock options generally vest at the rate of 25% after one year and ratably on a monthly basis for three years thereafter. The repurchase right for vested shares expires upon the completion of an initial public offering of the Company's common stock. The Company has reserved 16,000,000 shares of Series A common stock (less the number of shares purchased by employees, officers, directors and consultants outside of the plans) for issuance under the plans.

  A summary of activity under the Company's stock option plans is as follows:

                                                   OPTIONS OUTSTANDING
                                            -----------------------------------
                                                                       WEIGHTED
                                                                       AVERAGE
                                            NUMBER OF   EXERCISE PRICE EXERCISE
                                              SHARES      PER SHARE     PRICE
                                            ----------  -------------- --------
   Balance at December 31, 1995............         --             --      --
    Options granted........................  5,296,500  $0.05 - $0.10   $0.06
    Options exercised (nonvested shares)... (4,875,500) $0.05 - $0.10   $0.06
    Options forfeited......................   (198,000) $0.05 - $0.10   $0.05
                                            ----------  -------------   -----
   Balance at December 31, 1996............    223,000  $0.05 - $0.10   $0.06
    Options granted........................  3,570,501  $0.25 - $4.00   $1.10
    Options exercised (nonvested shares)... (2,097,501) $0.05 - $0.25   $0.25
    Options forfeited......................     (9,000) $0.10 - $1.00   $0.40
                                            ----------  -------------   -----
   Balance at June 30, 1997................  1,687,000  $0.05 - $4.00   $2.03
                                            ==========  =============   =====

  The following table summarizes information about options outstanding at June 30, 1997, all of which were exercisable upon grant into shares of nonvested stock:

                                                             WEIGHTED
                                                             AVERAGE    WEIGHTED
                                                            REMAINING   AVERAGE
                                                 NUMBER    CONTRACTUAL  EXERCISE
   EXERCISE PRICES                             OUTSTANDING LIFE (YEARS)  PRICE
   ---------------                             ----------- ------------ --------
   $0.05......................................    175,000      8.9       $0.05
   $0.10......................................     22,000      9.3       $0.10
   $0.25......................................    534,000      9.6       $0.25
   $1.00......................................    182,000      9.8       $1.00
   $4.00......................................    774,000      9.9       $4.00
                                                ---------      ---       -----
   $0.05 - $4.00..............................  1,687,000      9.7       $2.03
                                                =========      ===       =====

  At June 30, 1997, outstanding options to purchase 97,260 shares were vested and 5,237,479 shares of nonvested common stock issued pursuant to exercises of options were subject to repurchase at the Company's option in the event of employee terminations.

                              AT HOME CORPORATION

  (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)


5. STOCKHOLDERS' EQUITY (CONTINUED)

 Stock Options (continued)

  The Company has recorded deferred compensation expense of $346,000 during the year ended December 31, 1996 and $5,257,000 during the six months ended June 30, 1997 for the difference between the exercise or purchase price and the deemed fair value of certain of the Company's stock options granted and stock issued under stock purchase agreements. These amounts are being amortized by charges to operations over the vesting periods of the individual stock options and stock purchase agreements, which are generally four years. A portion of the shares issued under certain stock purchase agreements during the year ended December 31, 1996 vested immediately. As a result the related compensation charge for the vested shares was recorded in the period in which the shares were issued.

 Pro Forma Disclosures of the Effect of Stock-Based Compensation Plans

  Pro forma information regarding results of operations and loss per share is required by FAS 123 for stock-based awards to employees as if the Company had accounted for such awards using a valuation method permitted under FAS 123.

  From inception through December 31, 1995, the Company made no stock-based awards to employees. Stock-based awards to employees under stock options and stock purchase agreements during the year ended December 31, 1996 were valued using the minimum value method, assuming no expected dividends, a weighted-average expected life of four years and a weighted-average risk-free interest rate of 6.5%. Should the Company complete an initial public offering of its common stock, stock-based awards granted thereafter will be valued using the Black-Scholes option pricing model. Among other things, the Black-Scholes model considers the expected volatility of the Company's stock price, determined in accordance with FAS 123, in arriving at an estimated fair value. The minimum value method does not consider stock price volatility. Further, certain other assumptions necessary to apply the Black-Scholes model may differ significantly from assumptions used to calculate the value of stock-based awards under the minimum value method.

  The weighted-average minimum values of options and nonvested shares issued to employees during 1996 were each $0.01. For pro forma purposes, the estimated minimum value of the Company's stock-based awards to employees is amortized over the vesting period of the underlying instruments. The results of applying FAS 123 to the Company's stock-based awards to employees for the period from inception through December 31, 1995 would have no effect on the Company's results of operations or net loss per share reflected in the consolidated statement of operations because no such awards were made during the period. The effect of applying FAS 123 for the year ended December 31, 1996 would not be material to the Company's results of operations or net loss per share.

                              AT HOME CORPORATION

  (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)


6. INCOME TAXES

  The Company's income tax provision (benefit) differs from the income tax benefit determined by applying the U.S. federal statutory rate to the net loss as follows (in thousands):

                                                               1995    1996
                                                               -----  -------
   Tax provision (benefit) at U.S. statutory rate............. $(937) $(8,334)
   Net operating losses and temporary differences not
    recognized................................................   937    8,334
                                                               -----  -------
       Total.................................................. $  --  $    --
                                                               =====  =======

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities for federal and state income taxes are as follows (in thousands):

                                                                DECEMBER 31,
                                                              -----------------
                                                               1995      1996
                                                              -------  --------
   Deferred tax assets:
     Net operating loss carryforwards........................ $   525  $  6,568
     Tax credit carryforwards................................      13       120
     Capitalized start-up costs..............................     574     4,284
     Accrued expenses, not currently deductible..............      31       525
                                                              -------  --------
   Total gross deferred tax assets...........................   1,143    11,497
     Less valuation allowance................................  (1,143)  (10,977)
                                                              -------  --------
     Deferred tax assets.....................................      --       520
   Deferred tax liabilities:
     Property and equipment..................................      --      (520)
                                                              -------  --------
   Total gross deferred tax liabilities......................      --      (520)
                                                              -------  --------
   Net deferred tax assets................................... $    --  $     --
                                                              =======  ========

                              AT HOME CORPORATION

  (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)


6. INCOME TAXES (CONTINUED)

  Realization of deferred tax assets is dependent on future earnings, if any, the timing and amount of which are uncertain. Accordingly, a valuation allowance, in an amount equal to the net deferred tax assets as of December 31, 1995 and 1996, has been established to reflect these uncertainties.

  At December 31, 1996, the Company has net operating loss and research and development tax credit carryforwards for federal and state tax purposes of approximately $16,002,000 and $120,000, respectively, that will begin to expire at various dates beginning in years 2003 through 2011, if not utilized. Certain changes in ownership of the Company, as defined in the Tax Reform Act of 1996 and similar state provisions, may restrict the utilization of such carryforwards.

7. RELATED PARTY TRANSACTIONS

  For the period from March 28, 1995 (inception) to December 31, 1995 and for the year ended December 31, 1996, the Company purchased services of approximately $733,000 and $2,726,000 respectively, from certain preferred stockholders.

  The Company entered into an OEM software license agreement under which the Company paid the vendor $1,388,000 during 1996 and is obligated to pay an additional $2,331,000 during 1997 as nonrefundable license fees, prepaid support and services. A member of the Company's Board of Directors is also an executive officer of the vendor.

  Related party transactions with principal cable stockholders are described in Note 1.

8. RETIREMENT PLAN

  The Company has a retirement plan under Section 401(k) of the Internal Revenue Code. Under the retirement plan, participating employees may defer a portion of their pretax earnings up to the Internal Revenue Service annual contribution limit. The Company may make contributions to the plan at the discretion of the Board of Directors. To date, no such contributions have been made by the Company.

9. SUBSEQUENT EVENTS

 Series C Preferred Stock Financing

  In April 1997, the Company issued 240,000 shares of Series C convertible preferred stock to investors at $200 per share, resulting in cash proceeds of $48,000,000, less issuance costs. In connection with the issuance, the Company authorized the designation of 350,000 shares of authorized Series C preferred shares. Holders of Series C preferred stock are entitled to noncumulative annual dividends equal to 10% of the issue price if and when declared by the Board of Directors. Each share of Series C preferred stock is convertible into 20 shares of Series A common stock at the option of the holder, subject to certain adjustments. Each share of Series C preferred stock will automatically convert into Series A common stock upon the closing date of an initial public offering of the Company's common stock. If the offering price per share of the Series A common stock in an initial public offering is less than the effective price per share paid for the Series A common stock upon conversion of the Series C preferred stock, the conversion rate will be adjusted so that the effective price per share of the Series A common stock issued upon such conversion will equal the offering price.

                              AT HOME CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

  (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)


9. SUBSEQUENT EVENTS (CONTINUED)

 Series C Preferred Stock Financing (continued)

  The Company also issued warrants to purchase 100,000 additional shares of Series C preferred stock at a price of $200 per share to certain of the Series C preferred stock investors that are also cable system operators. The warrants are exercisable from June 2004 or earlier, subject to certain performance standards being met by the cable systems operators, as specified in the agreement. The exercise price per share of the warrants will be reduced to the extent the offering price per share in an initial public offering of the Company's common stock is less than the exercise price of the warrants on as-if-converted basis.

 Proposed Public Offering of Common Stock

  In May 1997, the Board of Directors authorized management of the Company to file a Registration Statement with the Securities and Exchange Commission permitting the Company to sell shares of its Series A common stock to the public. In addition, the Company's Board of Directors authorized an increase in the number of authorized shares of Series A common stock from 150,000,000 to 200,000,000 and a decrease in the number of authorized shares of preferred stock from 14,522,613 to 9,650,000 upon completion of its initial public offering, subject to stockholder approval. In addition, the Board of Directors approved the conversion of all outstanding preferred stock into common stock upon the closing of the initial public offering.

 1997 Equity Incentive Plan

  The Company's 1997 Equity Incentive Plan was adopted by the Board of Directors in May 1997 to be effective upon the completion of the Company's initial public offering of its Series A common stock, subject to stockholder approval. The 1997 Plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock awards and stock bonuses to employees, directors and consultants of the Company. The total number of shares of Series A common stock reserved for issuance under the 1997 Plan is 16,000,000 less the total number of shares issued or issuable to employees, officers, directors and consultants under restricted stock purchase agreements and the 1996 Incentive Stock Option Plans (Note 5) and shares issued under the 1997 Employee Stock Purchase Plan.

 1997 Employee Stock Purchase Plan

  The Company's 1997 Employee Stock Purchase Plan was adopted by the Board of Directors in May 1997 to be effective upon the completion of the Company's initial public offering of its common stock, subject to stockholder approval. The Company has reserved a total of 400,000 shares of Series A common stock for issuance under the plan. Eligible employees may purchase common stock at 85% of the lesser of the fair market value of the Company's common stock on the first day of the applicable offering period or the last day of the applicable purchase period.

 Litigation

  On July 8, 1997, PCTV, Inc. ("PCTV") filed a complaint against the Company in the United States District Court for the District of New Hampshire asserting rights in the @Home trademark. In the complaint, PCTV alleges trademark infringement and unfair competition based on the Company's use of the @Home mark and requests damages and injunctive relief. PCTV is a New Hampshire corporation that produces computer-related television programs such as "Business Computing," "Computer Chronicles" and "@Home." PCTV alleges that it first used the @Home mark in August 1994. The Company intends to defend the suit vigorously and does not expect the outcome of this litigation to have a material adverse effect on the Company's business, operating results or financial condition.

                            [LOGO OF @HOME NETWORK]

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The expenses to be paid by the Registrant in connection with this offering are as follows. All amounts other than the SEC registration fee, NASD filing fee and Nasdaq National Market application fee are estimates.

   SEC Registration Fee............................................. $   19,516
   NASD Filing Fee..................................................      6,940
   Nasdaq National Market Application Fee...........................     50,000
   Printing.........................................................    250,000
   Legal Fees and Expenses..........................................    400,000
   Accounting Fees and Expenses.....................................    230,000
   NASD and Blue Sky Fees and Expenses..............................     10,000
   Transfer Agent and Registrar Fees................................      5,000
   Miscellaneous....................................................     28,544
                                                                     ----------
     Total.......................................................... $1,000,000
                                                                     ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  As permitted by the Delaware General Corporation Law, the Registrant's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. As permitted by Section 145 of the Delaware General Corporation Law, Registrant's Certificate of Incorporation further provides (i) for mandatory indemnification, to the fullest extent permitted by applicable law, for any person who is or was a director or officer of the Company, or a person who is a legal representative of such director or officer, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such person, (ii) that the Registrant's obligation to indemnify any person who was or is serving at the Company's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity must be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity, (iii) that the Registrant must advance to all indemnified parties the expenses (including attorneys' fees) incurred in defending any proceeding provided that indemnified parties (if they are directors or officers) must provide Registrant an undertaking to repay such advances if indemnification is determined to be unavailable, (iv) that the rights conferred in the Certificate of Incorporation are not exclusive and (v) that Registrant may not retroactively amend the Certification of Incorporation provisions relating to indemnity. Registrant has also entered into Indemnification Agreements with each of its directors and executive officers. Reference is also made to Article VIII of the Underwriting Agreement, which provides for the indemnification of officers, directors and controlling persons of the Registrant against certain liabilities.

  The indemnification provision in the Company's Certificate of Incorporation and the Indemnification Agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant's directors and officers for liabilities arising under the Securities Act.

  The Registrant, with approval by the Registrant's Board of Directors, has applied for, and expects to obtain, directors' and officers' liability insurance with a per claim and annual aggregate coverage limit of $20 million.

  Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

                             DOCUMENT                           EXHIBIT NUMBER
                             --------                           --------------
   Underwriting Agreement (draft dated July 7, 1997)...........      1.01
   Third Amended and Restated Certificate of Incorporation of
    Registrant.................................................      3.01
   Form of Indemnification Agreement...........................     10.09

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  The following table sets forth information regarding all securities sold by the Registrant since March 28, 1995, the Company's inception date.

                                                                                 AGGREGATE
                            DATE            TITLE OF             NUMBER          PURCHASE           FORM OF
CLASS OF PURCHASER        OF SALE          SECURITIES           OF SHARES          PRICE         CONSIDERATION
------------------        -------- ---------------------------  ---------       -----------    -----------------
TCI Internet Holdings,    8/29/95  Series T Preferred Stock       770,000(1)     $7,700,000          Cash
 Inc. ..................
3 venture capital         8/29/95  Series K Preferred Stock       230,000(1)     $2,300,000          Cash
 funds..................
TCI Internet Holdings,     5/9/96  Series T Preferred Stock       770,000(1)(2)  $7,700,000          Cash
 Inc. ..................
2 venture capital          5/9/96  Series K Preferred Stock       230,000(1)     $2,300,000          Cash
 funds..................
One company.............  7/19/96  Series A Common Stock           20,000            $1,000       Property(3)
TCI Internet Holdings,     8/1/96  Series AT Preferred Stock      783,000(1)     $7,830,000          Cash
 Inc. ..................
Cox @Home, Inc.
 (formerly known as Cox
 Teleport Providence,
 Inc.)..................   8/1/96  Series AX Preferred Stock      727,865(1)     $7,278,650          Cash
Comcast PC Investments,    8/1/96  Series AM Preferred Stock      727,865(1)     $7,278,650          Cash
 Inc. ..................
2 venture capital funds,
 one Company officer and
 one individual.........   8/1/96  Series K Preferred Stock       283,883(1)     $2,838,830          Cash
Company's landlord......  10/18/96 Warrant to purchase                 --            $3,000          Cash
                                   200,000 shares of Series A
                                   Common Stock
2 foreign companies, 4
 domestic companies and
 one Company director...  4/11/97  Series C Preferred Stock       240,000(1)    $48,000,000          Cash
2 foreign companies.....  4/11/97  Warrants to purchase                --            $2,000          Cash
                                   100,000 shares of Series C
                                   Preferred Stock
17 officers and           5/31/96- Series A Common Stock        7,527,000(4)       $400,800(5) Cash and notes(5)
 employees..............  10/1/96  (restricted stock purchases)
242 officers and          8/14/96- Series A Common Stock        6,973,001(6)       $831,525(7) Cash and notes(7)
 employees..............  6/30/97  (stock option purchases)

--------
(1) Upon the closing of the Company's initial public offering, each share of Preferred Stock will convert automatically into 20 shares of the appropriate series of Common Stock subject to adjustment of the Series C Preferred Stock conversion rate if the offering price is less than $10.00 per share.
(2) These shares were subsequently exchanged for a like number of shares of Series AT Preferred Stock.
(3) The Registrant issued these shares in exchange for an Internet domain name.
(4) Of these shares, 821,850 have been repurchased by the Registrant.
(5) Each individual paid a portion or all of the purchase price in cash (aggregating $272,010). Four officers and six other employees paid most of their respective purchase prices with promissory notes (aggregating $128,790).
(6) Of these shares, 429,415 have been repurchased by the Registrant.
(7) Each individual paid a portion or all of the purchase price in cash (aggregating $592,125). Two executive officers and four other employees paid most of their respective purchase prices with promissory notes (aggregating $239,400).

  All sales of Series A Common Stock made pursuant to the exercise of stock options granted under the Registrant's stock option plans or pursuant to restricted stock purchase agreements were made pursuant to the exemption from the registration requirements of the Securities Act afforded by Rule 701 promulgated under the Securities Act.

  The sales to two foreign companies (Rogers Cablesystems Limited and Shaw Cablesystems Ltd. in Canada) of Series C Preferred Stock and warrants to purchase Series C Preferred Stock were made in reliance on Regulation S and
Section 4(2) of the Securities Act. The sales to each company were offshore transactions, and no directed selling efforts were made in the United States by the Registrant, a distributor, any of their respective affiliates or any person acting on behalf of any of the foregoing. Each company represented that
(a) it was not a "U.S. person" within the meaning of Regulation S, (b) it did not acquire the securities for the account of or benefit of any U.S. person, (c) the offer to purchase the securities was not made to it in the United States, (d) to the best of its knowledge, the offer and sale of the securities was made in an "offshore transaction" complying with the provisions of Rule 903 of Regulation S under the Securities Act, (e) it acquired the securities for investment and not with a view to the sale or other distribution thereof within the meaning of the Securities Act and (f) it will resell or transfer the securities only in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act or pursuant to another available exemption from registration. Each company agreed that until two years after the closing for the purchase of the securities or such earlier time as may be permitted under Regulation S, it would not offer or sell any of the securities in the United States or to any U.S. person unless the securities are registered under the Securities Act or an exemption from the registration requirements under the Securities Act is available. The securities contain a legend to the effect that transfer is prohibited except in accordance with the provisions of Regulation S. Each company acknowledged that the Registrant is required to refuse, and will refuse, to register any transfer of the Securities not made in accordance with the provisions of Regulation S.

  All other sales were made in reliance on Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act. These sales were made without general solicitation or advertising. Each purchaser was a sophisticated investor with access to all relevant information necessary to evaluate the investment who represented to the Registrant that the shares were being acquired for investment.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) The following exhibits are filed herewith:

 EXHIBIT
 NUMBER                               EXHIBIT TITLE
 -------                              -------------
  1.01   Underwriting Agreement (draft dated July 7, 1997).*
  3.01   Third Amended and Restated Certificate of Incorporation of Registrant
         filed August 14, 1996.*
  3.02   Certificate of Amendment of Third Amended and Restated Certificate of
         Incorporation of Registrant filed April 11, 1997.*
  3.03   Certificate of Designation of Series C Convertible Participating
         Preferred Stock of Registrant filed April 11, 1997.*
  3.04   Form of Certificate of Amendment of the Third Amended and Restated
         Certificate of Incorporation of Registrant to be effective prior to the closing of this offering.*
  3.05   Form of Second Amended and Restated Bylaws of Registrant to be
         effective upon the closing of this Offering.*
  3.06   Form of Fourth Amended and Restated Certificate of Incorporation of
         Registrant to be filed after the closing of this offering.*
  4.01   Third Amended and Restated Registration Rights Agreement, dated April
         11, 1997, among Registrant and the parties indicated therein.*
  4.02   Letter Agreement relating to Tag-Along/Drag-Along Rights, dated April
         11, 1997, among Registrant and the parties indicated therein.*
  4.03   Canadian Purchase Letter Agreement, dated April 11, 1997, among
         Registrant and the parties indicated therein.*
  4.04   Form of Amended and Restated Stockholders' Agreement, dated August 1,
         1996, among Registrant and the parties indicated therein, as amended
         on May   , 1997.*
  4.05   Form of certificate of Registrant's Series A Common Stock.*
  5.01   Opinion of Fenwick & West LLP regarding legality of the securities being registered.*
  9.01   Voting Agreement, dated April 11, 1997, among Registrant, TCI Internet
         Holdings, Inc., Comcast PC Investments, Inc., Cox Teleport Providence,
         Inc., Rogers Cablesystems Limited and Shaw Cablesystems Ltd.*
 10.01   Stock Purchase Agreement, dated August 29, 1995, among Registrant, TCI
         Internet Services, Inc., Kleiner Perkins Caufield & Byers VII, KPCB
         VII Founders Fund and KPCB Information Sciences Zaibatsu Fund II.*

 EXHIBIT
 NUMBER                               EXHIBIT TITLE
 -------                              -------------
 10.02   Letter Agreement, dated May 9, 1996, among Registrant, TCI Internet
         Holdings, Inc., Kleiner Perkins Caufield & Byers VII, KPCB VII
         Founders Fund and KPCB Information Sciences Zaibatsu Fund II.*
 10.03   Stock Purchase and Exchange Agreement, dated August 1, 1996, among
         Registrant, TCI Internet Holdings, Inc., Kleiner Perkins Caufield &
         Byers VII, KPCB Information Sciences Zaibatsu Fund II, James Clark,
         Comcast PC Investments, Inc. and Cox Teleport Providence, Inc.*
 10.04   Term Sheet, dated June 4, 1996, among Registrant, TCI Internet
         Holdings, Inc., Kleiner Perkins Caufield & Byers VII. KPCB Information
         Sciences Zaibatsu Fund II, KPCB VII Founders Fund, Comcast PC
         Investments, Inc. and Cox Teleport Providence, Inc.*
 10.05   Stock Purchase Agreement, dated April 11, 1997, among Registrant,
         Rogers Cablesystems Limited, Shaw Cablesystems Ltd., Sun Microsystems,
         Inc., Netscape Communications Corporation, James Barksdale, Motorola,
         Inc. and Bay Networks, Inc.*
 10.06   Term Sheet dated March 18, 1997 among Registrant and Shaw Cablesystems
         Ltd. and Rogers Cablesystems Limited.*/**
 10.07   Master Communications Services Agreement dated April 2, 1997 between
         Registrant and Teleport Communications Group Inc.*/**
 10.08   Lease, dated October 17, 1996, between Registrant and Martin/Campus
         Associates, L.P.*
 10.09   Form of Indemnification Agreement entered into by Registrant with each of its directors and executive officers.*
 10.10   Registrant's 1996 Incentive Stock Option Plan.*
 10.11   Registrant's 1996 Incentive Stock Option Plan No. 2.*
 10.12   Registrant's 1997 Equity Incentive Plan.*
 10.13   Registrant's 1997 Employee Stock Purchase Plan.*
 10.14   Restricted Stock Purchase Agreement dated July 31, 1996 between
         Registrant and Thomas A. Jermoluk for purchase of Series A Common
         Stock.*
 10.15   Restricted Stock Purchase Agreement dated July 31, 1996 between
         Registrant and Thomas A. Jermoluk for purchase of Series K Preferred
         Stock.*
 10.16   Restricted Stock Purchase Agreement dated July 31, 1996 between
         Registrant and William R. Hearst III for purchase of Series A Common
         Stock.*
 10.17   Restricted Stock Purchase Agreement dated July 29, 1996 between
         Registrant and Ken Goldman for purchase of Series A Common Stock.*
 10.18   Form of Restricted Stock Purchase Agreement and Promissory Note
         between Registrant and other officers for purchase of Series A Common
         Stock.*
 10.19   Employment Letter Agreement dated July 19, 1996 between Registrant and
         Thomas A. Jermoluk.*
 10.20   Letter Agreement dated May 15, 1997 among the Registrant and the parties indicated therein, including as exhibits the Master
         Distribution Agreement Term Sheet and the Term Sheet for Form of LCO
         Agreement.*
 11.01   Statement regarding the computation of net loss and of pro forma net loss per share.
 16.01   Letter regarding change in certifying accountant.*
 21.01   Subsidiaries of Registrant.*
 23.01   Consent of Fenwick & West, LLP (included in Exhibit 5.01).*
 23.02   Consent of Ernst & Young LLP.
 23.03   Consent of Paul Kagan Associates, Inc.*
 23.04   Consent of Baskerville Communications.*
 23.05   Consent of Forrester Research Inc.*
 23.06   Consent of Jupiter Communications.*
 23.07   Consent of International Data Corporation.*
 23.08   Consent of Simba Information Inc.*
 24.01   Form of power of attorney executed by each officer and director whose signature has been conformed on the signature page appearing on page
         II-6 of the Registration Statement.*
 27.01   Financial data schedule.*

--------
  * Previously filed.
 ** Confidential treatment is being sought with respect to certain portions of this agreement. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.

  (b)All financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE REDWOOD CITY, STATE OF CALIFORNIA, ON THE 9TH DAY OF JULY, 1997.

                                          AT HOME CORPORATION

                                                    Kenneth A. Goldman
                                          By:
                                             ----------------------------------
                                             KENNETH A. GOLDMAN SENIOR VICE
                                              PRESIDENT AND CHIEF FINANCIAL
                                                         OFFICER

  In accordance with the requirements of the Securities Act, this Amendment to Registration Statement was signed by the following persons in the capacities and on the date indicated.


            NAME                           TITLE                     DATE
            ----                           -----                     ----
PRINCIPAL EXECUTIVE OFFICER:

     Thomas A. Jermoluk*         Chairman, President and Chief     July 9, 1997
                                  Executive Officer



PRINCIPAL FINANCIAL AND PRINCIPAL ACCOUNTING OFFICER:

/s/  Kenneth A. Goldman
-----------------------------    Senior Vice President             July 9, 1997
     KENNETH A. GOLDMAN           and Chief Financial Officer


DIRECTORS:

    William R. Hearst III*       Vice Chairman                     July 9, 1997

     James L. Barksdale*         Director                          July 9, 1997

     Brendan R. Clouston*        Director                          July 9, 1997

        L. John Doerr*           Director                          July 9, 1997

       John C. Malone*           Director                          July 9, 1997

      Bruce W. Ravenel*          Director                          July 9, 1997

      Brian L. Roberts*          Director                          July 9, 1997

      Edward S. Rogers*          Director                          July 9, 1997

      Larry E. Romrell*          Director                          July 9, 1997

      David M. Woodrow*          Director                          July 9, 1997


*By:  /s/ Kenneth A. Goldman
    -------------------------
        KENNETH A. GOLDMAN
         Attorney-in-Fact


                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                            EXHIBIT TITLE
 -------                           -------------
  1.01   Underwriting Agreement (draft dated July 7, 1997).*
  3.01   Third Amended and Restated Certificate of Incorporation of
         Registrant filed August 14, 1996.*
  3.02   Certificate of Amendment of Third Amended and Restated
         Certificate of Incorporation of Registrant filed April 11,
         1997.*
  3.03   Certificate of Designation of Series C Convertible Participating
         Preferred Stock of Registrant filed April 11, 1997.*
  3.04   Form of Certificate of Amendment of the Third Amended and
         Restated Certificate of Incorporation of Registrant to be
         effective prior to the closing of this offering.*
  3.05   Form of Second Amended and Restated Bylaws of Registrant to be
         effective upon the closing of this Offering.*
  3.06   Form of Fourth Amended and Restated Certificate of Incorporation
         of Registrant to be filed after the closing of this offering.*
  4.01   Third Amended and Restated Registration Rights Agreement, dated
         April 11, 1997, among Registrant and the parties indicated
         therein.*
  4.02   Letter Agreement relating to Tag-Along/Drag-Along Rights, dated
         April 11, 1997, among Registrant and the parties indicated
         therein.*
  4.03   Canadian Purchase Letter Agreement, dated April 11, 1997, among
         Registrant and the parties indicated therein.*
  4.04   Form of Amended and Restated Stockholders' Agreement, dated
         August 1, 1996, among Registrant and the parties indicated
         therein, as amended on May   , 1997.*
  4.05   Form of certificate of Registrant's Series A Common Stock.*
  5.01   Opinion of Fenwick & West LLP regarding legality of the
         securities being registered.*
  9.01   Voting Agreement, dated April 11, 1997, among Registrant, TCI
         Internet Holdings, Inc., Comcast PC Investments, Inc., Cox
         Teleport Providence, Inc., Rogers Cablesystems Limited and Shaw
         Cablesystems Ltd.*
 10.01   Stock Purchase Agreement, dated August 29, 1995, among
         Registrant, TCI Internet Services, Inc., Kleiner Perkins
         Caufield & Byers VII, KPCB VII Founders Fund and KPCB
         Information Sciences Zaibatsu Fund II.*
 10.02   Letter Agreement, dated May 9, 1996, among Registrant, TCI
         Internet Holdings, Inc., Kleiner Perkins Caufield & Byers VII,
         KPCB VII Founders Fund and KPCB Information Sciences Zaibatsu
         Fund II.*
 10.03   Stock Purchase and Exchange Agreement, dated August 1, 1996, among Registrant, TCI Internet Holdings, Inc., Kleiner Perkins
         Caufield & Byers VII, KPCB Information Sciences Zaibatsu Fund
         II, James Clark, Comcast PC Investments, Inc. and Cox Teleport
         Providence, Inc.*
 10.04   Term Sheet, dated June 4, 1996, among Registrant, TCI Internet
         Holdings, Inc., Kleiner Perkins Caufield & Byers VII. KPCB
         Information Sciences Zaibatsu Fund II, KPCB VII Founders Fund,
         Comcast PC Investments, Inc. and Cox Teleport Providence, Inc.*
 10.05   Stock Purchase Agreement, dated April 11, 1997, among
         Registrant, Rogers Cablesystems Limited, Shaw Cablesystems Ltd.,
         Sun Microsystems, Inc., Netscape Communications Corporation,
         James Barksdale, Motorola, Inc. and Bay Networks, Inc.*
 10.06   Term Sheet dated March 18, 1997 among Registrant and Shaw
         Cablesystems Ltd. and Rogers Cablesystems Limited.*/**
 10.07   Master Communications Services Agreement dated April 2, 1997 between Registrant and Teleport Communications Group Inc.*/**
 10.08   Lease, dated October 17, 1996, between Registrant and
         Martin/Campus Associates, L.P.*
 10.09   Form of Indemnification Agreement entered into by Registrant with each of its directors and executive officers.*

 EXHIBIT
 NUMBER                            EXHIBIT TITLE
 -------                           -------------
 10.10   Registrant's 1996 Incentive Stock Option Plan.*
 10.11   Registrant's 1996 Incentive Stock Option Plan No. 2.*
 10.12   Registrant's 1997 Equity Incentive Plan.*
 10.13   Registrant's 1997 Employee Stock Purchase Plan.*
 10.14   Restricted Stock Purchase Agreement dated July 31, 1996 between
         Registrant and Thomas A. Jermoluk for purchase of Series A
         Common Stock.*
 10.15   Restricted Stock Purchase Agreement dated July 31, 1996 between
         Registrant and Thomas A. Jermoluk for purchase of Series K
         Preferred Stock.*
 10.16   Restricted Stock Purchase Agreement dated July 31, 1996 between
         Registrant and William R. Hearst III for purchase of Series A
         Common Stock.*
 10.17   Restricted Stock Purchase Agreement dated July 29, 1996 between
         Registrant and Ken Goldman for purchase of Series A Common
         Stock.*
 10.18   Form of Restricted Stock Purchase Agreement and Promissory Note
         between Registrant and other officers for purchase of Series A
         Common Stock.*
 10.19   Employment Letter Agreement dated July 19, 1996 between
         Registrant and Thomas A. Jermoluk.*
 10.20   Letter Agreement dated May 15, 1997 among the Registrant and the parties indicated therein, including as exhibits the Master
         Distribution Agreement Term Sheet and the Term Sheet for Form of
         LCO Agreement.*
 11.01   Statement regarding the computation of net loss and of pro forma net loss per share.
 16.01   Letter regarding change in certifying accountant.*
 21.01   Subsidiaries of Registrant.*
 23.01   Consent of Fenwick & West, LLP (included in Exhibit 5.01).*
 23.02   Consent of Ernst & Young LLP.
 23.03   Consent of Paul Kagan Associates, Inc.*
 23.04   Consent of Baskerville Communications.*
 23.05   Consent of Forrester Research Inc.*
 23.06   Consent of Jupiter Communications.*
 23.07   Consent of International Data Corporation.*
 23.08   Consent of Simba Information Inc.*
 24.01   Form of power of attorney executed by each officer and director whose signature has been conformed on the signature page
         appearing on page II-6 of the Registration Statement.*
 27.01   Financial data schedule.*

--------
  * Previously filed.
 ** Confidential treatment is being sought with respect to certain portions of this agreement. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.